Exhibit 10.3

Execution Version

SUPERPRIORITY SENIOR SECURED CREDIT AGREEMENT

Dated as of October 21, 2019

among

MCDERMOTT TECHNOLOGY (AMERICAS), INC.,

MCDERMOTT TECHNOLOGY (US), INC.,

and

MCDERMOTT TECHNOLOGY, B.V.,

as Borrowers

and

MCDERMOTT INTERNATIONAL, INC.,

as Parent

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Revolving Administrative Agent

and

BARCLAYS BANK PLC,

as Term Loan Administrative Agent

and

BARCLAYS BANK PLC,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

ABN AMRO CAPITAL US LLC

ROYAL BANK OF CANADA

as Lead Arrangers

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-

Schedules

Schedule I – Revolving Commitments

Schedule II – Letter of Credit Issuer Commitments

Schedule IV – Term Commitments

Schedule V – Effective Date Guarantors

Schedule 1.1 – Effective Date Joint Ventures

Schedule 3.2 – Effective Date Deliverables

Schedule 4.3 – Ownership of Subsidiaries

Schedule 4.7 – Litigation

Schedule 4.15 – Labor Matters

Schedule 4.16(d) – ERISA Events

Schedule 4.17 – Environmental Matters

Schedule 4.19 – Real Property

Schedule 7.14 – Post-Effective Date Deliverables and Undertakings

Schedule 8.1 – Existing Indebtedness

Schedule 8.2 – Existing Liens

Schedule 8.5 – Existing Investments

Schedule 8.8 – Affiliate Agreements

Schedule 8.19 – Permitted Flags

Annexes

Annex 3.3 – Conditions Precedent to Tranche B Funding Date

Annex 3.4 – Conditions Precedent to Tranche C Funding Date

Annex 3.5 – Conditions Precedent to Tranche D Funding Date

Exhibits

Exhibit A – Form of Assignment and Acceptance

Exhibit B – Form of Term Promissory Note

Exhibit C – Form of Notice of Term Borrowing

Exhibit D – Reserved

Exhibit E – Form of Letter of Credit Request

Exhibit F – Form of Notice of Conversion or Continuation

Exhibit G – Global Intercompany Note

Exhibit H – Form of Compliance Certificate

Exhibit I – Solvency Certificate

Exhibit J – Forms of Tax Certificates

-vi-

THIS SUPERPRIORITY SENIOR SECURED CREDIT AGREEMENT (this “Agreement”) dated as of October 21, 2019 is among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders (as defined below), the Issuers (as defined below), Credit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility (as defined below) (in such capacity, and together with its successors pursuant to Section 10.6, the “Revolving Administrative Agent”) and Barclays Bank PLC as administrative agent for the Term Facility (as defined below) (in such capacity, and together with its successors pursuant to Section 10.6, the “Term Loan Administrative Agent” and together with the Revolving Administrative Agent, each an “Administrative Agent” and together the “Administrative Agents”).

The parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1    Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means, with respect to any Person, any transaction, or series of related transactions by which such Person (a) acquires any ongoing business or all or substantially all of the assets of any Person or group of Persons, or division thereof constituting an ongoing business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other entity that is not a corporation constituting an ongoing business; provided, however, that any acquisition of assets, equity securities or ownership interests of a Person that is a Subsidiary of such Person prior to such acquisition shall not constitute an “Acquisition” hereunder.

“Active Revolving Commitments” means, at any time, (a) the Revolving Commitments (whether then utilized or unutilized) other than those that are unavailable at such time pursuant to the applicable proviso in the definition of “Revolving Commitment” or (b) if the provisos in the definition of “Revolving Commitment” have ceased to apply as provided in Section 2.8(b), the Revolving Commitments (whether then utilized or unutilized).

“Administrative Agents” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Applicable Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or that is controlled by or is under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” shall have the meaning correlative thereto.

“Agents” means each of the Administrative Agents, the Collateral Agent and the Arrangers.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Altamira Yard” means the property in the industrial development zone adjacent to the Altamira Port, with a surface of 232,511.663 square meters and identified as Polygon 1 “D” (Polígono “D”), located in Altamira, State of Tamaulipas, Mexico.

“Alternate Program” means any program providing for the sale or other disposition of trade or other receivables entered into by the Parent or a Restricted Subsidiary of the Parent on terms customary for such financing transactions, the terms of which arrangement do not impose any recourse or repurchase obligations upon the Parent or any Restricted Subsidiary except for reasonably customary representations, warranties, covenants and indemnities in connection therewith.

“Alternate Program Indebtedness” means, as to any Person at any time, the liabilities of such Person under an Alternate Program that would be outstanding at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement.

“Alternative Currency” means, at any time, any lawful currency (other than Dollars) of any of the G-20 Countries (or any other currency acceptable to each Administrative Agent in its sole discretion) that at such time is readily available and freely transferable and convertible into Dollars.

“Alternative Currency Cap” means $100,000,000.00.

“Amazon” means the marine construction vessel with IMO number 9698094.

“Amazon Entity” means McDermott (DLV 2000) Chartering, Inc., a Panamanian corporation.

“Amazon Equipment” means (a) all equipment that (i) is located on the Amazon, (ii) was located on the Amazon and has been removed for repair or storage or (iii) is not located on the Amazon but (A) is being kept for spare parts or replacements of other Amazon Equipment or (B) has been ordered or is under construction, including, in each case of this clause (a) and without limitation, all boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, cranes, pumps, pumping equipment, apparel, furniture, fittings, pipelay, lifting, and construction equipment used or to be used in the operation of the Amazon, spare parts and all other appurtenances thereunto, (b) all fixtures that are located on the Amazon, (c) all intangible property used solely in connection with the operation of the Amazon and (d) any charter, lease, or similar arrangement between the Parent or any Restricted Subsidiary and the owner or operator of the Amazon, together with any guaranty by the Parent or any Restricted Subsidiary of the Parent in respect of any such charter, lease, or similar arrangement.

“Amazon Letter of Credit” means the Letter of Credit to be issued in October, 2019 in favour of OMP NSF MALTA LTD for account of McDERMOTT (AMAZON CHARTERING), lNC.

“Amazon Permitted Debt” means any Indebtedness incurred by the Parent or any of its Subsidiaries to finance the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment; provided that such Indebtedness does not exceed the cost of the acquisition, improvement, construction, equipping, commissioning, charter and/or lease of the Amazon and/or the Amazon Equipment, as applicable.

“Ankura” means Ankura Consulting Group, LLC.

“Anti-Corruption Laws” means any laws, rules or regulations applicable to the Parent or its Subsidiaries relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the United Kingdom Bribery Act of 2010, as amended, and (c) any other similar law, rule or regulation in any jurisdiction applicable to the Parent or any of its Subsidiaries.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any jurisdiction applicable to the Parent or any of its Subsidiaries.

“Applicable Administrative Agent” means (a) in respect of the Revolving Facility, the Revolving Administrative Agent and (b) in respect of the Term Facility, the Term Loan Administrative Agent.

“Applicable Commitments” means (a) in respect of the Revolving Facility, the Revolving Commitments and (b) in respect of the Term Facility, the Term Commitments.

“Applicable Lenders” means (a) with respect to Revolving Facility, the Revolving Lenders, and (b) with respect to Term Facility, the Term Lenders.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Premium” shall mean, on any date with respect to any Term Loans being prepaid or repaid on such date:

(a) prior to the date that is six (6) months following the Effective Date, other than in respect of prepayments pursuant to Section 2.12(a), the greater of (1) 3.00% of the aggregate principal amount of such Term Loans being prepaid or repaid and (2) the excess of (A) the present value as of such date of all remaining required interest payments on such Term Loans being prepaid or repaid on such date through the six (6)-month anniversary of the Effective Date (using the Eurodollar Rate that is determined for a three-month Interest Period commencing on such date and assuming such Eurodollar Rate remains the same for the entire period from the date of such prepayment to the six (6)-month anniversary of the Effective Date), plus the present value as of such date of the principal amount of such Term Loans being repaid or prepaid, assuming a prepayment date of the six (6)-month anniversary of the Effective Date, plus the present value as of such date of 3.00% of the aggregate principal amount of such Term Loans being prepaid or repaid assuming a prepayment date of the six (6)-month anniversary of the Effective Date, in each case computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Term Loans being repaid or prepaid; and

(b) in the case of each of (i) any prepayment pursuant to Section 2.12(a) prior to the date that is eighteen (18) months following the Effective Date and (ii) any other prepayment or repayment on and after the date that is six (6) months following the Effective Date and prior to the date that is eighteen (18) months following the Effective Date, 3.00% of the aggregate principal amount of Term Loans being prepaid or repaid.

For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such date of repayment or prepayment to the six (6)-month anniversary of the Closing Date; provided, however, that if the period from such date of prepayment to the six (6)-month anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Applicable Requisite Lenders” means (a) in respect of the Revolving Facility, the Requisite Revolving Lenders and (b) in respect of the Term Facility, the Requisite Term Lenders.

“Approved Appraiser” means IHS Global Inc., Clarksons, Fearnley or another firm selected by the Parent and approved by the Revolving Administrative Agent.

“Approved Budget” means the 13-week cash flow forecast most recently approved by Requisite Lenders pursuant to Section 6.1(d); provided that until the first such delivery under Section 6.1(d), “Approved Budget” shall mean the 13-week cash flow forecast delivered to the Lenders before the Effective Date.

“Approved Fund” means, with respect to a Lender, any Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or Affiliate of an entity that administers or manages such Lender.

“Arrangers” means Barclays, Crédit Agricole Corporate and Investment Bank, ABN AMRO Capital US LLC and Royal Bank of Canada, as lead arrangers for the credit facilities evidenced by this Agreement.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee in substantially the form of Exhibit A or any other form approved by the Applicable Administrative Agent.

“Authorized Officer” means any Responsible Officer or any other Person designated as an “Authorized Officer” or “Authorized Person” of a Loan Party by prior written notice from such Loan Party to each Administrative Agent, including, without limitation, pursuant to any certificate delivered pursuant to Section 3.2.

“Auto-Renewal LC” has the meaning set forth in Section 2.7(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Barclays” means Barclays Bank PLC.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the greatest of the following:

(a)    the Prime Rate then in effect;

(b)    0.5% per annum plus the Federal Funds Rate then in effect; and

(c)    1.0% per annum plus the Eurodollar Rate for an Interest Period of one month.

If the Applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability of such Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the “Base Rate” for the Senior Credit Facilities over which such Administrative Agent is the Applicable Administrative Agent shall be determined without regard to clause (b) or (c), as applicable, above until the circumstances giving rise to such inability no longer exist; provided that at no time will the Base

Rate be deemed to be less than 0% per annum. Any change in the Base Rate due to a change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, respectively.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Beaumont Facility” means the real and personal property more particularly described as the “Property” and the 74.091 acre tract identified as Tract No. 1 in that certain Special Warranty Deed dated effective August 3, 2007, from Trinity Industries, Inc., as Grantor thereunder to 850 Pine Street, Inc., as Grantee thereunder, recorded as Instrument Number 2007030857 in the Official Public Records of Jefferson County, Texas.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means Term Loans to the same Borrower of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Combination” shall have the meaning set forth in the Existing Credit Agreement.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Business Plan Report” shall have the meaning set forth in Section 7.16(c).

“Capital Expenditures” means, with respect to any Person for any period:

(a)    the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction; minus

(b)    the aggregate of such amounts used to acquire assets useful in the Parent’s and its Restricted Subsidiaries’ business to the extent such amounts arose from a sale or disposition of equipment described in Section 8.4(c);

excluding, however, in the case of the above clause (a), (i) such amounts to the extent financed with the proceeds of Indebtedness permitted to be incurred under Section 8.1(d), or (l), (ii) such amounts to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of the Parent or any of its Subsidiaries, (iii) such amounts that are capitalized and are relating to asset retirement obligations, and (iv) such amounts recovered or recoverable in the price of a contract with a customer of the Parent or a Restricted Subsidiary.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP. Notwithstanding the foregoing, any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on December 31, 2017 shall be deemed not to be a Capital Lease.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each captive insurance company that is a Subsidiary of the Parent. As of the Effective Date, the only Captive Insurance Subsidiaries are (a) Boudin Insurance Company, Ltd., a Bermuda corporation, (b) Woodlands International Insurance Ltd, an Irish corporation and, and (c) Lone Star Risk Corporation, a Texas corporation.

“Cash Equivalents” means:

(a)    securities issued or fully guaranteed or insured by the United States government or any agency thereof;

(b)    certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of (i) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank organized in a country belonging to the OECD, or any branch or agency of any of the foregoing, in each case if such bank has a minimum rating at the time of investment of A-1+ by S&P or P-1 by Moody’s, or (ii) any Revolving Lender or any branch or agency of any Revolving Lender;

(c)    commercial paper with a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s at the time of acquisition thereof;

(d)    demand deposit accounts;

(e)    (i) shares of any money market fund that has net assets of not less than $500,000,000.00 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940 and (ii) shares of any offshore money market fund that has net assets of not less than $500,000,000.00 and a $1.00 net asset mandate;

(f)    fully collateralized repurchase agreements; and

(g)    other investments permitted by the McDermott International Investments Co., Inc. Enhanced Liquidity Portfolio Guidelines dated as of July 21, 2008 (as amended and delivered to the Administrative Agents prior to the Effective Date and as may be otherwise amended from time to time in a manner reasonably satisfactory to each Administrative Agent (provided that the foregoing restriction on amendments shall only be in respect of the inclusion of

Cash Equivalents pursuant to this clause (g) and shall not be deemed to be a restriction on any amendment thereto)), or any other cash management guidelines approved by the Parent and the Administrative Agents;

provided, however, that the maturities of all obligations of the type described in clauses (a), (b) and (c) above shall not exceed one year from the date of acquisition thereof.

“CBI Legacy Projects” means the projects known or referred to as Cameron LNG, Freeport LNG, Duke Asheville, LACC, Calpine, IPL – Eagle Valley, Entergy – St. Charles, Entergy – Lake Charles, Entergy – Montgomery County, Entergy – NOLA, TOTAL Ethane and MOX.

“Centerview” means Centerview Partners LLC.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III or CRR, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a)    any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (excluding the Parent and its Subsidiaries and excluding underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) (i) shall own directly or indirectly, beneficially or of record, Stock representing more than 40% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Stock in the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Parent;

(b)    [Reserved]; or

(c)    the Parent shall cease to own and control, directly or indirectly, 100% of the issued and outstanding Voting Stock of any Borrower on a fully diluted basis.

“Chief Transformation Officer” has the meaning ascribed to such term in Section 3.2(e).

“Closing Date Financial Statements” means (a) audited consolidated balance sheets of the Parent as at the end of each of the 2016, 2017 and 2018 Fiscal Years, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Parent for each of the 2016, 2017 and 2018 Fiscal Years and (b) an unaudited consolidated balance sheet of the Parent as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Parent for, each Fiscal Quarter (and the corresponding quarter in the prior Fiscal Year), other than the fourth Fiscal Quarter of the Parent’s Fiscal Year, subsequent to the date of the most recent audited financial statements of the Parent and ended more than 45 days prior to the Effective Date.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted under any Collateral Document. For the avoidance of doubt, “Collateral” shall in no event include Separate Collateral (as defined in the Existing Collateral Agency and Intercreditor Agreement).

“Collateral Account” has the meaning set forth in the Collateral Agency Agreement.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the Effective Date, by and among the Borrowers, the Parent, the other Grantors (as such term is defined therein) party thereto from time to time, Credit Agricole, as Revolving Administrative and Collateral Agent (as such term is defined therein) and Barclays, as Term Loan Administrative Agent (as such term is defined therein).

“Collateral Agent” has the meaning set forth in the Collateral Agency Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Obligations.

“Collateral Proceeds Distribution Date” has the meaning set forth in Section 13.1.

“Commitment” means, with respect to each Lender, its Revolving Commitment or Term Commitment.

“Commitment Fees” means the Revolving Commitment Fees.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” has the meaning ascribed to it in Section 7.18.

“Compliance Certificate” has the meaning specified in Section 6.1(c).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Long-Term Indebtedness.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

(a)    the sum, without duplication, of the amounts for such Fiscal Year of (i) Consolidated Net Income (excluding the cumulative effect of a change in accounting principles during the applicable period), plus (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (A) income, value added and similar Taxes and (B) non-cash charges, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash outlay in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment for such Fiscal Year, minus

(b)    the sum, without duplication, of (i) the amounts for such Fiscal Year paid from Internally Generated Cash of (A) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof) and (B)(1) the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries in cash during such Fiscal Year and (2) for Fiscal Year 2019, the aggregate consideration required to be paid in cash by the Parent and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to Capital Expenditures to be consummated or made during the immediately succeeding Fiscal Year following such Fiscal Year (provided that to the extent the aggregate amount actually utilized to make such Capital Expenditures during such immediately succeeding Fiscal Year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such immediately succeeding Fiscal Year), in each case, in accordance with the Approved Budget, plus (ii) the sum of (A) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), (B) to the extent increasing Consolidated Net Income, the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary; provided that Consolidated Excess Cash Flow shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Parent or a Subsidiary Guarantor during the applicable period to the extent not already included therein, (C) to the extent increasing Consolidated Net Income, the income of any Person (other than a Subsidiary) in which any other Person (other than the Parent or its Subsidiaries) has a joint interest, except of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during the applicable period, (D) the Net Cash Proceeds of any Specified Asset Sale or any Insurance/Condemnation Event and (E) the aggregate amount actually paid in cash by the Parent and its Subsidiaries in respect of income, value added and similar Taxes for such Fiscal Year. As used in this clause (b), “scheduled repayments of Indebtedness” does not include mandatory prepayments or voluntary prepayments.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, Consolidated Current Assets of the Borrower and its Restricted Subsidiaries less Consolidated Current Liabilities of the Parent and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition (as defined in the Existing Credit Agreement), the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital of the Person acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) the Consolidated Working Capital of such Person at the end of such period, and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period (in each case, substituting the Person acquired or such designated Restricted Subsidiary for the Parent and its Restricted Subsidiaries in the calculation of such acquired Consolidated Working Capital).

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contingent Obligation” as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of another Person, or to make payment on behalf of another Person other than for value received. The amount of any Contingent Obligation shall be equal to the present value of (x) the portion of the stated or determinable obligation so guaranteed or otherwise supported, in the case of known obligations, and (y) the maximum reasonably anticipated liability of such Person in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means an agreement of the type described in Section 5.13 or Section 5.14 of the Pledge and Security Agreement, as applicable.

“Credit Agricole” means Credit Agricole Corporate and Investment Bank.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)    Liens with respect to the payment of Taxes, assessments or governmental charges, including any netting or set-off, arising as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes, in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, in the case of any Collateral, there is no material risk of forfeiture of such property;

(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, maritime liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

(d)    encumbrances arising by reason of zoning restrictions and other restrictions on use imposed by any Governmental Authority, easements, licenses, reservations, covenants, rights-of-way, restrictions and other similar encumbrances on the Real Property, and minor defects in the chain of title, not materially interfering with the ordinary conduct of the business conducted at such Real Property by the Parent or any of its Subsidiaries as currently used;

(e)    encumbrances arising under leases or subleases of, or other use or occupancy agreements for, the Real Property or to which such leases, subleases or other occupancy agreements are subject, that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business conducted at such Real Property by the Parent or any of its Subsidiaries as currently conducted;

(f)    Liens arising under any indenture or other instrument governing similar term Indebtedness, in each case that is permitted pursuant to the terms of Section 8.1 hereof, to secure obligations in favor of the trustee, agent or representative under such indenture or other instrument; provided that such Liens (i) are solely for the benefit of the trustees, agents or representatives in their capacities as such, (ii) do not secure indebtedness for borrowed money and (iii) are not for the benefit of the holders of or lenders under such Indebtedness;

(g)    liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise); and

(h)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Restricted Subsidiary of the Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender that, as determined by the Applicable Administrative Agent:

(a)    has failed to perform any of its funding obligations hereunder, including in respect of its Loans or its participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Applicable Administrative Agent and the Parent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied;

(b)    has notified the Parent, a Borrower, an Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s funding obligations hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c)    has failed, within three Business Days after delivery of a request in writing by the Applicable Administrative Agent, to confirm in a manner satisfactory to such Administrative Agent that it will comply with its funding obligations hereunder;

(d)    has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or

(e)    has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” means with respect to any Person, any Stock of such Person that, by its terms, or by the terms of any related agreement or of any Security into which it is convertible or puttable or exchangeable (in each case, at the option of the holder thereof) is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person at the option of the holder thereof, or, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person at the option of the holder thereof in whole or in part, on or prior to the date that is 91 days after the Scheduled Term Maturity Date (other than any preferred stock of the Parent issued and outstanding on the Effective Date and any amendments thereto after the Effective Date that do not add a mandatory redemption or right to exchange into Indebtedness of such Person at the option of the holder thereof in whole or in part on or prior to the date that is 91 days after the Scheduled Term Maturity Date).

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by (a) in the case the payment and reimbursement of a drawing under a Letter of Credit issued in an Alternative Currency, the Issuer of such Letter of Credit and (b) in all other cases, Credit Agricole in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” from time to time to the Parent and the Applicable Administrative Agent.

“Dutch Loan Party” means any Loan Party which is incorporated or established in the Netherlands.

“EBITDA” means, for any period:

(a)    Consolidated Net Income for such period; plus

(b)    the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income, but without duplication:

(i)    any provision for income Taxes;

(ii)    Interest Expense;

(iii)    depreciation expense;

(iv)    amortization of intangibles or financing or acquisition costs;

(v)    any aggregate net loss from the sale, exchange or other disposition of any property, plant or equipment or any Stock of any Restricted Subsidiary by the Parent or its Restricted Subsidiaries;

(vi)    dry dock amortization expense;

(vii)    [Reserved];

(viii)    any fee or other expense (including expenses for counsels and advisors) of the Parent or any Restricted Subsidiary relating to (a) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, or granting or perfecting any Lien purported to be granted thereunder, (b) the Transactions, (c) the execution, delivery and performance by each Loan Party of the “Loan Documents” (as defined in the Existing Credit Agreement), including any amendments thereto entered into on or prior to the Effective Date and (d) and transactions permitted hereunder including any asset sales, debt issuances, restructurings and reorganizations involving the Parent or any Restricted Subsidiary;

(ix)    [Reserved];

(x)    [Reserved];

(xi)    [Reserved];

(xii)    each of the following to the extent it represents a non-cash charge or a non-cash loss: (A) pension amortization expense and any loss related to pension obligations; (B) stock-based compensation expense; (C) impairment of plant, property, and equipment (other than net losses from sale), intangible assets and goodwill; and (D) equity in losses of unconsolidated Affiliates;

(xiii)    [Reserved]; and

(xiv)    legal expense or settlements incurred for any four Fiscal Quarter period;

minus

(c)    the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication:

(i)    any credit for income Tax;

(ii)    non-cash interest income;

(iii)    any other non-cash gains or income which have been added in determining Consolidated Net Income, including (A) equity in income of nonconsolidated Affiliates and (B) any gain related to pension obligations;

(iv)    the income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(v)    [Reserved];

(vi)    the income of any Unrestricted Subsidiary or any Person (other than a Restricted Subsidiary) in which any other Person (other than the Parent or a Wholly-Owned Restricted Subsidiary or any director or other Person holding qualifying shares in accordance with applicable law) has an interest, except without duplication, (A) to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Parent or a Wholly-Owned Restricted Subsidiary by such Unrestricted Subsidiary or Person during such period and (B) in the case of Joint Ventures, equity in the earnings of the Joint Venture; and

(vii)    any aggregate net gains from the sale, exchange or other disposition of property, plant, or equipment or Stock of a Subsidiary by the Parent or its Subsidiaries.

EBITDA for a consecutive four-quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions made by the Parent or its Restricted Subsidiaries during such period and the sale, exchange or other disposition of business units by the Parent or its Restricted Subsidiaries out of the ordinary course of business during such period as if such Acquisitions or sale, exchange or other disposition occurred on the first day of the period so long as the Parent provides to each Administrative Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the Person or assets acquired in such Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is the parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 3.2.

“Eligible Assignee” means (a) with respect to an assignment of a Term Commitment or Term Loans, an Eligible Term Assignee, and (b) with respect to an assignment of a Revolving Commitment or Revolving Obligations, an Eligible Revolving Assignee.

“Eligible Line of Business” means the businesses and activities engaged in by the Parent and its Subsidiaries on the Original Effective Date (after giving effect to the Business Combination, any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Parent and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Parent and its Subsidiaries, taken as a whole.

“Eligible Term Assignee” means (a) a Lender or any Affiliate of a Lender or an Approved Fund with respect to a Lender and (b) any other Person (other than, the case of each of clauses (a) and (b), (i) a natural person, or (ii) the Parent, any Subsidiary of the Parent or any other Affiliate of the Parent).

“Eligible Revolving Assignee” means (a) a Revolving Lender or any Affiliate of a Revolving Lender, (b) a commercial bank having total assets in excess of $5,000,000,000.00 or (c) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.00; provided that the term Eligible Revolving Assignee shall exclude any competitor of the Parent or any of its Subsidiaries that is primarily engaged in an Eligible Line of Business and that has been specifically identified as such in writing by the Borrowers to the Revolving Administrative Agent, which exclusion shall not apply retroactively to exclude or disqualify any parties that have previously acquired an assignment or participation interest in a Revolving Commitment or Revolving Obligations.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Parent, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990; and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Parent, any of its Subsidiaries or any Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Parent, any of its Subsidiaries or any Guarantor shall continue to be considered an ERISA Affiliate of the Parent, such Subsidiary or such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Parent, such Subsidiary or such Guarantor and with respect to liabilities arising after such period for which the Parent, such Subsidiary or such Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan resulting, in either case, in a material liability to any such entity, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability could reasonably be expected to exceed $15,000,000.00 (individually or in the aggregate), (d) notice of reorganization, insolvency, intent to terminate or termination of a Multiemployer Plan is received by the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Section 412 of the Code (in either case, whether or not waived in accordance with Section 412(c) of the Code), (h) the determination that any Title IV Plan is in “at-risk status” (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in “endangered status”, “seriously endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Parent, any of its Subsidiaries, any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the imposition of a Lien upon the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate pursuant to Section 436(f) or Section 430(k) of the Code or Section 303(k) of ERISA, (l) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Parent, any Borrower, any of their respective Subsidiaries, any Guarantor or any of their respective ERISA Affiliates of fines, penalties, Taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any “employee pension plan” (within the meaning of Section 3(2) of ERISA) or (m) receipt from the IRS of notice of the failure of any employee pension plan that is intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension plan to qualify for exemption from taxation under Section 501(a) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” from time to time to the Borrowers and the Applicable Administrative Agent.

“Eurodollar Rate” means, for any Interest Period, a fluctuating rate per annum equal to (x) the rate per annum determined by the Applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period to be the London interbank offered rate for such Interest Period, as currently published on the applicable Reuters screen page (or such other commercially available source providing such quotation of such rate as may be designated by the Applicable Administrative Agent from time to time) for a period equal to such Interest Period, or (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period to be the offered rate for a period equal to such Interest Period on such other page or other service which displays an average London interbank offered rate (the preceding clauses (x) and (y), the “LIBO Screen Rate”); provided that at no time will the Eurodollar Rate (a) with respect to the Term Facility be deemed to be less than 1.00% per annum or (b) with respect to the Revolving Facility, 0% per annum.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excepted Consent” means, at any time, any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority that is listed on Schedule 7.14 with respect to which the time periods set forth opposite each such item or action on Schedule 7.14 (or such longer period permitted by each Administrative Agent in its sole discretion) have not expired.

“Excluded Subsidiary” means, at any time, (a) any non-U.S. Subsidiary if at such time such Subsidiary’s Guarantee is prohibited by (x) any Governmental Authority with authority over such non-U.S. Subsidiary or (y) applicable law or regulation or analogous restriction, or such Subsidiary’s Guarantee would result in a substantial risk to the officers or directors of such Subsidiary or a civil or criminal liability and (b) any non-U.S. Subsidiary under circumstances where each of the Administrative Agents determine in their sole discretion (in consultation with the Parent) that the cost, burden, difficulty or consequence of providing such Guarantee at such time is excessive in relation to the value afforded thereby.

“Excluded Swap Obligations” means, with respect to any Loan Party (other than the Parent and the Borrowers), any Swap Obligation entered into after the Effective Date if, and to the extent that, after giving effect to the keepwell agreement in Section 2 of the Guaranty Agreement and any other “keepwell, support, or other agreement” among the Loan Parties for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an

“eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation entered into after the Effective Date arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender, Issuer or Administrative Agent or required to be withheld or deducted from a payment to a Lender, Issuer or Administrative Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender, Issuer or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes (other than U.S. withholding Taxes to the extent such Taxes (A) would not be imposed or payable (including, without limitation, as the result of an applicable income Tax treaty that otherwise would reduce or eliminate the Tax) if any Borrower was a United States person within the meaning of Section 7701(a)(30) of the Code or (B) are imposed with respect to payments from any United States person to the Borrowers) imposed on payments to or for the account of such Lender under the Loan Documents pursuant to a law in effect on the Effective Date or the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent or a Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender, Issuer or Administrative Agent’s failure to comply with Section 2.19(e) (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Vessel” means, at any time, a marine vessel subject to a Lien permitted under Section 8.2(d), 8.2(e) or 8.2(m).

“Existing Collateral Agency and Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement (as defined in the Existing Credit Agreement).

“Existing Credit Agreement” means that certain Credit Agreement dated as of May 10, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Parent, as guarantor, the Borrowers, as borrowers, the lenders and issuers party thereto, Crédit Agricole Corporate and Investment Bank, as revolving and letter of credit administrative agent, and Barclays Bank PLC, as term loan administrative agent.

“Existing Credit Facilities” means the credit facilities established under and pursuant to the Existing Credit Agreement and the Existing Letter of Credit Agreement.

“Existing Letter of Credit Agreement” means that certain Letter of Credit Agreement dated as of October 30, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Parent, the Borrowers, as applicant, the participants and issuers party thereto, and Barclays Bank PLC, as administrative agent.

“Existing Senior Indebtedness” means, at any time, any and all Indebtedness and other obligations of the Loan Parties outstanding under and pursuant to the documentation relating to the Existing Credit Facilities at such time.

“Exposure” means, collectively, Revolving Exposure and Term Exposure.

“Extended Letter of Credit” has the meaning specified in Section 2.7(b).

“Facility” means each of the Revolving Facility and the Term Facility.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that for any determination of Fair Market Value for a Mortgaged Vessel in connection with an Asset Sale to be made pursuant to Section 8.4(g), (h), or (i) in which the Fair Market Value of the properties disposed of in such Asset Sale exceeds $10,000,000.00, the Borrowers shall provide evidence reasonably satisfactory to each Administrative Agent with respect to the calculation of such Fair Market Value; provided that if any appraisal of a marine vessel contains a range of values for such marine vessel, the “Fair Market Value” of such marine vessel shall be deemed to be an amount equal to the midpoint of such range.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted by a Governmental Authority pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day; provided, further, that if no such rate is published on such next succeeding Business Day, the Applicable Administrative Agent may, in its discretion, determine the Federal Funds Rate for such day by reference to the average rate charged to the Applicable Administrative Agent on such day on such transactions as determined by such Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“FEMA” has the meaning set forth in Section 7.5.

“Final Satisfaction Date” shall be the date on which each of the following have occurred: (a) all Obligations have been paid or otherwise satisfied in full (other than in respect of any contingent indemnification or expense reimbursement obligations for which no claim has been asserted), (b) all Commitments have terminated or expired and the obligations of the Issuers to issue Letters of Credit hereunder have terminated and (c) each Letter of Credit has expired or has been cash collateralized, back-stopped or secured to the satisfaction of the applicable Issuers.

“Financial Letter of Credit” means a Letter of Credit other than a Performance Letter of Credit.

“Financial Letter of Credit Sublimit” means $0.00.

“Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered in accordance with Section 3.2(b) or Section 6.1(a) or (b).

“Fiscal Quarter” means the fiscal quarter of the Parent ending on March 31, June 30, September 30 or December 31 of the applicable Fiscal Year, as applicable.

“Fiscal Year” means the fiscal year of the Parent, which is the same as the calendar year.

“Flood Hazard Property” means any Mortgaged Property on which a “Building” or a “Manufactured (Mobile) Home” (in each case, as defined in the applicable Flood Insurance Regulation) is located that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Letter of Credit Obligations of such Issuer, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Fronting Fee” means the Fronting Fee specified in Section 2.15(c)(i).

“FTI” means FTI Consulting, Inc.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Portion” means, as to any Term Lender, the aggregate principal amount of Term Loans held by such Term Lender at such time divided by the aggregate principal of all Term Loans at such time.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“G-20 Countries” means Argentina, Australia, Brazil, Canada, China, the European Union, France, Germany, India, Indonesia, Italy, Japan, Mexico, Russia, Saudi Arabia, South Africa, South Korea, Turkey, the United Kingdom, and the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit G hereto.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any central bank (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means (a) in the case of the Parent, each Borrower and each other Subsidiary Guarantor, the guarantees of the Obligations contained in the Guaranty Agreement or any other Loan Document and (b) additionally in the case of the Parent, the guarantee of the Obligations contained in Article XII of this Agreement.

“Guarantor” means the Parent and each Subsidiary of the Parent (including each Borrower) that has guaranteed the Obligations pursuant to the Guaranty Agreement, until such time as such Subsidiary ceases to guarantee the Obligations pursuant to the terms of any such agreement. As of the Effective Date, the Parent, each Borrower and each Subsidiary listed on Schedule V hereto is a Guarantor.

“Guaranty Agreement” means, collectively, (a) the Guaranty Agreement executed by the Borrowers and certain other Subsidiary Guarantors in favor of the Collateral Agent on the Effective Date and (b) any other guaranty agreement executed and delivered by any Restricted Subsidiary in form and substance satisfactory to each Administrative Agent, pursuant to which such Restricted Subsidiary makes a Guarantee.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” has the meaning given to such term in the definition of “Obligations”.

“Immaterial Guarantor” means a Guarantor (other than the Parent or any Borrower) that is not a Material Wholly-Owned Subsidiary.

“Immaterial Subsidiary” means, on any date of determination, a Subsidiary having assets with an aggregate net book value (excluding, for the avoidance of doubt, intercompany balances) of less than $5,000,000.00.

“Indebtedness” of any Person means, without duplication:

(a)    all indebtedness of such Person for borrowed money;

(b)    all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments;

(c)    all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations;

(d)    all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees;

(e)    all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business;

(f)    all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)    all Capital Lease Obligations of such Person;

(h)    all Guaranty Obligations of such Person;

(i)    all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock of such Person, valued, in the case of redeemable preferred Disqualified Stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

(j)    net payments that such Person would have to make in the event of a termination of the Hedging Contracts of such Person if such termination occurred on the date Indebtedness of such Person is being determined;

(k)    all Alternate Program Indebtedness of such Person; and

(l)    all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but amounts of such Indebtedness shall be the lesser of the value of the property owned by such Person securing such Indebtedness and the principal amount of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity in which the liability of the joint venturer is limited) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited by applicable law or contract. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Matters” has the meaning specified in Section 11.4(a).

“Indemnitees” has the meaning specified in Section 11.4(a).

“Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses after the date hereof that is posted to IntraLinks, DebtDomain, SyndTrak or a similar service or otherwise clearly identified at the time of delivery as confidential other than any such information that is available to each Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Parent or any Restricted Subsidiary, resulting in aggregate Net Cash Proceeds exceeding $25,000,000.00.

“Intercreditor Agreement” means the Senior Intercreditor Agreement, the Collateral Agency Agreement or a Junior Intercreditor Agreement, as applicable.

“Interest Expense” means, for the Parent for any period, total interest expense of the Parent and its Restricted Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period):

(a)    net costs under Interest Rate Contracts for such period;

(b)    any commitment fee (including the Commitment Fees) accrued, accreted or paid by such Person during such period;

(c)    any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including the Letter of Credit Participation Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, plus (without duplication) any such amounts that are included in the cost of operations on the consolidated statement of operations of such Person prepared in conformity with GAAP; and

(d)    the Fronting Fee.

For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Parent or any Subsidiary with respect to interest rate Hedging Contracts and (ii) exclude interest expense accrued, accreted or paid by the Parent or any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent. Notwithstanding the foregoing, the interest component of all payments associated with any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on the Effective Date and amounts included for any Fiscal Quarter attributable to any upfront fees and similar one-time fees paid in connection with this Agreement shall each be excluded from Interest Expense.

“Interest Period” means, in the case of any Eurodollar Rate Loan, initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by a Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Applicable Administrative Agent pursuant to Section 2.2 or 2.14, and thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.14, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by a Borrower in its Notice of Conversion or Continuation given to the Applicable Administrative Agent pursuant to Section 2.14; provided, however, that no Interest Period shall extend beyond the Term Maturity Date; provided, further, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)    the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $5,000,000.00; and

(iv)    (a) in respect of the Revolving Facility, there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate and (b) in respect of all other Senior Credit Facilities, there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements.

“Internally Generated Cash” means, with respect to any Fiscal Year, net cash of the Parent and its Restricted Subsidiaries provided by operating activities of the Parent and its Restricted Subsidiaries during such Fiscal Year, excluding (a) Net Cash Proceeds of any Specified Asset Sale or any Insurance/Condemnation Event, (b) proceeds of any incurrence or issuance of Indebtedness and (c) proceeds of any issuance or sale of Stock or Stock Equivalents in the Parent or any Restricted Subsidiary or any capital contributions to the Parent or any Restricted Subsidiary.

“Investment” means, with respect to any Person, any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance, extension of credit that constitutes Indebtedness of the Person to whom it is extended, any direct or indirect guaranty in respect of the Indebtedness of another Person by such Person, or contribution of capital by such Person, and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; excluding, however, (a) capital expenditures of such Person determined in accordance with GAAP, (b) prepayments or deposits made in the ordinary course of business, (c) accounts receivable and similar items made or incurred in the ordinary course of business and (d) the payment of the operating expenses and capital expenditures of a Restricted Subsidiary, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Inventory” has the meaning specified in the Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of Issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew (including any auto-renewal thereof) or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Person that (a) is listed on Schedule II or (b) (i) is, at the time it becomes an “Issuer” hereunder, a Revolving Lender or Affiliate of a Revolving Lender and (ii) hereafter becomes an Issuer with the approval of the Revolving Administrative Agent and the Borrowers and that has executed an agreement with and in form and substance satisfactory to the Revolving Administrative Agent and the Borrowers to be bound by the terms hereof applicable to Issuers.

“Joint Venture” means any Person that is not a Subsidiary of the Parent and (a) in which the Parent or any Subsidiary of the Parent, directly or indirectly, owns at least 25% of the Stock or Stock Equivalents of such Person or (b) in which the Parent or any Subsidiary of the Parent owns at least a 25% interest in such joint venture if such Person is unincorporated and such Person’s financial information is consolidated or proportionally consolidated with the Parent in accordance with GAAP. As of the Effective Date, the Persons listed on Schedule 1.1 are Joint Ventures.

“Junior Intercreditor Agreement” has the meaning specified in Section 10.7(c).

“Junior Priority Indebtedness” means any Indebtedness for borrowed money (excluding intercompany debt) of the Parent or any Restricted Subsidiary (other than Existing Senior Indebtedness) that is (i) secured by a Lien on the Collateral that is junior to the Lien on the Collateral that secures any of the Senior Secured Obligations, (ii) unsecured or (iii) expressly subordinated in right of payment to any of the Senior Secured Obligations.

“Leases” means, with respect to any Person, all of the leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each Revolving Lender and each Term Lender.

“Letter of Credit” means each letter of credit issued pursuant to Section 2.4.

“Letter of Credit Issuer Commitment” means (a) the amount set forth on Schedule II for each Issuer or (b) such other amount as any Issuer and the Borrowers may agree in a writing delivered to the Revolving Administrative Agent.

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount equal to the sum of (a) the Reimbursement Obligations at such time (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Participation Fee” has the meaning specified in Section 2.15(c)(ii).

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.7(e).

“Letter of Credit Request” has the meaning specified in Section 2.7(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time (or, for any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“LIBO Screen Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means global available cash of the Parent and its Restricted Subsidiaries (i.e., excluding Joint Venture and in-country cash).

“Lloyds” means Lloyds Bank Corporate Markets plc.

“Lloyds Facility” means that certain Amended and Restated Master Agreement for Stand-by Letters of Credit, dated May 10, 2018 (as the same may be amended, amended and restated, supplemented, extended, or otherwise modified from time to time), among Lloyds and certain of the Loan Parties.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty Agreement, each Intercreditor Agreement, the Collateral Documents, the Collateral Agency Agreement, the Global Intercompany Note, each fee letter entered into by any Loan Party in connection with this Agreement, any agreement executed and delivered, or authorized, by any Loan Party creating or perfecting rights in cash collateral pursuant to this Agreement and each certificate, agreement or document executed by a Loan Party and delivered to any Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Long-Term Indebtedness” means any Indebtedness of the Parent and its Restricted Subsidiaries that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), business, results of operations or properties of the Borrowers and the Guarantors taken as a whole; (b) the perfection or priority of the Liens granted pursuant to the Collateral Documents; (c) the Loan Parties’ ability to perform their respective obligations under the Loan Documents; or (d) the validity, binding effect or enforceability against the Loan Parties of the Loan Documents or the rights or remedies of any Administrative Agent, the Collateral Agent, the Lenders or the Issuers thereunder.

“Material Intellectual Property” means intellectual property owned by the Parent or any of its Wholly-Owned Subsidiaries that is material to the business operations of the Parent and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means, with respect to any date of determination, (a) a Restricted Subsidiary contributing (or, if such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 2.5% of the EBITDA or (ii) 2.5% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date or (b) two or more Restricted Subsidiaries contributing (or, if any such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 2.5% of the EBITDA or (ii) 2.5% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date. Notwithstanding the forgoing, each Borrower and each Wholly-Owned Subsidiary that owns any Material Intellectual Property shall at all times be a Material Subsidiary.

“Material Wholly-Owned Subsidiary” means, as of any date of determination pursuant to this Agreement, any Wholly-Owned Restricted Subsidiary (other than an Excluded Subsidiary) that (a) at such date has assets with an aggregate net book value (excluding intercompany balances) equal to or greater than $40,000,000.00, (b) owns a marine vessel that would be required to be a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents if such Subsidiary were a Guarantor, (c) is a Borrower, (d) is a Person that directly owns equity interests in any Borrower or any other Material Wholly-Owned Subsidiary (other than a Wholly-Owned Subsidiary that is a Material Wholly-Owned Subsidiary solely as a result of this clause (d)) or (e) is (i) organized in the same jurisdiction as another Material Wholly-Owned Subsidiary described in clause (a) of this definition and (ii) not an Immaterial Subsidiary. For purposes of this definition, any nation, sovereign or government (including, for purposes of this definition, the United Kingdom) and any state, province or other political subdivision thereof shall constitute a single jurisdiction.

“Maximum Rate” has the meaning set forth in Section 11.22.

“MNPI” means material non-public information (within the meaning of the United States Federal, state or other applicable securities laws) with respect to the Parent and its Affiliates or their Securities.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Mortgaged Properties” means, each parcel of Real Property and the improvements thereto owned or leased by a Loan Party with respect to which a Mortgage is granted.

“Mortgaged Vessel Owning Subsidiary” means at any time any Subsidiary of the Parent that owns a marine vessel that is or that is required at such time to be a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents. As of the Effective Date, the Mortgaged Vessel Owning Subsidiaries and the Mortgaged Vessels owned by each are as follows:

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag
Hydro Marine Services, Inc.	Panama	McDermott Derrick Barge No. 27	Panama
		Intermac 650	Panama
		McDermott Derrick Barge No. 32	Panama
		DLV 2000	Panama
		Lay Vessel 108	Malta

J. Ray McDermott (Norway), AS	Norway	North Ocean 102	Malta

J. Ray McDermott International Vessels, Ltd.	Cayman Islands	McDermott Derrick Barge No. 50	Panama

McDermott Gulf Operating Company, Inc.	Panama	Thebaud Sea	Canada (bareboat registered in Barbados)

McDermott International Vessels, Inc.	Panama	Emerald Sea	Barbados

“Mortgaged Vessels” means at any time the marine vessels of the Loan Parties that are subject to a Lien under the Collateral Documents at such time. The Mortgaged Vessels shall consist of the following as of the Effective Date:

Vessel Name	Flag
McDermott Derrick Barge No. 27	Panama
McDermott Derrick Barge No. 50	Panama
McDermott Derrick Barge No. 32	Panama
DLV 2000	Panama
North Ocean 102	Malta
Lay Vessel 108	Malta
Intermac 650	Panama
Thebaud Sea	Canada (bareboat registered in Barbados)
Emerald Sea	Barbados

“Mortgages” means (a) the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations and (b) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Obligations, in the case of each of clauses (a) and (b) each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, with respect to any event, proceeds received by the Parent or any Restricted Subsidiary after the Effective Date in cash or Cash Equivalents in respect of such event, net of (a) the reasonable cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid or reasonably estimated (to the extent reserves for such estimations are maintained in accordance with GAAP) in connection with such event by the Parent or any Restricted Subsidiary to Persons that are not Affiliates of the Parent or any Restricted Subsidiary and (b) in the case of any Asset Sale or Insurance/Condemnation Event, Taxes paid or reasonably estimated to be payable by the Parent or any Restricted Subsidiary as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Parent or any Restricted Subsidiary).

“NO 105” means M.V. Lay Vessel North Ocean 105.

“NO 105 Indebtedness” means Indebtedness for borrowed money incurred under the North Ocean 105 Credit Agreement and existing as of the Effective Date.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of the Parent (in each case that is not a Loan Party) (a) that is on terms and conditions reasonably satisfactory to each Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Restricted Subsidiary or the assets thereof (other than the Stock or Stock Equivalents issued by the Subsidiary primarily obligated on such Indebtedness that are owned by a Restricted Subsidiary) for the repayment of such Indebtedness, and (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Parent, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them).

“North Ocean 105 Credit Agreement” means the Facility Agreement dated as of September 30, 2010, among North Ocean 105 AS, as borrower, the Parent, as guarantor, BNP Paribas and Crédit Agricole Corporate and Investment Bank, as mandated lead arrangers, BNP Paribas, as facility agent, security agent, ECA coordinator and documentation bank, and the lenders from time to time party thereto.

“North Ocean Entity” means North Ocean 105 AS, a private limited liability company organized and existing under the laws of Norway. As of the Effective Date, the North Ocean Entity is a Wholly-Owned Subsidiary of the Parent.

“Note” means a promissory note of any Borrower payable to any Lender and its registered assigns evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Loans owing to such Lender.

“Notes Issuer” means McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc.

“Notice of Borrowing” means a Notice of Term Borrowing.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.14(a).

“Notice of Term Borrowing” has the meaning specified in Section 2.2(a).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers and the other Loan Parties to the Agents, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under (a) this Agreement or any other Loan Document, (b) any Treasury Management Arrangements that are entered into after the Effective Date with a counterparty that was, at the time such Treasury Management Agreements were entered into, an Administrative Agent, a Revolving Lender or any Affiliate of any of the foregoing (the Obligations described in this clause (b) being referred to herein as “Treasury Management Obligations”) or (c) any Hedging Contract that is entered into after the Effective Date with a counterparty that was, at the time such Hedging Contract was entered into, an Administrative Agent, a Revolving Lender or any Affiliate of any of the foregoing (the Obligations described in this clause (c) being referred to herein as “Hedging Obligations”), in each case whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees (including, the Commitment Fees and the Fronting Fee), interest (including post-petition interest, whether or not allowed in a bankruptcy proceeding), Applicable Premium (including Applicable Premium arising upon or after the commencement of a bankruptcy proceeding, whether or not allowed in such proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Borrower under this Agreement or any other Loan Document and all obligations of any Borrower under any Loan Document to provide cash collateral for Obligations in respect of Letters of Credit; provided, however, that “Obligations” shall specifically exclude all Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Currency” has the meaning specified in Section 11.19(a).

“Original Effective Date” means May 10, 2018.

“Other Borrower Obligations” has the meaning specified in Section 11.23.

“Other Connection Taxes” means, with respect to any Lender or Issuer or any Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Issuer or any Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” has the meaning specified in Section 11.19(a).

“Other Documents” has the meaning set forth in Section 12.1.

“Other Taxes” has the meaning specified in Section 2.19(b).

“Outstandings” means, at any particular time, the sum of the principal amount of the Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“Parallel Debt” has the meaning specified in the Collateral Agency Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Registration Statement” means the Registration Statement on Form S-4 of the Parent and Comet I B.V. filed with the SEC on January 24, 2018, together with all amendments and supplements thereto.

“Parent’s Accountants” means the Parent’s accountants, which shall be Deloitte & Touche LLP or another firm of independent nationally recognized public accountants.

“Participant” has the meaning specified in Section 11.2(d).

“Participant Register” has the meaning specified in Section 11.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary or joint venture of such Person to support only trade payables or non-financial performance obligations of such Subsidiary or joint venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a

Subsidiary or joint venture of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with. For the avoidance of doubt, each Lloyds Letter of Credit (as defined in the Existing Credit Agreement) is a Performance Guarantee.

“Performance Letter of Credit” means (a) a letter of credit issued to secure ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects, (b) a letter of credit issued to back a bank guarantee, surety bond, performance bond or other similar obligations issued to support ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects or (c) a letter of credit qualifying as a “performance-based standby letter of credit” under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Variance” has the meaning specified in Section 5.1.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Effective Date executed by the Parent, the Borrowers, each other Guarantor party thereto and the Collateral Agent.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Preferred Stock” has the meaning ascribed to it in Section 7.18.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Applicable Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Applicable Administrative Agent).

“Project Charges” means the change in project gross profit between the second quarter of 2019 earnings release and third quarter of 2019 earnings release related to Cameron, Duke Asheville, Calpine, MOX, Tyra Pkg 1 & 3, Freeport 1&2, Freeport 3, ROTA-3 PIPELINE, TOTAL Ethane, and any projects not listed which incur charges substantial enough to require disclosure in the Company’s earnings release.

“Projections” means those financial projections of the Parent and its Subsidiaries delivered to each Administrative Agent by the Parent covering the Fiscal Years 2019 through 2021.

“Public-Side Lenders” means Lenders that do not wish to receive MNPI.

“Purchasing Lender” has the meaning specified in Section 11.7(a)(i).

“Purchasing Revolving Lender” has the meaning specified in Section 11.7(a)(i).

“Purchasing Term Lender” has the meaning specified in Section 11.7(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Ratable Portion” means, subject to adjustment as provided in Section 2.15(f), Section 2.16(e) and Section 2.23(a)(iv):

(a)    for purposes of Section 10.5, with respect to any Lender at any time, the percentage obtained by dividing (x) (i) the Revolving Commitment of such Lender at such time plus (ii) such Lender’s Term Exposure at such time by (y) the sum of (i) the aggregate Revolving Commitments of all Lenders at such time plus (ii) the aggregate Term Exposure of all Lenders at such time; provided that if the Revolving Commitments have been terminated, then the Ratable Portion of any Revolving Lender shall be determined based on the Revolving Commitments of the Lenders immediately prior to such termination, and provided further that if the aggregate Term Exposure is reduced to $0.00 or the Term Exposure of any Term Lender is reduced due to a reduction in its Term Commitment without a funding thereunder, then the Ratable Portion of such Lender shall be determined based on the Term Exposure used for purposes of this clause (a) of the Lenders immediately before such reduction;

(b)    except as provided in clause (a) above, with respect to the Revolving Commitments or Revolving Obligations of any Revolving Lender at any time, the percentage obtained by dividing (i) the Revolving Commitments of such Revolving Lender at such time by (ii) the aggregate Revolving Commitments of all Revolving Lenders at such time; provided that if the Revolving Commitments have been terminated, then the Ratable Portion of such Revolving Lender shall be determined based on the Ratable Portions of such Revolving Lender, and of all other Revolving Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(c)    [Reserved]; and

(d)    except as provided in clause (a) above, with respect to the Term Commitments or the Term Loans of any Term Lender at any time, the percentage obtained by dividing (i) the Funded Portion of such Term Lender at such time by (ii) the Funded Portion of all Term Lenders at such time.

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party or any of its Restricted Subsidiaries.

“Refinancing Senior Notes Indebtedness” means, in respect of any Senior Notes, any Indebtedness that extends, renews or refinances such Senior Notes; provided that (a) the principal amount of such Refinancing Senior Notes Indebtedness shall not exceed the principal amount of such Senior Notes except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Senior Notes and reasonable fees, expenses and premiums (if any) arising from such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Senior Notes Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Senior Notes Indebtedness shall not be shorter, than that of such Senior Notes; (c) such Refinancing Senior Notes Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, customary asset sale prepayments, excess cash flow prepayments or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Senior Notes) prior to the earlier of (i) the maturity of such Senior Notes and (ii) the date 91 days after the Scheduled Term Maturity Date; provided that notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Senior Notes Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Senior Notes Indebtedness shall be longer than the weighted average life to maturity of such Senior Notes remaining as of the date of such extension, renewal or refinancing; (d) the borrower or issuer, as applicable, of such Senior Notes shall be the borrower or issuer, as applicable, of such Refinancing Senior Notes Indebtedness and none of the Parent, any Borrower or any Subsidiary shall be an obligor (including pursuant to a Guaranty Obligation) if the Parent, such Borrower or Subsidiary was not (or, in the case of after-acquired Subsidiaries, were not required to become) an obligor in respect of such Senior Notes, and, in each case, such Refinancing Senior Notes Indebtedness shall constitute an obligation of such Subsidiary or of the Borrowers only to the extent of their obligations in respect of such Senior Notes; (e) if such Senior Notes shall have been subordinated to the Obligations, such Refinancing Senior Notes Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Senior Notes Indebtedness shall not be secured by any Lien on any asset other than the Collateral on a junior priority basis with the Senior Credit Facilities subject to a Junior Intercreditor Agreement.

“Registration Rights Agreement” has the meaning ascribed to it in Section 7.19.

“Registration Statement” has the meaning ascribed to it in Section 7.19.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” has the meaning specified in Section 10.8.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives, attorneys, consultants, advisors and trustees of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Remedial Action” means all actions required by any applicable Environmental Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable, and all licensing and other formalities, necessary for the import, export and transport of any property, including, without limitation, those required by the regulations of the Export Administration of the Bureau of Industry and Security.

“Requisite Lenders” means at any time, Lenders having Exposure and unused Commitments representing at least a majority of the sum of all Exposure outstanding and unused Commitments at such time; provided that the Commitments and Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least a majority of the sum of all Revolving Exposure outstanding and unused Revolving Commitments at such time; provided that the Revolving Commitments and Revolving Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Revolving Lenders.

“Requisite Term Lenders” means, at any time, Lenders having Term Exposure representing at least a majority of the sum of the Term Exposure of all Lenders at such time. “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members, managing directors or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer or controller of such Person.

“Restricted Payment” means:

(a)    any dividend, interest or any other distribution or payment (exclusive of any interest paid in kind on preferred stock outstanding on the date hereof), whether direct or indirect, on account of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend, interest or any other distribution or payment payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrowers or one or more of the other Subsidiary Guarantors;

(b)    any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries now or hereafter outstanding other than one payable solely to the Borrowers or one or more of the other Subsidiary Guarantors; and

(c)    any Investment.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Borrowers shall at all times be Restricted Subsidiaries. Except where context requires otherwise, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Parent.

“Revolver Cash Collateral Account” means any blocked cash collateral account pledged by any Borrower to the Collateral Agent for the benefit of the Issuers and the Revolving Lenders containing cash deposited pursuant to Section 2.7(b), 2.22, or 9.3 to be maintained at the Collateral Agent’s office.

“Revolving Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Revolving Register” has the meaning specified in Section 11.2(c)(i).

“Revolving Commitment” means, with respect to each Revolving Lender, on any day, the commitment of such Revolving Lender to participate in Letters of Credit, in the aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I or, in each case, in the Assignment and Acceptance pursuant to which such Revolving Lender becomes a party hereto, as such amount may be adjusted from time to time pursuant to this Agreement; provided that, notwithstanding anything herein to the contrary (other than Section 2.8(b)), if such day is prior to the Tranche B Funding Date, only 25% of such amount shall be available for Issuances hereunder; and provided further, that, notwithstanding anything herein to the contrary (other than Section 2.8(b)), if such day is on or after the Tranche B Funding Date but before the Tranche D Funding Date, only 50% of such amount shall be available for Issuances hereunder; and provided further, that, notwithstanding anything herein to the contrary (other than Section 2.8(b)), if such day is on or after the Tranche D Funding Date, only 100% of such amount shall be available for Issuances hereunder. “Revolving Commitments” means the aggregate of such commitments for all Revolving Lenders.

“Revolving Commitment Fee” has the meaning specified in Section 2.15(a).

“Revolving Exposure” means, with respect to any Revolving Lender, at any time, such Revolving Lender’s Ratable Portion of the Letter of Credit Obligations at such time.

“Revolving Facility” means the letter of credit facility evidenced by this Agreement and described in Section 2.4.

“Revolving Lender” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as a “Revolving Lender” or (b) from time to time becomes a party hereto as a Revolving Lender by execution of an Assignment and Acceptance or an Increase and Joinder Agreement.

“Revolving Maturity Date” means the second anniversary of the Effective Date.

“Revolving Obligations” means, at any time, without duplication, the aggregate amount of all liabilities at such time payable to all Issuers and Revolving Lenders with respect to Letters of Credit, whether or not any such liability is contingent, including the Letter of Credit Obligations.

“Revolving Outstandings” means, at any particular time, the sum of the principal amount of the Letter of Credit Obligations outstanding at such time.

“Revolving Termination Date” means the earliest of (a) the Revolving Maturity Date, (b) the date of termination of all the Revolving Commitments pursuant to Section 2.8 or Section 9.2 and (c) the date on which all Letter of Credit Obligations become due and payable pursuant to Section 9.2.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, the United Kingdom or Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Global Affairs Canada.

“Scheduled Term Maturity Date” means the second anniversary of the Effective Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Lenders, the Issuers, each Agent and any other holder of any Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Principles” means (A) no actions shall be required under the law of any non-U.S. jurisdiction in order to create or perfect any security interest other than (x) in respect of Mortgaged Vessels, (y) actions required under the laws of Australia, Canada, Cayman Islands, Curacao, Jersey, Liechtenstein, Panama, the Netherlands, Norway and the United Kingdom and (z) actions reasonably requested by either Administrative Agent or the Collateral Agent in any other jurisdiction taking into account (1) the materiality of the relevant Collateral, (2) the cost thereof and (3) the benefits to the Lenders afforded thereby and (B) no Lien by any Person organized outside of the United States shall be made that would result in any breach of any law or regulation (or analogous restriction) of the jurisdiction of organization of such Person or result in a substantial risk to the officers or directors of such Person of a civil or criminal liability; provided that if any actions are not taken in respect of Collateral solely as a result of this sub-clause (B), the Parent shall, at the reasonable request of either Administrative Agent or the Collateral Agent, diligently pursue any relevant governmental or third party consents or other authority to permit such subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

“Segregated Cash Amount” means the least of (a) the amount of funds on deposit in the Cash Secured LC Cash Collateral Account, (b) the aggregate principal amount of Term Loans outstanding at such time and (c) the Specified Term Loan Amount.

“Selling Lenders” has the meaning specified in Section 11.7(a)(i).

“Selling Revolving Lender” has the meaning specified in Section 11.7(a)(i).

“Selling Term Lender” has the meaning specified in Section 11.7(a).

“Senior Credit Facilities” means, collectively, the Term Facility and the Revolving Facility.

“Senior Intercreditor Agreement” means that certain Senior Intercreditor Agreement dated as of the Effective Date, by and among the Borrowers, the Parent, the other Grantors (as such term is defined therein) party thereto from time to time and Credit Agricole, as First Priority Agent (as such term is defined therein) and Second Priority Agent (as such term is defined therein).

“Senior Notes” means the Notes Issuer’s 10.625% Senior Notes due 2024 issued on April 18, 2018 in an aggregate principal amount of $1,300,000,000.00.

“Senior Secured Obligations” means, collectively, the Obligations and the Parity Secured Obligations (as defined in the Existing Collateral Agency and Intercreditor Agreement).

“Solvent” means, as of any date of determination, with respect to any Person:

(a)    the fair value of the property of the Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of the liabilities, including contingent liabilities, of the Person and its Subsidiaries on a consolidated basis. In computing the amount of any contingent liabilities on such date, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on such date, represents the amount that can be reasonably expected to become an actual or matured liability;

(b)    the present fair saleable value of the assets of the Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c)    the Person and its Subsidiaries, on a consolidated basis, do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business;

(d)    the Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction for which their property would constitute an unreasonably small capital; and

(e)    the Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, Contingent Obligations and other commitments as they mature in the ordinary course of business. In computing the amount of any contingent liabilities on such date, such liabilities shall have been computed at the amount that, in light of all of the facts and circumstances existing on such date, represents the amount that can be reasonably expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to each Administrative Agent and controlled by that Lender.

“Specified Asset Sale” means (a) any Asset Sale made in reliance on clause (g), (h), (i), (n) or (q) of Section 8.4, (b) any sale by the Parent or any of its Restricted Subsidiaries of any equity interests in any Restricted Subsidiary and (c) any issuance of Stock or Stock Equivalents by any Restricted Subsidiary, in each case of the foregoing clauses (a) through (c), resulting in aggregate Net Cash Proceeds exceeding $5,000,000.00 during any Fiscal Year. The term “Specified Asset Sale” shall not include any Insurance/Condemnation Event.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and in relation to a person incorporated (or established) in the Netherlands, a “dochtermaatschappij” within the meaning of section 2:24a DCC (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”). Unless otherwise specified, all references herein to a “Subsidiary”, “Restricted Subsidiary”, “Restricted Subsidiaries” or “Subsidiaries” shall refer to a Subsidiary, Restricted Subsidiary, Restricted Subsidiaries or Subsidiaries of the Parent.

“Subsidiary Guarantor” means each Guarantor other than the Parent. As of the Effective Date, each Person listed on Schedule V hereto is a Subsidiary Guarantor.

“Supermajority Lenders” means Supermajority Revolving Lenders and Supermajority Term Lenders, each voting as a separate class.

“Supermajority Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of all Revolving Exposure outstanding and unused Revolving Commitments at such time; provided, that the Revolving Commitment and Revolving Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Revolving Lenders.

“Supermajority Term Lenders” means, at any time, Lenders holding Term Exposure with an aggregate principal amount of at least 66 2/3% of the sum of all Term Exposure outstanding at such time; provided, that the Term Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Term Lenders.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file affiliated, consolidated, combined, unitary or other similar Tax Returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.19(a).

“Technology Business” means , collectively, (a) the technology business segment operated by the Parent and its Subsidiaries which provides proprietary technology licenses, associated engineering services, proprietary equipment and catalysts, primarily for the petrochemical and refining industries, and (b) the engineered products business segment operated by the Parent and its Subsidiaries which provides engineered products for the oil and gas, petrochemical, power generation, water and wastewater, mining and mineral processing industries, and excluding, for the avoidance of doubt, (i) the Lummus Consultants business, (ii) the minority ownership interest in Net Power LLC owned by Lummus Technology LLC and (iii) know-how and intellectual property of the Parent and its Subsidiaries, including its patents, designs, digital infrastructure and service techniques, in each case not primarily used in the ordinary course of the business segments described in (a) and (b), which have been transferred to Lummus Technology and its affiliates pursuant to the Transfer of Proprietary Rights Agreement dated May 10, 2018 between Lummus Technology LLC and J.Ray Holdings Inc., the Transfer of Propriety Rights Agreement dated May 10, 2018 between McDermott Technology (Americas), Inc., McDermott Technology (US), Inc. and Chicago Bridge & Iron Company and the Transfer of Propriety Rights Agreement dated May 10, 2018 between Lummus Technology LLC, McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc., and otherwise.

“Term Commitment” means, with respect to each Term Lender, such Term Lender’s commitment consisting of its ratable Tranche A Term Commitment, Tranche B Term Commitment, Tranche C Term Commitment and Tranche D Term Commitment). “Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Term Commitments on the Effective Date is $1,300,000,000.00.

“Term Exposure” means, with respect to any Term Lender, at any time, the sum of (a) the unfunded Term Commitment of such Term Lender at such time and (b) the aggregate principal amount of the outstanding Term Loans held by such Term Lender at such time.

“Term Facility” means the superpriority senior secured term loan facility evidenced by this Agreement and described in Section 2.1(a).

“Term Lenders” means Lenders having a Term Commitment and/or owed Term Loans.

“Term Loan” means each loan made pursuant to Section 2.1, whether pursuant to a Tranche A Term Commitment, a Tranche B Term Commitment, a Tranche C Term Commitment or a Tranche D Term Commitment.

“Term Loan Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Term Maturity Date” means the earliest of (a) the Scheduled Term Maturity Date and (b) the date on which all Term Loans and interest thereon become due and payable pursuant to Section 9.2.

“Term Register” has the meaning specified in Section 11.2(c)(ii).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Tranche A Funding Deadline” has the meaning set forth in Section 2.1(a).

“Tranche A Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Tranche A Term Loans to the Borrowers on the Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Part A of Schedule IV, as such amount may be adjusted from to time pursuant to this Agreement. “Tranche A Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Tranche A Term Commitments as of the Effective Date is $550,000,000.00.

“Tranche A Term Loans” means each loan made pursuant to Section 2.1(a) pursuant to a Tranche A Term Commitment.

“Tranche B Funding Date” has the meaning set forth in Section 3.3.

“Tranche B Funding Deadline” has the meaning set forth in Section 2.1(b).

“Tranche B Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans pursuant to Section 2.1(b) to the Borrowers on the Tranche B Funding Date in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Part B of Schedule IV, as such amount may be adjusted from to time pursuant to this Agreement. “Tranche B Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Tranche B Term Commitments as of the Effective Date is $250,000,000.00.

“Tranche C Funding Date” has the meaning set forth in Section 3.4.

“Tranche C Funding Deadline” has the meaning set forth in Section 2.1(c).

“Tranche C Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans pursuant to Section 2.1(c) to the Borrowers on the Tranche C Funding Date in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Part C of Schedule IV, as such amount may be adjusted from to time pursuant to this Agreement. “Tranche C Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Tranche C Term Commitments as of the Effective Date is $150,000,000.00.

“Tranche D Funding Date” has the meaning set forth in Section 3.5.

“Tranche D Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans pursuant to Section 2.1(d) to the Borrowers on the Tranche D Funding Date in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Part D of Schedule IV, as such amount may be adjusted from to time pursuant to this Agreement. “Tranche D Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Tranche D Term Commitments as of the Effective Date is $350,000,000.00.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrowers, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Parent or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Parent or any of its Subsidiaries. The designation of any such arrangement as a Treasury Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Management Obligations” has the meaning given to such term in the definition of “Obligations”.

“Treasury Regulations” means the final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed; provided that such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or appointed Person) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.

“Unrestricted Subsidiary” means:

(a)    any Captive Insurance Subsidiary;

(b)    the Amazon Entity; and

(c)    the North Ocean Entity until such time as the NO 105 Indebtedness is paid in full.

“U.S. Borrowers” means McDermott Technology (Americas), Inc. and McDermott Technology (US), Inc.

“U.S. Subsidiary” means any Subsidiary of the Parent that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.19(e).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Variance Disbursement Testing Date” has the meaning ascribed to it in Section 6.1(d)(ii).

“Variance Disbursement Testing Period” has the meaning ascribed to it in Section 6.1(d)(ii).

“Variance Testing Date” means (a) with respect to any test relating to cash disbursements, the Variance Disbursement Testing Date and (b) with respect to any test relating to cash receipts, November 1, 2019 and every fourth Friday thereafter (i.e., occurring 4 weeks after the immediately preceding Variance Testing Date) (or, if such Friday is not a Business Day, the next Business Day thereafter).

“Variance Testing Period” means (a) with respect to any test relating to cash disbursements, the Variance Disbursement Testing Period and (b) with respect to any test relating to cash receipts, the four-week period ending on the Friday immediately preceding each Variance Testing Date.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Warrant” has the meaning ascribed to it in Section 7.18.

“Wholly-Owned” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Withdrawal Liability” means, with respect to the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

“Withholding Agent” means any Loan Party and any Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and, where applicable, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3    Accounting Terms and Principles

(a)    Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)    If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent without objection from the Parent’s Accountants and results in a change in any of the calculations required by Article V or VIII had such accounting change not occurred, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Loan Parties shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Account Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at “fair value”, as defined therein.

Section 1.4    Certain Terms

(a)    The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b)    Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)    Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless otherwise specified, references in this Agreement to an agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) any consent is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

(d)    References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

(e)    The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted.

(f)    Upon the appointment of any successor Administrative Agent pursuant to Section 10.6, the reference to Credit Agricole or Barclays, as applicable, in the definition of Dollar Equivalent shall be deemed to refer to the financial institution then acting as the Applicable Administrative Agent or one of its Affiliates if it so designates.

(g)    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases after such time in the stated amount thereof, the amount of such Letter of Credit shall be deemed for all purposes (other than determining the Letter of Credit Participation Fees and Fronting Fees payable in connection with such Letter of Credit) to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time or may occur in the future.

(h)    The phrase “unmatured or undrawn” when used in any Loan Document means that (i) the beneficiary of the applicable letter of credit, bankers’ acceptance, surety bond, performance bond, bank guarantee or other similar obligation has not made a bona fide drawing or other demand for funding under such letter of credit, bankers’ acceptance, surety bond, performance bond, bank guarantee or other similar obligation and (ii) the issuer of such letter of credit, bankers’ acceptance, surety bond, performance bond, bank guarantee or other similar obligation shall not have a favorable legal judgment to obtain cash collateral in respect thereof.

Section 1.5    Dutch Terms

(a)    In relation to any entity that is incorporated, or where applicable, has its centre of main interest in the Netherlands, a reference to:

(i)    a moratorium includes voorlopige surseance van betaling or surseance van betaling;

(ii)    winding up, liquidation and reorganization (and any of those terms) includes an entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to any emergency regulations;

(iii)    admit in writing its inability to pay its debts generally includes with respect to an entity the filing of any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (“TCA”) or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(iv)    a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any other rights in rem (zakelijke rechten) or other rights created for the purpose of granting security;

(v)    all necessary corporate, limited liability company or partnership action includes without limitation, where applicable, (i) compliance with any requirements of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) and (ii) having obtained an (x) unconditional neutral advice (advies) or unconditional positive advice, or (y) a conditional positive advice, from the competent works council.

For the purpose of this Section 1.5(a)(v):

(A)    “unconditional neutral advice” and “unconditional positive advice” shall mean an advice which can be read as an advice to execute and proceed with the proposed decision(s) as described in the request for advice; and

(B)    “conditional positive advice” shall mean an advice of which all conditions can reasonably be expected to be satisfied without having a Material Adverse Effect;

(vi)    an administrator includes a bewindvoerder and a stille bewindvoerder;

(vii)    a distribution or dividend includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit reserves);

(viii)    organizational documents means a copy of:

(1)    the articles of association (statuten);

(2)    the deed of incorporation (akte van oprichting); and

(3)    an up-to-date extract (uittreksel) from the trade register (Handelsregister) of the Dutch chamber of commerce (Kamer van Koophandel); and

(b)    officers include managing directors of a Dutch entity.

ARTICLE II

THE LOANS AND LETTERS OF CREDIT

Section 2.1    Term Commitments

(a)    On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan to the Borrowers on the Effective Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Tranche A Term Commitment. Each Term Lender’s Tranche A Term Commitment shall terminate immediately and without any further action upon the making of such Term Loan by such Term Lender or, if earlier, at 5:00 p.m., (New York time) on the Effective Date (the “Tranche A Funding Deadline”).

(b)    On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan to the Borrowers on the Tranche B Funding Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Tranche B Term Commitment. Each Term Lender’s Tranche B Term Commitment shall terminate immediately and without any further action upon the making of such Term Loan by such Term Lender or, if earlier, upon the earliest to occur of (x) 5:00 p.m., (New York time) on the Tranche B Commitment Termination Date (the “Tranche B Funding Deadline”) and (y) the Tranche A Funding Deadline if the Effective Date has not occurred by such time.

(c)    On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan to the Borrowers on the Tranche C Funding Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Tranche C Term Commitment. Each Term Lender’s Tranche C Term Commitment shall terminate immediately and without any further action upon the making of such Term Loan by such Term Lender or, if earlier, upon the earliest to occur of (x) 5:00 p.m., (New York time) on the Tranche C Commitment Termination Date (the “Tranche C Funding Deadline”), (y) the Tranche A Funding Deadline if the Effective Date has not occurred by such time and (z) the Tranche B Funding Deadline if the Tranche B Funding Date has not occurred by such time.

(d)    On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan to the Borrowers on the Tranche D Funding Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Tranche D Term Commitment. Each Term Lender’s Tranche D Term Commitment shall terminate immediately and without any further action upon the making of such Term Loan by such Term Lender or, if earlier, upon the earliest to occur of (w) 5:00 p.m., (New York time) on the Tranche D Commitment Termination Date, (x) the Tranche A Funding Deadline if the Effective Date has not occurred by such time, (y) the Tranche B Funding Deadline if the Tranche B Funding Date has not occurred by such time and (z) the Tranche C Funding Deadline if the Tranche C Funding Date has not occurred by such time.

(e)    Amounts of Term Loans that are repaid or prepaid may not be reborrowed.

Section 2.2    Borrowing Procedures for the Loans

(a)    Term Loan Borrowings.

(i)    There shall be one Borrowing of Tranche A Term Loans on the Effective Date, which shall be made on notice given by the Borrowers to the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Effective Date (or such shorter period as acceptable to the Term Loan Administrative Agent in its sole discretion), in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Effective Date (or such shorter period as acceptable to the Term Loan Administrative Agent in its sole discretion), in the case of a Borrowing of Eurodollar Rate Loans. Such notice shall be in substantially the form of Exhibit C (a “Notice of Term Borrowing”) (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the Effective Date as the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing which amount shall be the aggregate amount of Tranche A Term Commitments, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. The Tranche A Term Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Term Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing of Tranche A Term Loans shall be allocated in accordance with each Term Lender’s Tranche A Term Commitment.

(ii)    There shall be one Borrowing of Term Loans on the Tranche B Funding Date, which shall be made on a Notice of Term Borrowing given by the Borrowers to the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Tranche B Funding Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Tranche B Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. Such Notice of Term Borrowing (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the Tranche B Funding Date as the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing which amount shall be the aggregate amount of Tranche B Term Commitments, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. Such Term Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Term Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing of such Term Loans shall be allocated in accordance with each Term Lender’s Tranche B Term Commitment.

(iii)    There shall be one Borrowing of Term Loans on the Tranche C Funding Date, which shall be made on a Notice of Term Borrowing given by the Borrowers to the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Tranche C Funding Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Tranche C Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. Such Notice of Term Borrowing (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the Tranche C Funding Date as the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing which amount shall be the aggregate amount of Tranche C Term Commitments, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. Such Term Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Term Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing of such Term Loans shall be allocated in accordance with each Term Lender’s Tranche C Term Commitment.

(iv)    There shall be one Borrowing of Term Loans on the Tranche D Funding Date, which shall be made on a Notice of Term Borrowing given by the Borrowers to the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Tranche D Funding Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Tranche D Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. Such Notice of Term Borrowing (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (1) the Tranche D Funding Date as the date of such proposed Borrowing, (2) the aggregate amount of such proposed Borrowing which amount shall be the aggregate amount of Tranche D Term Commitments, (3) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (4) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (5) remittance instructions. Such Term Loans shall be made as Base Rate Loans unless, subject to Section 2.17, the Notice of Term Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing of such Term Loans shall be allocated in accordance with each Term Lender’s Tranche D Term Commitment.

(v)    Unless the Term Loan Administrative Agent shall have received notice from a Term Lender prior to the Effective Date, the Tranche B Funding Date, the Tranche C Funding Date or the Tranche D Funding Date, as applicable, that such Term

Lender shall not make available to the Term Loan Administrative Agent such Term Lender’s portion of the Borrowing to be made on such date (or any portion thereof), the Term Loan Administrative Agent may assume that such Term Lender has made such portion available to the Term Loan Administrative Agent on the Effective Date, the Tranche B Funding Date, the Tranche C Funding Date or the Tranche D Funding Date, as applicable, in accordance with this Section 2.2(a) and the Term Loan Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Term Lender shall not have so made such portion available to the Term Loan Administrative Agent, such Term Lender and the Borrowers agree to repay to the Term Loan Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Term Loan Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Term Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Term Loans comprising such Borrowing. If such Term Lender shall repay to the Term Loan Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Term Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Term Loan Administrative Agent such corresponding amount, such payment shall not relieve such Term Lender of any obligation it may have hereunder to the Borrowers.

(vi)    The failure of any Term Lender to make its Term Loan or any payment required by it on the date specified, shall not relieve any other Term Lender of its obligations to make its Term Loan or payment on such date but no such other Term Lender shall be responsible for the failure of any Term Lender to make a Term Loan or payment required under this Agreement.

Section 2.3    [Reserved]

Section 2.4    Letters of Credit

(a)    On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, a Borrower to support obligations of the Parent, such Borrower, any of the Parent’s Subsidiaries or any Joint Venture, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the Revolving Maturity Date; provided that no Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer (including, without limitation, any applicable “know your customer” and anti-money laundering rules and regulations) or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii)    such Issuer shall have received written notice from the Revolving Administrative Agent, any Revolving Lender or a Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.2 (with respect to an Issuance on the Effective Date) or 3.6 is not then satisfied or duly waived in accordance with Section 11.1, and such notice has not been revoked by the Person that delivered such notice;

(iii)    after giving effect to the Issuance of such Letter of Credit, (x) the Revolving Outstandings would exceed the Active Revolving Commitments in effect at such time, (y) the aggregate outstanding amount of all Letters of Credit issued by such Issuer would exceed its Letter of Credit Issuer Commitment or (z) the aggregate outstanding amount of all Financial Letters of Credit (other than the Amazon Letter of Credit) would exceed the Financial Letter of Credit Sublimit;

(iv)    any fees due to the applicable Issuer in connection with a requested Issuance have not been paid;

(v)    such Letter of Credit is requested to be issued in a form that is not acceptable to such Issuer, in its sole discretion exercised in a commercially reasonable manner;

(vi)    with respect to any requested Letter of Credit denominated in an Alternative Currency, (A) the Issuer or the Revolving Administrative Agent shall not have approved such Issuance or (B) the Issuer receives notice from the Revolving Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed the Alternative Currency Cap on the date of such proposed Issuance;

(vii)    such Letter of Credit does not comply with such Issuer’s internal policies with respect thereto; or

(viii)    such Letter of Credit is a trade or commercial letter of credit or bank guarantee and such Issuer has not agreed in its sole discretion to Issue such Letter of Credit.

Section 2.5    [Reserved]

Section 2.6    [Reserved]

Section 2.7    Letters of Credit Generally

(a)    None of the Lenders (other than the Issuers in their capacity as such and on the terms and conditions hereof) shall have any obligation to Issue any Letter of Credit.

(b)    In no event shall the expiration date of any Letter of Credit be later than the earlier of (i) the date that is 12 months from the date of Issuance thereof or such later date as the applicable Issuer may agree in its sole discretion and (ii) the fifth Business Day prior to the Revolving Maturity Date or, with the approval of the applicable Issuer in its sole discretion, any date that is after the fifth Business Day prior to the Revolving Maturity Date (including after the Revolving Maturity Date); provided, however, that, if the applicable Issuer agrees in its sole discretion, any Letter of Credit with a fixed term may provide for the auto-renewal thereof for additional periods of not more than 12 months each (each, an “Auto-Renewal LC”); provided, further, that any such Auto-Renewal LC must permit the applicable Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof. If (A) any Issuance or renewal of a Letter of Credit occurs during the 12 month period prior to the Revolving Maturity Date or (B) the Parent requests (and the applicable Issuer approves) the Issuance of a Letter of Credit that expires after the fifth Business Day prior to the Revolving Maturity Date, then on or before the date that is 95 days prior to the Revolving Maturity Date (or on the date of such Issuance, if the date of such Issuance is later than the 95th day prior to the Revolving Maturity Date), the Borrowers shall make arrangements acceptable to the relevant Issuer in respect of the amount of each such Letter of Credit that expires after the fifth Business Day prior to the Revolving Maturity Date (each such Letter of Credit with regard to which acceptable arrangements have been so made, an “Extended Letter of Credit”). Each Extended Letter of Credit shall, on the Revolving Maturity Date and if all Reimbursement Obligations have been repaid in full, for all purposes cease to be a Letter of Credit hereunder and the obligations (if any) of the Revolving Lenders to fund or risk participate in Extended Letters of Credit pursuant to clause (i) below shall be terminated on the Revolving Maturity Date. After the Revolving Maturity Date and the repayment in full of all Reimbursement Obligations, the terms for release of such cash collateral shall be as agreed from time to time between the Parent and the applicable Issuer; provided that in the absence of such agreement between the Parent and such Issuer, the terms of this Agreement shall, as among the Parent, the Borrowers and such Issuer, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.

(c)    In connection with the Issuance of each Letter of Credit, the Borrowers shall give the relevant Issuer and the Revolving Administrative Agent, at least three Business Days’ (unless the relevant Issuer otherwise agrees) prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer) of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable on and after the Issuance of such Letter of Credit (and, prior to such Issuance, may be revoked only with the consent of the Issuer) and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and the Person for whose benefit the requested Letter of Credit is to be issued. Unless the Issuer and Revolving Administrative Agent, otherwise agree, such notice, to be effective, must be received by the relevant Issuer and the Revolving Administrative Agent, not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)    Subject to (x) the satisfaction of the conditions set forth in this Section 2.7 and (y) receipt from the Revolving Administrative Agent, if requested by the Issuer, of the total outstanding amount of Reimbursement Obligations at such time and any fees and expenses related to Letters of Credit that are due and payable at such time (including the amount of any outstanding requests for Issuance), the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrowers in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Revolving Administrative Agent, or, any Revolving Lender, if a Letter of Credit that one or more of the conditions precedent contained in Section 3.6 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 2.4(a) and 3.6 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)    If requested by the relevant Issuer, prior to the first Issuance of a Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each Lender in the Letter of Credit Obligations arising with respect thereto, the Borrowers and Parent shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the Borrowers and the Parent, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)    Each Issuer shall:

(i)    give the Revolving Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by the Revolving Administrative Agent, electronic mail), within 3 Business Days, of the Issuance or renewal of a Letter of Credit issued by it (which notice shall include a copy of such Letter of Credit), of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation and of the cancellation, termination or expiration of any Letter of Credit (of which notice the Revolving Administrative Agent shall, in the case of a Letter of Credit, promptly notify each Lender under the Revolving Facility);

(ii)    upon the request of any Revolving Lender, furnish to such Revolving Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Lender; and

(iii)    no later than five Business Days following the last Business Day of each calendar quarter, provide to the Revolving Administrative Agent (and the Revolving Administrative Agent shall provide a copy to each Revolving Lender requesting the same) and the Borrowers a schedule of Letters of Credit issued by it, in form and substance reasonably satisfactory to the Revolving Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each calendar quarter and any information requested by the Borrowers or the Revolving Administrative Agent relating thereto.

(g)    [Reserved].

(h)    Effective immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, each Issuer shall be deemed to have sold and transferred to each Revolving Lender and each Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from each Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Ratable Portion in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(i)    The Borrowers jointly and severally agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer in respect of any Letter of Credit in Dollars (based on the Dollar Equivalent of such payment if such payment was made in an Alternative Currency) no later than the date that is the next succeeding Business Day after the Borrowers receives notice from such Issuer (or, if such notice is not received prior to 11:00 A.M. (New York Time) on any Business Day, then no later than 10:00 A.M. (New York Time) on the next succeeding Business Day) that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that any Borrower may have at any time against such Issuer or any other Person.

If any Issuer makes any payment under any Letter of Credit and a Borrower shall not have repaid such amount to such Issuer pursuant to this clause (i) or any such payment in respect thereof is rescinded or set aside for any reason, such Reimbursement Obligation shall be immediately due and payable with interest thereon computed at the rate of interest per annum equal to the rate of interest applicable during such period to Term Loans that are Base Rate Loans plus 2.00%, and such Issuer shall promptly notify the Revolving Administrative Agent, and the Revolving Administrative Agent shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Revolving Administrative Agent for the account of such Issuer the amount of such Revolving Lender’s Ratable Portion in Dollars (based on the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Revolving Administrative Agent so notifies such Revolving Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Lender shall make available to the Revolving Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Whenever any Issuer receives from a Borrower a payment of a Reimbursement Obligation as to which the Revolving Administrative Agent has received for the account of such Issuer any payment from a Revolving Lender pursuant to this clause (i), such Issuer shall pay to the Revolving Administrative Agent and the Revolving Administrative Agent shall promptly pay to such Revolving Lender in immediately available funds, an amount equal to such Revolving Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Lenders have paid in respect of such Reimbursement Obligation.

(j)    Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Applicable Lenders (except as otherwise set forth in the penultimate sentence of Section 2.7(b)) to make payments to the Revolving Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)    any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)    the existence of any claim, set-off, defense or other right that the Parent, any Borrower, any other party guaranteeing, or otherwise obligated with, the Parent, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, any Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)    payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(vi)    any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agents or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to a Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever. Any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in any case, be deemed not to constitute willful misconduct or gross negligence of the Issuer. Notwithstanding the foregoing, nothing in this clause (j) shall be deemed to release any Issuer from liability with respect to its gross negligence or willful misconduct.

(k)    If and to the extent any Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (i) above available to the Revolving Administrative Agent for the account of an Issuer, such Lender agrees to pay to the Revolving Administrative Agent for the account of such Issuer forthwith on demand any amount so unpaid together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Revolving Administrative Agent for the account of such Issuer, at the rate per annum applicable to Base Rate Loans. The failure of any Lender to make available to the Revolving Administrative Agent for the account of an Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Revolving Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Revolving Administrative Agent for the account of the Issuer such other Lender’s Ratable Portion of any such payment.

(l)    The Revolving Administrative Agent shall determine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency and each obligation due with respect thereto, and a determination thereof by the Revolving Administrative Agent shall be conclusive absent manifest error. The Dollar Equivalent of each Reimbursement Obligation with respect to a drawn Letter of Credit shall be calculated on the date the Issuer pays the draw giving rise to such Reimbursement Obligation. The Revolving Administrative Agent shall determine or redetermine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency, as applicable, on the date of each Issuance of such Letter of Credit and at any time, in the Revolving Administrative Agent’s sole discretion. The Revolving Administrative Agent may determine or redetermine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency at any time upon request of any Lender or Issuer.

(m)    The Borrowers shall furnish each Administrative Agent with (i) a copy of each Letter of Credit promptly upon the Issuance or renewal of such Letter of Credit and (ii) a copy of any amendment to such Letter of Credit promptly upon the effectiveness of such amendment.

(n)    Notwithstanding anything in this Agreement to the contrary, no Issuer shall be under any obligation to Issue any Letter of Credit if any Revolving Lender is at that time a

Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuer (in its sole discretion) with the Borrowers to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Unless otherwise expressly agreed by the applicable Issuer and the applicable Borrower when a Letter of Credit is Issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of Issuance shall apply to each commercial Letter of Credit.

Section 2.8    Reduction and Termination of the Commitments

(a)    The applicable Borrower may, upon at least three Business Days’ prior notice to the Applicable Administrative Agent, terminate in whole or reduce in part the unused portions of the Revolving Commitments; provided, however, that (i) each partial reduction shall be in an aggregate amount that is an integral multiple of $5,000,000.00 and (ii) each such reduction shall be made ratably in accordance with each Lender’s Revolving Commitment. A notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the applicable Borrower by notice to the Applicable Administrative Agent on or prior to the date specified for the termination of the Revolving Commitments that the refinancing condition has not been met and the termination is to be revoked (it being understood that any Term Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.14).

(b)    If (x) the Tranche B Funding Date has not occurred by the Tranche B Funding Deadline, (y) the Tranche C Funding Date has not occurred by the Tranche C Funding Deadline or (z) the Tranche D Funding Date has not occurred by the Tranche D Funding Deadline, (I) the aggregate Revolving Commitments shall automatically and without further action be reduced to the aggregate amount of the Active Revolving Commitments in effect at such time and (II) the relevant provisos set forth in the definition of “Revolving Commitment” shall thereafter cease to apply. Any such reduction shall be made ratably in accordance with each Lender’s Revolving Commitment.

Section 2.9    Repayment of Loans

(a)    The Borrowers promise to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the Term Loans on the Term Maturity Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

(b)    The Borrowers promise to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the Reimbursement Obligations on the Revolving Termination Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

Section 2.10    Evidence of Debt

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of, and Reimbursement Obligations owed to, such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)    The Term Loan Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (A) the amount of each Term Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (B) the amount of any principal or interest due and payable by the Borrowers to each Term Lender hereunder and (C) the amount of any sum received by the Term Loan Administrative Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Term Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Term Lender’s share thereof, if applicable.

(c)    The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans and Reimbursement Obligations in accordance with their terms.

(d)    Notwithstanding any other provision of this Agreement, if any Term Lender requests that a Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans of such Lender substantially in the form of Exhibit B.

Section 2.11    Voluntary Prepayments; Term Loan Call Protection

(a)    Voluntary Prepayments.

(i)    Without limiting Section 2.11(b), the Borrowers may, at any time, prepay the outstanding principal amount of the Term Loans in whole or in part; provided, however, that if any prepayment of any Borrowing of Eurodollar Rate Loans is made by the Borrowers other than on the last day of an Interest Period for such Borrowing, the Borrowers shall also pay any amounts owing pursuant to Section 2.17(e); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000.00. Upon the giving of such notice of prepayment, the principal amount of Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that a notice of prepayment of the outstanding principal amount of the Term Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrowers by notice to the Term Loan

Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Term Loans outstanding at the time of such notice or drawn thereafter will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.14).

(ii)    [Reserved].

(b)    Term Loan Call Protection. Each prepayment of Term Loans (a “Payment Event”) pursuant to Section 2.11(a) or Section 2.12(a), (b) or (c) shall be accompanied by payment of the Applicable Premium. If the Term Loans are accelerated or otherwise become due prior to the date that is eighteen (18) months following the Effective Date for any reason (including the acceleration of claims by operation of law), in each case, as a result of an Event of Default, the amount of principal of, accrued and unpaid interest and premium on the Term Loans that becomes due and payable shall equal 100% of the principal amount of the Term Loans prepaid plus the Applicable Premium in effect on the date of such acceleration plus accrued and unpaid interest on the applicable Term Loans as of the date of acceleration, as if such acceleration were a voluntary prepayment of the Loans pursuant to Section 2.11(a). Without limiting the generality of the foregoing, in the event the Term Loans are accelerated or otherwise become due prior to the date that is eighteen (18) months following the Effective Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under Section 9.1(f) (including the acceleration of claims by operation of law)), the Applicable Premium with respect to a prepayment of the Term Loans pursuant to Section 2.11(a) will also be due and payable as though all of the Term Loans were voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits as a result thereof. Any premium (including the Applicable Premium) payable above shall be presumed to be the liquidated damages sustained by each Term Lender as the result of the early redemption and the Loan Parties agree that it is reasonable under the circumstances currently existing. The premium (including the Applicable Premium) shall also be payable in respect of all of the Term Loans in the event the Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM (INCLUDING THE APPLICABLE PREMIUM) IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and each other Loan Party expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Borrower and each other Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower and each other Loan Party expressly acknowledges that its agreement to pay the Applicable Premium to Term Lenders as herein described is a material inducement to Term Lenders to make the Term Loans.

Section 2.12    Mandatory Prepayments Without limiting Section 2.11(b),

(a)    Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Parent shall notify each Administrative Agent of such receipt. On the third Business Day following the receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Borrowers shall prepay the Term Loans then outstanding, together with the Applicable Premium, and permanently reduce the Active Revolving Commitments on a pro rata basis in an aggregate amount equal to such Net Cash Proceeds.

(b)    Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary, or by any Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Parent shall notify each Administrative Agent of such receipt. On the third Business Day following the receipt by the Parent or any Restricted Subsidiary, or by any Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Borrowers shall prepay the Term Loans then outstanding, together with the Applicable Premium, and permanently reduce the Active Revolving Commitments on a pro rata basis in an aggregate amount equal to such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Parent may, on or prior to the date of the required prepayment, deliver to each Administrative Agent a certificate of a Responsible Officer of the Parent certifying that the Parent intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Parent and its Restricted Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) on or prior to the date that is 180 days after the receipt of such Net Cash Proceeds (or, if the Parent or such Restricted Subsidiary has entered into a binding commitment with respect to any such reinvestment within such 180-day period, the date, if later, that is 90 days after the date of such commitment), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrowers shall not be required to make such prepayment to the extent of the amount intended to be so reinvested as set forth in such certificate; provided further any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Loans then outstanding, together with the Applicable Premium, and permanently reduce the Active Revolving Commitments on a pro rata basis in an aggregate amount equal to such Net Cash Proceeds immediately upon the expiration of such period.

(c)    Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness (excluding any Indebtedness permitted to be incurred pursuant to Section 8.1), the Parent shall notify each Administrative Agent of such receipt and the Borrowers shall prepay the Term Loans then outstanding, together with the Applicable Premium, and permanently reduce the Active Revolving Commitments on a pro rata basis in an aggregate amount equal to such Net Cash Proceeds.

(d)    In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), the Borrowers shall, not later than March 31 of the following Fiscal Year, prepay the Term Loans then outstanding and permanently reduce the Active Revolving Commitments on a pro rata basis in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow.

(e)    If, at any time, the aggregate principal amount of Letter of Credit Obligations exceeds the aggregate Active Revolving Commitments at such time, the Borrowers shall within one Business Day provide cash collateral in respect of the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(f)    If, at any time, the aggregate outstanding amount of all Financial Letters of Credit (other than the Amazon Letter of Credit) exceeds the Financial Letter of Credit Sublimit, the Borrowers shall within one Business Day provide cash collateral in respect of the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

(g)    Prior to or concurrently with any mandatory prepayment, cash collateralization or reduction pursuant to this Section 2.12, the Borrowers (i) shall notify each Administrative Agent of such prepayment, cash collateralization or reduction and (ii) shall deliver to each Administrative Agent a certificate of a Responsible Officer of the Parent setting forth the calculation of the amount of the applicable prepayment, cash collateralization or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or Reimbursement Obligation or portion thereof to be prepaid or cash collateralized (with such specification to be in accordance with this Section 2.12), or the effective date and the amount of any such reduction, as applicable, and shall be given in writing. Promptly following receipt of any such notice, the Term Loan Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Loans and each Commitment reduction shall be allocated among the Lenders under such Facility in accordance with their applicable Ratable Portions.

(h)    Each holder of Term Loans may decline all or any portion of any prepayment allocable to it pursuant to clauses (b) through (d) of this Section 2.12.

(i)    The aggregate Revolving Commitments shall be reduced on a dollar-for-dollar basis with any reduction in the Active Revolving Commitments, and each such reduction shall be made ratably in accordance with each Lender’s Revolving Commitment.

Section 2.13    Interest

(a)    Term Loan Rate of Interest. All Term Loans shall bear interest on the unpaid principal amount thereof from the date such Term Loans are made until paid in full, except as provided in clause (d) below, as follows:

(i)    if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) 9.00%; and

(ii)    if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) 10.00%.

(b)    Other Facility Rate of Interest. The outstanding amount of all Obligations (other than Reimbursement Obligations in respect of Letters of Credit, which shall bear interest as set forth in Section 2.7(i), and Term Loans, which shall bear interest as set forth in Section 2.13(a)) shall bear interest, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (d) below, as follows:

(i)    if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) 9.00%; and

(ii)    if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) 10.00%.

(c)    Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar quarter and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(d)    Default Interest. Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the interest rate otherwise in effect shall increase 2.00% per annum; provided that, the applicable rates of interest with respect to overdue amounts other than principal shall be the rate specified in clause (b)(i) above plus 2.00% per annum.

(e)    Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to each Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

Section 2.14    Conversion/Continuation Option

(a)    The Borrowers may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in an amount that is an integral multiple of $1,000,000.00. Each conversion or continuation shall be allocated among the Loans subject to such conversion or continuation of each Applicable Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Applicable Administrative Agent at least three Business Days’ prior written notice specifying, in each case, (A) the amount and Type of Loans being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

(b)    The Applicable Administrative Agent shall promptly notify each Applicable Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time during which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.17. If, within the time period required under the terms of this Section 2.14, the Applicable Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrowers containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.15    Fees

(a)    Revolving Commitment Fees. The Borrowers jointly and severally agree to pay to the Revolving Administrative Agent for the account of each Lender (except for any Defaulting Lender) a commitment fee (the “Revolving Commitment Fee”), accruing at a rate per annum equal to 1.50% on the actual daily amount by which the Revolving Commitment of such Lender exceeds such Lender’s Revolving Exposure during the period from the Effective Date until the Revolving Termination Date, payable in arrears (i) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Revolving Commitment Fees due and payable for the period, and (ii) on the Revolving Termination Date.

(b)    [Reserved].

(c)    Letter of Credit Fees. The Borrowers jointly and severally agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)    to the Revolving Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee of 0.50% per annum (“Fronting Fees”) of the daily maximum amount available to be drawn under such Letter of Credit (in the case of Letters of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears (A) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Fronting Fees due and payable for the period and (B) on the Revolving Termination Date;

(ii)    to the Revolving Administrative Agent for the account and ratable benefit of the Revolving Lenders (except for any Defaulting Lender that has not provided cash collateral satisfactory to the applicable Issuers pursuant to Section 2.7(n)), with respect to each Letter of Credit (but excluding that portion of any such Letter of Credit that has been cash collateralized by the Borrowers pursuant to Section 2.7(n) as a result of any Defaulting Lender), a fee (the “Letter of Credit Participation Fee”) accruing at a rate per annum equal to 10.00% on the daily maximum amount available to be drawn under such Letter of Credit (in any case, in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter) payable in arrears (x) no later than the fifth Business Day after the date on which the Borrowers receive an invoice for the amount of the Letter of Credit Participation Fees due and payable for the period and (y) on the Revolving Termination Date, as applicable; provided, however, that during the continuance of an Event of Default, such fee shall be increased by 2.00% per annum and shall be payable on demand upon the election of the Requisite Revolving Lenders (except, in each case, if an Event of Default has occurred under Section 9.1(a) or (f), in which case such increase shall be immediate); and

(iii)    to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(d)    [Reserved].

(e)    Additional Fees. The Parent and the Borrowers have agreed to pay to the Agents, the Arrangers and the Lenders additional fees, the amount and dates of payment of which are embodied in certain fee letters executed and delivered by the Parent or any Borrowers in connection with this Agreement and as may otherwise have been separately agreed upon by the Parent or any Borrower in writing in connection herewith or therewith.

(f)    Payment of Fees to Lenders. The Revolving Administrative Agent hereby agrees to pay to each Revolving Lender such Revolving Lender’s Ratable Portion of the Revolving Commitment Fees and the Letter of Credit Participation Fee, as applicable, received by the Revolving Administrative Agent in its capacity as such, promptly following receipt of each of the same from (and only to the extent each such fee is received from) the Borrowers or any other Loan Party; provided that (i) the Ratable Portion of any Revolving Commitment Fee shall be calculated without giving effect to the Commitment of any Defaulting Lender and (ii) any Letter of Credit Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither such Defaulting Lender nor the Borrower has provided cash collateral satisfactory to the Issuer pursuant to Section 2.7(n) shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Ratable Portions allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account.

Section 2.16    Payments and Computations

(a)    The Borrowers shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars, to the Applicable Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Applicable Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.18, Section 2.19 or Section 2.17(c) or (d) shall be paid only to any affected Lender. Payments received by any Administrative Agent after 3:00 p.m. (New York time) shall be deemed (in such Administrative Agent’s sole discretion) to be received on the next Business Day.

(b)    All computations of interest and of fees shall be made by the Applicable Administrative Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) (i) over a year of 365 or 366 days, as the case may be, in the case of interest accruing at the Base Rate when the Base Rate is determined by reference to the Prime Rate, and (ii) over a year of 360 days at all other times. Each determination by the Applicable Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans under any Facility shall be applied as follows: first, to repay Loans under such Facility outstanding as Base Rate Loans and then, to repay Loans under such Facility outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d)    Unless an Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, such Administrative Agent may assume that the Borrowers have made such payment in full to such Administrative Agent on such date and such Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to such Administrative Agent, each applicable Lender shall repay to such Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first three Business Days, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to such Administrative Agent.

(e)    Subject to the provisions of clause (f) below and the provisions of Section 2.12 with respect to the application of mandatory prepayments, all payments and any other amounts received by the Administrative Agents from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans an Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which such Administrative Agent has not been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations as provided in the Loan Documents, and third, as the Borrowers so designate. Payments in respect of Loans or Reimbursement Obligations received by an Administrative Agent shall, subject to Section 2.23, be distributed to each applicable Lender in accordance with such Lender’s Ratable Portion (calculated (i) in the case of principal payments, without giving effect to the Commitments of any Defaulting Lender that has not fully funded its share of the Loans or Reimbursement Obligations being repaid and (ii) in the case of interest and fee payments, without giving effect to the Commitments of any Defaulting Lender for the amount of interest, Revolving Commitment Fees or Letter of Credit Participation Fees payable in respect of Loans or Letter of Credit Obligations for which such Defaulting Lender has not fully funded its share of the Loan or Letter of Credit Obligations) and as adjusted in accordance with Section 2.15(f) and Section 2.23(a)(iv).

(f)    Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any net proceeds of Collateral after the occurrence and during the continuance of an Event of Default, whether from a Loan Party’s sale of Collateral or the Collateral Agent’s or any Secured Party’s receipt of proceeds from any exercise of remedies, and each Borrower and each Lender agrees that, during such time, each Administrative Agent may, and upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2, shall, apply all payments in respect of any Obligations and all other proceeds of Collateral, in the following order (subject to any adjustments under Section 2.23(a)(ii)):

first, to pay interest on and then principal of (i) the Loans that any Administrative Agent may have advanced on behalf of any Lender for which such Administrative Agent has not then been reimbursed by such Lender or the Borrowers and (ii) the Reimbursement Obligations owed to any Issuer for which such Issuer has not then been reimbursed by any Lender or the Borrowers;

second, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to any Administrative Agent or the Collateral Agent;

third, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Lenders and the Issuers;

fourth, to pay Obligations in respect of any fees then due to any Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

fifth, to pay interest then due and payable in respect of the Loans (ratably to the aggregate principal amount of such Loans) and Reimbursement Obligations; and

sixth, to pay or prepay the Loans, Applicable Premium, Reimbursement Obligations and other Obligations including to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, ratably to the aggregate amount of such Loans, Reimbursement Obligations, other Obligations and Letter of Credit Undrawn Amounts;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through sixth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the interest of the Agent, Lender, Issuer or other Person holding such Obligations in the aggregate outstanding Obligations described in such clauses.

If any Secured Party collects or receives any amounts or obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Obligations to which it is not entitled under or in excess of the amount it would be entitled under this Section 2.16(f) if such payment had been received by an Administrative Agent or the Collateral Agent, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to an Administrative Agent, for the account of such Secured Parties, to be applied in accordance with this Section 2.16(f), in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

Section 2.17    Special Provisions Governing Eurodollar Rate Loans

(a)    Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Applicable Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” An Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b)    Interest Rate Unascertainable, Inadequate or Unfair.

(i)    If (A) an Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) or (B) the Applicable Requisite Lenders notify the Applicable Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period or calendar quarter, such Administrative

Agent shall forthwith so notify the Borrowers and the Applicable Lenders, whereupon each Eurodollar Rate Loan in respect of such Facility shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Applicable Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until such Administrative Agent shall notify the Borrowers that the Applicable Requisite Lenders have determined that the circumstances causing such suspension no longer exist, which notice shall be given promptly following such determination. Thereafter, the Borrowers’ right to request, and the Applicable Lenders’ obligations, if any, to make Eurodollar Rate Loans shall be restored.

(ii)    If at any time an Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (b)(i)(A) or (b)(i)(B) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (b)(i)(A) or (b)(i)(B) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over such Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agents and the Borrowers shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.1, such amendment shall become effective with regard to each Facility without any further action or consent of any other party to this Agreement so long as the Applicable Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Applicable Requisite Lenders stating that such Lenders object to such amendment.

(c)    Increased Costs. If at any time any Lender or an Issuer determines that any Change in Law (including any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) shall (i) have the effect of increasing the cost to such Lender or such Issuer of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan, or (ii) subject any Lender or any Issuer to any Tax (except for Taxes or Other Taxes indemnifiable pursuant to Section 2.19) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital and the result of any of the foregoing shall be to increase the cost to such Lender or Issuer of making, continuing or maintaining any Eurodollar Rate Loan or of maintaining its obligation to make any such Eurodollar Rate Loan, or to increase the cost to such Lender or Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder with respect to a Eurodollar Rate Loan or Letter of Credit (whether of principal, interest or any other amount) then the Borrowers shall from time to time, upon demand by such Lender or such Issuer (with a copy of such demand to the Applicable Administrative Agent), pay to the Applicable Administrative Agent for the account of such Lender or such Issuer additional amounts sufficient to compensate such Lender or such Issuer for such additional cost incurred or reduction suffered. A certificate as to the amount of such increased cost shall be, together with supporting documents, submitted to the Borrowers and the Applicable Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in such certificate shall be retroactive, the Borrowers shall not be required to compensate a Lender or an Issuer pursuant to this clause (c) for any increased costs or reduction incurred more than 180 days prior to the date of such certificate. The Borrowers shall pay such Lender or such Issuer the amount shown as due on any such certificate within 30 days after its receipt of the same. Notwithstanding the foregoing, no Person shall be entitled to demand compensation for any additional cost or reduction pursuant to this Section 2.17(c) if it is not the general policy or practice of such Person to demand it in similar circumstances under comparable provisions of other credit agreements (as reasonably determined by such Person).

(d)    Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Applicable Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrowers shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.17(d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrowers and the Applicable Administrative Agent. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e)    Breakage Costs. In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.13, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loan to the Borrowers, but excluding any loss of profit on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed Borrowing or continuation of, or conversion into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrowers or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.14, (ii) if for any reason any Eurodollar Rate Loan is prepaid by reason of an increase or a reduction in Commitments on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above, (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof, or (v) as a consequence of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest

Period therefor as a result of a request by the Borrowers pursuant to Section 2.20 or Section 11.1(c). The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

(f)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.17 shall survive the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.18    Capital Adequacy

If at any time any Lender or any Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s (or any Person controlling such Lender’s or such Issuer’s) capital as a consequence of its obligations hereunder, under or in respect of any Letter of Credit to a level below that which such Lender or such Issuer or Person could have achieved but for such Change in Law, then, upon demand from time to time by such Lender or such Issuer, the Borrowers shall pay to the Applicable Administrative Agent for the account of such Lender or such Issuer, from time to time as specified by such Lender or such Issuer, additional amounts sufficient to compensate such Lender or such Issuer for such reduction. A certificate as to such amounts setting forth in reasonable detail the basis for such demand and a calculation for such amount shall be submitted to the Borrowers and the Applicable Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes absent manifest error; provided that no such certificate need disclose any information that is sensitive, confidential or legally restricted. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in any such certificate shall be retroactive, the Borrowers shall not be required to compensate a Lender or such Issuer pursuant to this Section 2.18 for any reduction in rates of return with respect to any period prior to the date that is 180 days prior to the date of each such certificate. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.18 shall survive the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Section 2.19    Taxes

(a)    All payments by or on account of any obligation of any Loan Party to or for the account of any Lender or Issuer or any Administrative Agent hereunder or under each Loan Document shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except pursuant to a Requirement of Law (which for purposes of this Section 2.19 shall include FATCA). If a Withholding Agent shall be required by law (as determined in the good faith discretion of such Withholding Agent) to deduct or withhold any Taxes from or in respect of any such payment to any Lender or the Applicable Administrative Agent then, (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount withheld or deducted by it to the relevant Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the applicable Withholding Agent shall furnish to such Administrative Agent (in case the applicable Withholding Agent is a Loan Party) or to the Borrowers (in case the applicable Withholding Agent is the Applicable Administrative Agent) the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to such Administrative Agent or the Borrowers (as applicable) within 30 days after such payment is made. In addition, in the case of any Taxes or Other Taxes (as defined below) that are, in either case, (i) deducted or withheld by a Withholding Agent pursuant to the immediately preceding sentence and (ii) not an Excluded Tax, the sum payable by the Borrowers under the applicable Loan Document shall be increased as necessary so that after making all such required deductions or withholdings for such Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section 2.19) such Lender or such Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)    In addition, the Borrowers shall timely pay to the relevant Government Authority any stamp, court or documentary, intangible, recording, filing or similar Taxes (including any interest, additions to Tax or penalties applicable thereto), in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20) (“Other Taxes”) or, at the option of the Applicable Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c)    The Borrowers hereby agree to indemnify, jointly and severally, each Administrative Agent, each Issuer and each Lender, for the full amount of Taxes (other than Excluded Taxes) imposed on or with respect to a payment made by or on account of an obligation of any Loan Party under any Loan Document or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.19(c)) deducted or withheld by the Borrowers or paid by the Applicable Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted. Payments due under this indemnification shall be made within 10 days of the date such Administrative Agent or such Lender makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or any Administrative Agent on its own behalf or on behalf of a Lender or any other Administrative Agent, shall be conclusive absent manifest error.

(d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the parties contained in this Section 2.19 shall survive the resignation and/or replacement of any Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, the Commitments and the repayment, and the satisfaction or discharge of the Obligations.

(e)     (i) Any Lender (including, solely for this purpose, each Administrative Agent and any Issuer) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver, to the

Borrowers and the Applicable Administrative Agent, at the time or times reasonably requested by the Borrowers or the Applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or such Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or such Administrative Agent as will enable the Borrowers or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clause (ii)(A), (B) or (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A)    any Lender that is a United States Person shall deliver to the Borrowers and the Applicable Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), properly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Applicable Administrative Agent (in such number of copies as shall be requested by the applicable recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), whichever of the following is applicable:

(1)    in the case of a non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)    properly completed and executed copies of IRS Form W-8ECI;

(3)    in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4)    to the extent a non-U.S. Lender is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)    any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or such Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or such Administrative Agent to determine the withholding or deduction required to be made.

(D)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and such additional documentation reasonably requested by the Borrowers or such Administrative Agent as may be necessary for the Borrowers and such Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the date of this agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Applicable Administrative Agent in writing of its legal inability to do so.

(f)    If any Lender, Issuer or the Applicable Administrative Agent receives a refund (or a credit claimed in lieu of a refund) in respect of any Taxes or Other Taxes as to which it has received a payment from or has been indemnified by a Loan Party pursuant to this Section 2.19 or a similar provision of any Loan Document, which refund or credit in solely the good faith judgment of such Lender or Issuer or such Administrative Agent, as the case may be, is attributable to such payment or indemnification made by the Loan Party or the associated Tax or Other Tax, it shall notify the Borrowers of such receipt and shall, within 30 days after the later of the receipt of a written request by the Borrowers or the receipt or application of such refund or credit (unless such Lender reasonably expects that it shall be required to repay such refund or credit to the relevant Governmental Authority), pay the amount of such refund or credit to the Borrowers, net of all out-of-pocket expenses of such Lender and Taxes imposed on the Lender or Issuer or an Administrative Agent with respect to such amounts, without interest thereon and subject to Section 11.6; provided, however, that the Borrowers jointly and severally agree to return such refund or credit paid by the Lender, Issuer or the Applicable Administrative Agent pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Issuer or such Administrative Agent within 30 days after receipt of written notice in the event that such Lender or Issuer or such Administrative Agent is required to repay such refund or credit to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender or Issuer or the Applicable Administrative Agent be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Issuer or such Administrative Agent in a less favorable net after-Tax position than the Lender or Issuer or such Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.19 shall require any Lender or the Applicable Administrative Agent to make available to any Loan Party any Tax Return or any other document containing information that it deems to be confidential.

Section 2.20    Substitution of Lenders

If any Lender becomes a Defaulting Lender, the Borrowers may, at Borrowers’ sole effort and expense, substitute another financial institution for such Defaulting Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the notification to the Borrowers thereof) by the Borrowers to the Applicable Administrative Agent and the Defaulting Lender that the Borrowers intend to make such substitution. A substitute financial institution (x) must be an Eligible Assignee and (y) if not already a Lender in respect of such Facility, must be acceptable to the Applicable Administrative Agent and, in the case of the Revolving Facility, each Issuer (each such consent not to be unreasonably withheld, conditioned or delayed). If the proposed substitute financial institution or other entity meets the conditions set forth in clauses (x) and (y) above and the written notice was properly issued under this Section 2.20, the Defaulting Lender shall sell and the substitute financial institution or other entity shall purchase, at par plus accrued interest and Letter of Credit Participation Fees, all rights and claims of such Defaulting Lender under the Loan Documents and such substitute financial institution or other entity shall assume, and the Defaulting Lender shall be relieved of, its Applicable Commitments and all other prior unperformed obligations of the Defaulting Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such Defaulting Lender, upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the Borrowers in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date to such Defaulting Lender), the substitute financial institution or other entity shall become a “Lender” hereunder in respect of the applicable Facility for all purposes of this Agreement (x) having a Commitment in the amount of such Defaulting Lender’s Commitment assumed by it (if any) and such Commitment of the Defaulting Lender shall be terminated and (y) holding the amount of Applicable Loans and Reimbursement Obligations held by the Defaulting Lender; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Defaulting Lender. Such Defaulting Lender shall execute and deliver to the Applicable Administrative Agent an Assignment and Acceptance to evidence such transfer; provided, however, that the failure of the Defaulting Lender to execute and deliver such Assignment and Acceptance shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed and delivered upon receipt by such Defaulting Lender of such payment in full.

Section 2.21    Mitigation

If any Lender requests compensation under Section 2.17(c), or requires the Borrowers to pay any Taxes or additional amounts to any Lender, any Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17(c) or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.22    Cash Collateral

(a)    Certain Credit Support Events. At any time that there shall exist a Revolving Lender that is a Defaulting Lender, promptly (but in any event within five Business Days) after the request of any Administrative Agent or any Issuer, the Borrowers shall deliver to the Collateral Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.23(a)(iv) and any cash collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Collateral Agent (including, in the case of cash collateral provided pursuant to Section 9.3, the Cash Collateral Account). To the extent provided by the Borrowers, the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the Administrative Agents, the Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, and to maintain such security interest as a first-priority security interest, all as security for the obligations to which such cash collateral may be applied pursuant to clause (c) below. If at any time the Collateral Agent determines that cash collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly (but in any event within 5 Business Days) after demand by the Collateral Agent, pay or provide to the Collateral Agent additional cash collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.22 or Section 2.4, Section 2.7, Section 2.12, Section 2.16, Section 2.23, or Section 9.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which such cash collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the Lender (or, as appropriate, its assignee following compliance with Section 11.2(b)(iv)) or (ii) the Collateral Agent’s good faith determination that there exists excess cash collateral; provided, however, that (x) cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.22 may be otherwise applied in accordance with Section 2.16(e) and (f), and (y) the Person providing cash collateral and the relevant Issuer may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.23    Defaulting Lenders

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Each Lender hereby agrees that notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and each Lender hereby agrees that any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lenders), except as provided in the last sentence of Section 11.1(a).

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by any Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.12 or otherwise, and including any amounts made available to such Administrative Agent by the Defaulting Lender pursuant to Section 11.6), shall be applied at such time or times as may be determined by such Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to an Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an Issuer hereunder;

third, if so determined by the Revolving Administrative Agent or requested by an Issuer, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit;

fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Revolving Administrative Agent;

fifth, if so determined by the Revolving Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement;

sixth, to the payment of any amounts owing to the other Lenders or Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 3.6 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, that Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. (x) No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive Letter of Credit Participation Fees as provided in Section 2.15(c)(ii).

(iv)    Reallocation of Ratable Portions to Reduce Fronting Exposure. During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.7, the “Ratable Portion” of each Revolving Lender that is a Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitments of that Non-Defaulting Lender minus (2) the aggregate Revolving Outstandings of that Lender.

(b)    Defaulting Lender Cure. If the Borrowers, the Revolving Administrative Agent, and each Issuer agree in writing in their sole discretion that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Revolving Administrative Agent will so notify the Borrowers, the Revolving Lenders and the Issuers, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Letter of Credit Obligations of the other Revolving Lenders and take such other actions as the Revolving Administrative Agent may determine to be necessary to cause the Letter of Credit Obligations and participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders in accordance with their Ratable Portions (without giving effect to clause (a)(iv) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender and no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Replacement of Defaulting Lenders. If any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Revolving Administrative Agent, require such Lender to be replaced in accordance with Section 2.20.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1    [Reserved]

Section 3.2    Conditions Precedent to the Effective Date

The effectiveness of this Agreement and the obligation of the Term Lenders to make the Tranche A Term Loans and the obligation of each Issuer to Issue Letters of Credit shall not become effective until the date on which the Administrative Agents shall have received this Agreement, executed and delivered by each of the parties hereto and all of the following conditions precedent are satisfied or duly waived by each Lender, each Issuer and each Agent (such date, the “Effective Date”):

(a)    Deliveries at Effective Date. The Administrative Agents shall have received (i) if requested by any Lender, promissory notes substantially in the form of Exhibit B, each executed and delivered by a Responsible Officer of each Borrower, (ii) the Guaranty Agreement, in form and substance reasonably satisfactory to the Administrative Agents, executed and delivered by a Responsible Officer of each Person listed on Schedule V hereto and (iii) each of the other documents listed in Schedule 3.2 hereto, each in form and substance reasonably satisfactory to each Administrative Agent, executed and delivered by a Responsible Officer of the Loan Parties and each other party thereto.

(b)    Financial Statements. Each Administrative Agent shall have received, for delivery to the Applicable Lenders, (i) the Closing Date Financial Statements, and (ii) the Projections.

(c)    Legal Opinions. Each Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the Issuers, favorable written opinions, each in form and substance reasonably satisfactory to each Administrative Agent, of Kirkland & Ellis LLP, special counsel to the Loan Parties, on the Effective Date dated as of the Effective Date and addressed to each Administrative Agent, the Collateral Agent, the Lenders and the Issuers and addressing such other matters any Administrative Agent may reasonably request.

(d)    Certificates. Each Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Person listed on Schedule V hereto, certified, in the case of Loan Parties incorporated in the United States, as of a recent date by the appropriate governmental authority of the jurisdiction of its organization, and a certificate as to the good standing (if applicable in such jurisdiction) of each Loan Party (other than A & B Builders, Ltd) from such governmental authority; (ii) a certificate of an Authorized Officer, the Secretary or the Assistant Secretary of such Loan Party and with respect to a Dutch Loan Party, by an authorized representative of such Dutch Loan Party, dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (iii) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer, or authorized representative in the case of a Dutch Loan Party, executing the certificate pursuant to clause (ii) above.

(e)    Appointment of Chief Transformation Officer. The Parent shall have appointed John Castellano to serve as its chief transformation officer who shall report to the Parent’s chief executive officer and board of directors (the “Chief Transformation Officer”).

(f)    [Reserved].

(g)    [Reserved].

(h)    Collateral Documents. The Collateral Agent shall have received the results of a recent customary Lien search in each relevant jurisdiction in the United States with respect to the Parent, the Borrowers and those of Persons that shall be Guarantors as of the Effective Date (whether as a condition to the Effective Date or subsequent to the occurrence thereof). The Pledge and Security Agreement and the other Collateral Documents listed on Schedule 3.2 shall be in full force and effect on the Effective Date, and each document (including each Uniform Commercial Code financing statement) shall have been delivered to the Collateral Agent. The Pledged Stock and the Pledged Notes shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Secured Parties (subject to the last paragraph of this Section 3.2), and certificates representing such pledged Collateral (if any), accompanied by instruments of transfer and stock powers endorsed in blank other than the certificates and stock powers representing equity interest in CBI Costa Rica, S.A., shall have been delivered to the Collateral Agent.

(i)    Effective Date Certificate. Each Administrative Agent shall have received (a) a certificate of a Responsible Officer of the Parent in the form of Exhibit I hereto stating that the Borrowers and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the Transactions and (b) a certificate of a Responsible Officer of the Parent and each Borrower to the effect that the condition set forth in Section 3.6(b) has been satisfied.

(j)    USA Patriot Act. To the extent requested at least ten days prior to the Effective Date, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act at least five days prior to the Effective Date.

(k)    Fees and Expenses; Advisor Engagement. (i) There shall have been paid to each Administrative Agent, for the account of each Administrative Agent and the Lenders, as applicable, and to the Arrangers, for its own account, all fees and expenses (including reasonable fees and expenses of counsel to each Administrative Agent and the Collateral Agent to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Effective Date) due and payable in connection with this Agreement on or before the Effective Date, including an initial yield payment equal to 3.50% of the aggregate amount of Term Loans funded on the Effective Date and the aggregate amount of Active Revolving Commitments as of the Effective Date.

In addition and notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by (w) completing the actions set forth on Schedule 3.2 required as of the Effective Date, (x) the filing of a UCC financing statement under the Uniform Commercial Code, (y) intellectual property filings with the United States Patent or Trademark Office or the United States Copyright Office or (z) the delivery of certificated Pledged Stock constituting Collateral) is not or cannot be provided and/or perfected on the Effective Date after the Parent’s use of commercially reasonable efforts to do so (without undue burden or cost), the provision and/or perfection of such security interest will not constitute a condition precedent to the availability of any Borrowing or Issuance on the Effective Date.

Section 3.3    Conditions Precedent to the Tranche B Funding Date

The obligation of the Term Lenders to make Term Loans pursuant to Section 2.1(b) and any applicable increase in the Active Revolving Commitments shall not become effective until the date after the Effective Date and on or prior to December 31, 2019 (the “Tranche B Commitment Termination Date”) on which all of the conditions precedent set forth on Annex 3.3 and the conditions precedent set forth on Part B of Schedule 7.14 are satisfied or duly waived by the Supermajority Lenders (such date, the “Tranche B Funding Date”).

Section 3.4    Conditions Precedent to the Tranche C Funding Date

The obligation of the applicable Term Lenders to make Term Loans pursuant to Section 2.1(c) shall not become effective until the date after the Tranche B Funding Date and on or prior to March 31, 2020 (the “Tranche C Commitment Termination Date”) on which all of the conditions precedent set forth on Annex 3.4 and the conditions precedent set forth on Part C of Schedule 7.14 are satisfied or duly waived by the Supermajority Lenders (such date, the “Tranche C Funding Date”).

Section 3.5    Conditions Precedent to the Tranche D Funding Date

The obligation of the applicable Term Lenders to make Term Loans pursuant to Section 2.1(d) and any applicable increase in the Active Revolving Commitments shall not become effective until the date on or after the Tranche C Funding Date and on or prior to March 31, 2020 (the “Tranche D Commitment Termination Date”) on which all of the conditions precedent set forth on Annex 3.5 and the conditions precedent set forth on Part D of Schedule 7.14 are satisfied or duly waived by the Supermajority Lenders (such date, the “Tranche D Funding Date”).

Section 3.6    Conditions Precedent to Each Loan and Letter of Credit

The obligation of the Lenders to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)    Request for Borrowing of Loans or Issuance of Letter of Credit. With respect to any Loan, the Applicable Administrative Agent shall have received a duly executed Notice of Borrowing, and, with respect to any Letter of Credit, the Issuer and the Revolving Administrative Agent shall have received a duly executed Letter of Credit Request.

(b)    Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loans or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i)    the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(ii)    no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such Loan or Issuance or from the application of proceeds thereof.

(c)    Alternative Currencies. Immediately after giving effect to any proposed Issuance of a Letter of Credit denominated in an Alternative Currency, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would not exceed the Alternative Currency Cap as a result of such proposed Issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and each Administrative Agent to enter into this Agreement, the Parent and each Borrower represents and warrants each of the following to the Lenders, the Issuers and each Administrative Agent, on and as of the Effective Date and on and as of each date as required by Section 3.6(b)(i).

Section 4.1    Corporate Existence; Compliance with Law

Each of the Parent, each Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing, to the extent applicable, under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing, to the extent applicable, under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents,

(e) is in compliance with all Requirements of Law, including the Investment Company Act of 1940, as amended, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect; provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, each of the Parent, each Borrower and the Parent’s Subsidiaries are in compliance in all material respects; and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2    Corporate Power; Authorization; Enforceable Obligations

(a)    The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions:

(i)    are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii)    have been or, at the time of delivery thereof pursuant to this Agreement will have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

(iii)    do not and will not (A) contravene such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, other than any violation of any Requirement of Law relating to (I) any Excepted Consent having not been obtained at the time such representation is made or (II) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Parent or its Restricted Subsidiaries that each Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iii) is made, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv)    do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) those that have been obtained or made and are in full force and effect, (B) resolutions of the board of directors or other similar authority of each Loan Party that have been (or such later date upon which such Person becomes a Guarantor), obtained or made,

(C) the Excepted Consents, (D) any consent, authorization, approval, filing or registration with or from any non-U.S. Governmental Authority outside the control of the Parent or its Restricted Subsidiaries that each Administrative Agent agrees, in its sole discretion, to be obtained, delivered or filed after the date on which the representation in this clause (iv) is made, and (E) with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b)    This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3    Ownership of Borrowers; Subsidiaries

(a)    All of the outstanding capital stock of the Parent and each Borrower is validly issued, fully paid and non-assessable.

(b)    Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Parent and, as to each such Subsidiary, its correct legal name, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent. Except as set forth on Schedule 4.3, as of the Effective Date no Stock of any Restricted Subsidiary of the Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Restricted Subsidiary of the Parent owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens, options, warrants, rights of conversion or purchase or any similar rights. As of the Effective Date, except as set forth on Schedule 4.3, neither the Parent nor any such Restricted Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, the governing documents of such Subsidiary.

Section 4.4    Financial Statements

(a)    The Closing Date Financial Statements, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Persons covered thereby as at such dates and the consolidated results of the operations of the Persons covered thereby for the period ended on such dates, all in conformity with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments in the case of the Closing Date Financial Statements referenced in clause (b) of the definition thereof).

(b)    The Projections have been prepared by the Parent taking into consideration past operations of its business, and reflect in all material respects as of the Effective Date, projections for the period beginning approximately January 1, 2019 and ending approximately December 31, 2021 on a Fiscal Year by Fiscal Year basis. The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes in all material respects as of the Effective Date, to be reasonable in light of current conditions and current facts known to the Parent (other than any necessary adjustments due to fees payable in accordance herewith) and, as of the Effective Date, reflect the Parent’s good faith estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, no assurance can be given that any projections may be realized, and actual results may differ from the Projections and such differences may be material).

(c)    Neither the Parent nor any of its Subsidiaries has, as of the Effective Date, any material obligation, contingent liability or liability for Taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (a) above and not otherwise permitted by this Agreement.

(d)    The combined pro forma balance sheet, income statements and statements of cash flow of the Parent and its Subsidiaries set forth in the Parent Registration Statement present in all material respects on a pro forma basis the financial condition of the Parent and its Subsidiaries for the periods covered thereby.

(e)    The consolidated balance sheets and the related statements of income and cash flow delivered following the Effective Date pursuant to Section 6.1, copies of which shall be furnished to each Lender, shall fairly present in all material respects the consolidated financial condition of the Persons covered thereby as at such dates and the consolidated results of the operations of the Persons covered thereby for the period ended on such dates, all in conformity with GAAP.

Section 4.5    Material Adverse Effect

Since the Effective Date there has been no event or development that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.6    [Reserved]

Section 4.7    Litigation

Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Parent or Borrowers, threatened actions, investigations or proceedings against the Parent, any Borrower, or any of the Parent’s other Restricted Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 lists all litigation pending against any Loan Party as of the Effective Date that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Section 4.8    Taxes

All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Parent or a Borrower or any other Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof (whether or not shown on any Tax Return) except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Parent, the Borrowers or such Tax Affiliate in conformity with GAAP. The Parent, each Borrower and each other Tax Affiliate have deducted and withheld and timely paid to the respective Governmental Authorities all material amounts required to be deducted and withheld.

Section 4.9    Full Disclosure

All information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole), other than any information of a general economic or industry specific nature, does not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading, other than information of a general economic or industry nature; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Loan Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Section 4.10    Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, (i) directly or indirectly in connection with the consummation of the Business Combination or (ii) in all other cases, in contravention of Regulation T, U or X of the Federal Reserve Board. Margin stock constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries, taken as a group, which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 4.11    No Burdensome Restrictions; No Defaults

(a)    Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent (i) is a party to any Contractual Obligation (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) the performance of which by any thereof would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that could not reasonably be expected to have a Material Adverse Effect.

(c)    No Default or Event of Default has occurred and is continuing.

Section 4.12    Statutory Indebtedness Restrictions

Neither the Parent, any Borrower, nor any other Restricted Subsidiary of the Parent is (a) an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act.

Section 4.13    Use of Proceeds

(a)    The proceeds of the Term Loans are being used solely by the Borrowers for working capital needs and for general corporate purposes of the Parent and its Subsidiaries (including, without limitation, Capital Expenditures, Investments not prohibited by this Agreement) and the payment of fees and expenses in connection with the Transactions, in each case consistent with the Approved Budget.

(b)    [Reserved]

(c)    Letters of Credit are being used solely by the Borrowers to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by the Borrowers, the Parent, the Parent’s Subsidiaries, Joint Ventures and Affiliates.

(d)    The Borrowers will not request any Borrowing or Issuance of a Letter of Credit, and the Parent and each Borrower shall not use, and shall procure that the Parent’s Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in either case in violation of any Sanctions applicable to such Borrower and its Subsidiaries, or (iii) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or, to the knowledge of the Parent or either Borrower, any other party hereto.

Section 4.14    Insurance

All material policies of insurance of any kind or nature currently maintained by the Parent, a Borrower or any other Restricted Subsidiary, including policies of fire, theft, property damage, other commercial general liability, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Section 4.15    Labor Matters

(a)    There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Parent and each Borrower, threatened against or involving the Parent or any of its Restricted Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    There are no unfair labor practices, grievances or complaints pending, or, to the knowledge of the Parent and each Borrower, threatened, against or involving the Parent or any of its Restricted Subsidiaries, nor, to the knowledge of the Parent and each Borrower, are there any unfair labor practices, arbitrations or grievances threatened involving the Parent or any of its Restricted Subsidiaries, other than those that if resolved adversely to the Parent or any of its Restricted Subsidiaries, as applicable, could not reasonably be expected to have a Material Adverse Effect.

(c)    Except as set forth on Schedule 4.15, as of the Effective Date, there is no collective bargaining agreement covering any employee of the Parent, the Borrowers or any other Restricted Subsidiary. Except as set forth on Schedule 4.15, with respect to employees of the Parent, the Borrowers or any other Restricted Subsidiary not already covered by a collective bargaining agreement set forth on Schedule 4.15, as of the Effective Date no union representation question exists with respect to such employees and, to the knowledge of the Parent and each Borrower, no union organization activity is taking place as of the Effective Date.

Section 4.16    ERISA

(a)    Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status and any trust created under any Employee Benefit Plan is exempt from Tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

(b)    The Parent, each Borrower and each other Restricted Subsidiary, each Guarantor and each of their respective ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA, the Code and applicable Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that could not reasonably be expected to have a Material Adverse Effect.

(c)    With respect to each Title IV Plan and each Multiemployer Plan, the Parent, each Borrower and each other Restricted Subsidiary, and each of their respective ERISA Affiliates has made all contributions required under ERISA and the Code and, in respect of each Title IV Plan, are in material compliance with the minimum funding standard of Section 412 of the Code (in each case, whether or not waived in accordance with Section 412(c) of the Code).

(d)    Except as set forth on Schedule 4.16(d) to this Agreement, there has not been, nor is there reasonably expected to occur, any ERISA Event other than those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)    Except (i) to the extent required under Section 4980B of the Code or similar state laws, and (ii) with respect to which the aggregate liability, calculated on a FAS 106 basis as of December 31, 2017, does not exceed $65,000,000.00, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent, any Borrower or any other Restricted Subsidiary of the Parent, or any of their respective ERISA Affiliates.

(f)    Except as set forth on Schedule 4.16(d) to this Agreement, none of the Parent, any Borrower or any other Restricted Subsidiary of the Parent, or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability with respect to any Multiemployer Plan. The Parent, each Borrower and each other Restricted Subsidiary of the Parent and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(g)    The Loan Parties are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay the Loans, the Letters of Credit or the Commitments.

Section 4.17    Environmental Matters

Except as disclosed on Schedule 4.17 to this Agreement:

(a)    The operations of the Parent, each Borrower and each other Restricted Subsidiary have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    None of the Parent, any Borrower or any other Restricted Subsidiary or any Real Property currently or, to the knowledge of the Parent or any Borrower, previously owned, operated or leased by or for the Parent, a Borrower or any other Restricted Subsidiary is subject to any pending or, to the knowledge of the Parent or any Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those claims, orders, agreements, notices, proceedings or investigations that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)    To the knowledge of the Parent or any Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Parent or any of its Restricted Subsidiaries or of Real Property owned, operated or leased by the Parent or any of its Restricted Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.18    Intellectual Property

Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, the Parent, the Borrowers and the other Restricted Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Parent, the Borrowers or any other Restricted Subsidiary infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19    Title; Real Property

(a)    Each of the Parent, each Borrower and the other Restricted Subsidiaries has good and marketable title (or the applicable jurisdictional equivalent of good and marketable title) to, or valid leasehold interests in, or other valid contractual occupancy or use right in, all of its material properties and assets (including each Mortgaged Property) and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Parent, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The information provided by the Parent to the Administrative Agents, the Collateral Agent and the Lenders with respect to each Mortgaged Property is true and correct in all material respects; provided that any information provided by or on behalf of the Loan Parties in response to flood due diligence and flood insurance compliance inquiries shall be true and correct in all respects.

(b)    Set forth on Schedule 4.19 is a complete and accurate list, as of the Effective Date of all (a) owned Real Property of the Loan Parties (i) located in the United States with a reasonably estimated Fair Market Value in excess of $10,000,000.00 showing, as of the Effective Date, the street address, county and the record owner thereof and (ii) located outside of the United States with a reasonably estimated Fair Market Value in excess of $5,000,000.00 showing, as of the Effective Date, the street address, jurisdiction and the record owner thereof and (b) leased Real Property of the Loan Parties (i) located in the United States with net annual lease payments in excess of $10,000,000.00 showing, as of the Effective Date, the street address (or other readily identifiable description) and county thereof and (ii) located outside of the United States with net annual lease payments in excess of $5,000,000.00 showing, as of the Effective Date, the street address (or other readily identifiable description) and jurisdiction thereof.

(c)    No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that could not reasonably be expected to have a Material Adverse Effect.

(d)    Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required in respect of its Real Property and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) [reserved], (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, and that any additional Permits that may be required of such Person will be timely obtained and complied with, and (f) neither the Parent, nor either Borrower has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

(e)    None of the Parent, any Borrower or any other Restricted Subsidiary has received any notice, or has any knowledge, of any pending condemnation proceeding, or of any condemnation proceeding threatened in writing, affecting any material Real Property or any part thereof, except those that could not reasonably be expected to have a Material Adverse Effect.

(f)    Each of the Loan Parties, and, to the knowledge of the Parent and each Borrower, each other party thereto, has complied with all material obligations under all leases of material Real Property to which it is a party other than those the failure with which to comply could not reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Parent and each Borrower, all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed of record, and, to the knowledge of the Parent and each Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that could not reasonably be expected to have a Material Adverse Effect.

(g)    There are no pending or, to the knowledge of the Parent and each Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that could not reasonably be expected to have a Material Adverse Effect.

Section 4.20    Mortgaged Vessels

Each Mortgaged Vessel (a) is owned and operated by a Subsidiary Guarantor, (b) that is operated, is operated in all material respects in compliance with all Requirements of Law applicable to it (including, in the case of each Mortgaged Vessel that is in class on the Effective Date, compliance in all material respects with all requirements of such classification as required by the relevant classification society for such Mortgaged Vessel) and (c) is maintained in all material respects in accordance with all requirements set forth in the Collateral Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

Section 4.21    Anti-Corruption Laws and Sanctions

The Parent has implemented, maintains in effect and enforces policies and procedures intended to ensure compliance by the Parent, each Borrower, the other Subsidiaries of the Parent and their respective directors, officers, employees and agents (in their respective activities on behalf of the Parent, each Borrower and the other Subsidiaries of the Parent) with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Parent, each Borrower and the other Restricted Subsidiaries of the Parent, its and their respective officers and directors and, to the knowledge of the Parent and each Borrower, employees and agents (in their respective activities on behalf of the Parent, each Borrower and the other Restricted Subsidiaries of the Parent), are in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, in each case in all material respects. None of the Parent, any Borrower, any other Restricted Subsidiary of the Parent, any of their respective directors or officers or, to the knowledge of the Parent, any Borrower or such Subsidiary, any of their respective employees or any of their agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, (a) is a Sanctioned Person with whom the Parent, the Borrowers or such Restricted Subsidiary, as applicable, is prohibited from transacting business pursuant to any applicable Sanction or (b) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Country, in each case in violation of applicable Sanctions.

Section 4.22    EEA Financial Institution

No Loan Party is an EEA Financial Institution.

Section 4.23    Security Instruments

Subject to the Security Principles, the security interests created in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents constitute first priority perfected security interests (subject to Liens permitted by Section 8.2) in the Collateral referred to therein to the extent that the creation, perfection or priority, as applicable, is governed by the laws of the United States, any State thereof or any other jurisdiction under whose laws the Collateral Agent or any Administrative Agent has reasonably requested action to be taken under Section 7.11. Except for filings and actions contemplated hereby and by the Collateral Documents and other filings and actions not required to be made pursuant to Security Principles, no consents, filings or recordings are required under the laws of the United States, any State thereof or any other jurisdiction under whose laws the Collateral Agent or any Administrative Agent has reasonably requested action to be taken under Section 7.11 in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by the Collateral Documents.

Section 4.24    Regulation H

No Mortgaged Property located in the United States is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance

Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Collateral Agent and (b) copies of insurance policies or customary certificates of insurance of the applicable Loan Party evidencing flood insurance and naming the Collateral Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

Section 4.25    USA Patriot Act

Each of the Loan Parties and their respective Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA Patriot Act.

ARTICLE V

FINANCIAL COVENANTS

From and after the Effective Date, the Borrowers agree with the Lenders, the Issuers and the Administrative Agent that:

Section 5.1    Permitted Budget Variances

(a)    As of any Variance Testing Date, the Loan Parties shall not allow (i) the aggregate cumulative actual total receipts of the Parent and its Restricted Subsidiaries for such Variance Testing Period to be less than the projected amount therefor set forth in the most recently delivered Approved Budget by more than 15%, (ii) the aggregate cumulative actual total disbursements (as noted in the most recently delivered Approved Budget as “Total Covenant Disbursements”) by the Parent and its Restricted Subsidiaries (A) for the Variance Testing Period to be more than the projected amount therefor set forth in the most recently delivered Approved Budget by more than 15% and (B) for each week within such Variance Testing Period, to be more than the projected amount therefor set forth in the most recently delivered Approved Budget by more than (x) 20%, with respect to each of the first week and on a cumulative basis for the two-week period ending with the second week of such Variance Testing Period and (y) 15% on a cumulative basis with respect to the three-week period ending with the third week and the four-week period ending with the fourth week, in each case of such Variance Testing Period (any variance not exceeding such maximum or more than such minimum referred to in clauses (i) and (ii) above, a “Permitted Variance”) and (b) at any time, the Loan Parties shall not allow Liquidity to be less than $100,000,000.00; provided, that for the purposes of determining compliance with this Section 5.1 with respect to an applicable Variance Testing Period, if a cash receipt that was scheduled in the most recently delivered Approved Budget, as then applicable, to be received during such applicable Variance Testing Period is received within five (5) business days after such applicable Variance Testing Period, such receipt may, at the Borrowers’ election, be applied as if it was received during such a applicable Variance Testing Period, provided further that such receipt shall be excluded from actual total receipts in the next Variance Testing Period. Notwithstanding the foregoing, in the event that (x) any variance from the most recently delivered Approved Budget for such Variance Testing Period is not a Permitted Variance and, solely as it relates to a variance in actual total disbursements, the financial advisors to each of the Term Lenders and the Revolving Lenders do not consent to such variance, or (y) Liquidity at any time is less than $100,000,000.00, then in each case of clauses (x) and (y), the Parent and the Borrowers may within three (3) Business Days of such Variance Testing Date or such time, deliver a new rolling 13-week cash flow forecast starting with the week following such delivery in the form provided to the Lenders prior to the Effective Date (each, a “Supplemental Budget”). The Supplemental Budget shall be deemed to be the Approved Budget for all purposes under this Agreement if the Requisite Lenders shall approve the Supplemental Budget; provided that any Lender shall be deemed to have consented to such Supplemental Budget unless it shall have objected by written notice to the Agents within four (4) Business Days after receipt of the Supplemental Budget.

Section 5.2    Minimum Adjusted EBITDA

Beginning with the Fiscal Quarter ending December 31, 2019, the Parent and each Borrower shall not permit EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b) to be less than the minimum amount set forth below as set forth opposite such ended Fiscal Quarter:

Test Period End Date	Adjusted EBITDA
December 31, 2019	$430,000,000.00
March 31, 2020	$470,000,000.00
June 30, 2020	$530,000,000.00
September 30, 2020	$880,000,000.00
December 31, 2020	$960,000,000.00
March 31, 2021	$1,090,000,000.00
June 30, 2021	$1,210,000,000.00

Section 5.3    Minimum Liquidity

The Parent and each Borrower shall maintain minimum Liquidity at all times of not less than $75,000,000.00.

Section 5.4    Maximum Specified Project Charges

The Parent and each Borrower shall not allow the Project Charges to exceed $260,000,000.00 for the Fiscal Quarter ended September 30, 2019. The calculation of the Project Charges in reasonable detail, certified by the Borrower, shall be delivered concurrently with the financial statements under Section 6.1(a) for the Fiscal Quarter ended September 30, 2019.

ARTICLE VI

REPORTING COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1    Financial Statements

The Parent and each Borrower shall furnish each of the following to each Administrative Agent, for delivery to the Applicable Lenders:

(a)    Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines, in which case such deadline will be extended to the earlier of (x) the end of such period and (y) 60 days after the end of such Fiscal Quarter), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and accompanied by customary management discussion and analysis.

(b)    Annual Reports. Within 75 days after the end of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines, in which case such deadline will be extended to the earlier of (x) the end of such period and (y) 120 days after the end of such Fiscal Year, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and accompanied by customary management discussion and analysis and an audit opinion from Parent’s Accountants and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Parent being a going concern (other than resulting from (x) impending debt maturities and (y) any prospective or actual breach of any financial covenant) by the Parent’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Parent’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c)    Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit H (each, a “Compliance Certificate”) (i) demonstrating compliance with each of the financial covenants contained in Article V (as applicable) (other than Section 5.1) in reasonable detail, (ii) identifying any Asset Sale permitted by clauses (g), (h), (i), (n) or (q) of Section 8.4 during the Fiscal Quarter as to which such Compliance Certificate relates (or, in the case of any Compliance Certificate delivered in connection with the financial statements delivered pursuant to clause (b) above, in the last Fiscal Quarter of such Fiscal Year to which such Compliance Certificate relates) and identifying the aggregate consideration received in connection with each such identified Asset Sale, (iii) setting forth each Person that is a Material Wholly-Owned Subsidiary of the Parent that is not a Loan Party on the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant clause (a) or (b) above, as applicable and (iv) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Parent has taken or proposes to take with respect thereto.

(d)    Forecast and Variance Report.

(i)    No later than 5:00 p.m. New York time on Wednesday, November 13, 2019, and on the fourth Wednesday after the most recently delivered Approved Budget (including any Supplemental Budget deemed to be an Approved Budget) (or, if such Wednesday is not a Business Day, the next Business Day thereafter), in each case a rolling 13-week cash flow forecast for the Parent and its Restricted Subsidiaries starting with the Saturday following such Wednesday (or, if such Wednesday is not a Business Day, such next Business Day thereafter) substantially in the form provided to the Lenders prior to the Effective Date or in a form acceptable to the Requisite Lenders and in each case in substance satisfactory to the Requisite Lenders (the “Approved Budget”).

(ii)    No later than 5:00 p.m. New York time on Friday, November 1, 2019 and on each Friday thereafter (or, if such Friday is not a Business Day, the next Business Day thereafter) (each, a “Variance Disbursement Testing Date”), in each case a variance report in a form acceptable to the Requisite Lenders setting forth the numerical variance of the actual results for disbursements as noted in the Approved Budget as “Total Covenant Disbursements” in respect of each four-week period after the Effective Date (each such period, “Variance Disbursement Testing Period”) as compared to the line item included in the most recent 13-week cash flow forecast previously delivered to the Lenders.

(e)    Lender Calls. The Parent shall conduct a monthly (but no more than once per calendar month) conference call that Lenders and their advisors may attend, and which the Chief Transformation Officer will attend, to discuss the financial condition and results of operations of the Parent and its Restricted Subsidiaries for the most recently ended calendar month, at a date and time to be determined by the Parent with reasonable advance notice to the Administrative Agents.

(f)    CBI Report. After the Effective Date, (i) no later than 5:00 p.m. New York time on the 17th day of each month (or, if such day is not a Business Day, the next Business Day thereafter), a report on CBI Legacy Projects substantially in the form provided to the Lenders prior to the Effective Date or in a form acceptable to the Requisite Lenders and (ii) on the 3rd day of the immediately subsequent month (or, if such day is not a Business Day, the next Business Day thereafter), conduct a conference call that Lenders and their advisors may attend to discuss the report on CBI Legacy Projects delivered for the immediately preceding month pursuant to clause (i) above, at a time to be determined by the Parent with reasonable advance notice to the Administrative Agents.

(g)    Changes in Ratings. Promptly and in any event within five Business Days after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the existence thereof, the Parent or such Borrower, as applicable, shall give each Administrative Agent notice of any announcement by Moody’s or S&P of any change in a corporate rating or corporate family rating with respect to the Parent or a Borrower or with respect to the Loans under this Agreement that has not been publicly announced or is not otherwise publicly available.

(h)    New Contracts.

(i)     Promptly after the end of each Fiscal Quarter, (x) Parent shall deliver to FTI and Centerview a copy of the Parent’s risk committee materials (it being understood that such materials shall not be further distributed to the Lenders unless the Parent shall have approved such distribution in its sole discretion) relating to any project with a value in excess of $1 billion reviewed or discussed in such committee most recent meeting and (y) promptly following such delivery pursuant to clause (i) above, Parent shall conduct a conference call that Revolving Lenders, their advisors, Centerview and Ankura may attend to discuss such materials, at a date and time to be determined by the Parent with reasonable advance notice to the Revolving Administrative Agent.

(ii)    Within 15 days after the end of each calendar month, the Parent shall deliver to FTI and Centerview a report (it being understood that such report shall not be further distributed to the Lenders unless the Parent shall have approved such distribution in its sole discretion) containing (x) any new projects with a value in excess of $1 billion have been reviewed by the Parent’s risk committee, (y) the aggregate amount of projected financing and letter of credit needs associated with such new projects, and (z) the number of such new projects since the last monthly report.

(iii)    No later than Friday of each week (or if such Friday is not a Business Day, then the next Business Day), the Parent shall deliver to Centerview, Ankura and FTI a weekly report relating to any new bids (since the most recent report delivered by the Parent) with a value in excess of $500 million and containing a summary of bid reviews in respect of each such new bid (including access to management upon reasonable notice and materials in substantially the form delivered by the Parent prior to the Effective Date or such other form acceptable to such advisors).

The Parent, each Borrower and each Lender acknowledge that certain of the Lenders may be Public-Side Lenders and, if documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or a similar service, any document or notice that the Parent or any Borrower has indicated contains MNPI shall not be posted on the portion of such service that is designated for Public-Side Lenders. The Parent and each of the Borrowers jointly and severally agree to clearly identify, in writing on the face of such information, all information provided to each Administrative Agent by or on behalf of any Loan Party that is suitable to make available to Public-Side Lenders. If neither the Parent nor any Borrower has indicated that a document, notice or other information contains MNPI, the Revolving Administrative Agent reserves the right, but shall have no obligation, to post such document or notice on the portion of Debtdomain or other similar service that is designated for Revolving Lenders that wish to receive MNPI. If neither the Parent nor any Borrower has indicated that a document, notice or other information contains MNPI, the Term Loan Administrative Agent shall post such document or notice solely on the portion of IntraLinks that is designated for Lenders that wish to receive MNPI.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by any Administrative Agent on IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or a similar service or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Parent (provided, in each case, that the Parent has notified the Administrative Agents that such information is available on such website and, if requested by an Administrative Agent, shall have provided hard copies to such Administrative Agent). Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by each Administrative Agent.

Section 6.2    Collateral Reporting Requirements

The Parent and each Borrower shall furnish to each Administrative Agent or the Collateral Agent, as applicable, for delivery to the Applicable Lenders, each of the following:

(a)    Updated Corporate Chart. If requested by an Administrative Agent, together with each delivery of any financial statement pursuant to Section 6.1(b), (i) a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to such Administrative Agent, setting forth, for each of the Loan Parties, all Persons subject to Section 7.11(a)(iii), all Subsidiaries of any of them and any Joint Ventures entered into by any of the foregoing, and (ii) a schedule setting forth, in respect of each such Person, (A) its full legal name, (B) its jurisdiction of organization and organizational number (if any) and (C) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent.

(b)    Additional Information. From time to time, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all as an Administrative Agent or Collateral Agent may reasonably request, and in reasonable detail.

(c)    Additional Filings. At any time and from time to time, upon the reasonable request of the Collateral Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, the Pledge and Security Agreement and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Collateral Agent may reasonably request for such purpose), including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Pledge and Security Agreement.

(d)    Mortgaged Vessels. If requested by an Administrative Agent or the Collateral Agent, an operating report for the Mortgaged Vessels showing the current customers of such vessels and the current locations of such vessels. In addition, if requested by an Administrative Agent or the Collateral Agent, the Parent shall give such Administrative Agent or the Collateral Agent written notice of (i) any Mortgaged Vessel commencing a new contract or moving to a work site outside the U.S. Gulf of Mexico and (ii) any bareboat charters of any Mortgaged Vessel and copies of such charter.

(e)    Appraisals. (i) No more than once in any twelve month period, within 90 days of a request of an Administrative Agent therefor, updated appraisals for each Mortgaged Vessel performed by an Approved Appraiser and (ii) following the Effective Date, no more than once in any twenty-four month period, and within 90 days of a request of the Collateral Agent or a Revolving Lender, updated appraisals for any Mortgaged Property located in the United States of America.

The reporting requirements set forth in this Section 6.2 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.2 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default or Event of Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

Section 6.3    Default Notices

(a)    Promptly and in any event within five Business Days after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the existence thereof, the Parent or such Borrower, as applicable, shall give each Administrative Agent, for delivery to the Applicable Lenders, notice of any Default or Event of Default specifying the details of the occurrence referred to therein, describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, the anticipated effect thereof, and stating what action such Borrower has taken and proposes to take with respect thereto.

(b)    Each notice delivered pursuant to this Section 6.3, if given by telephone, shall be promptly confirmed in writing on or before the next Business Day.

Section 6.4    Litigation

Promptly after a Responsible Officer of the Parent or any Borrower obtains actual knowledge of the commencement thereof, the Parent shall give each Administrative Agent, for delivery to the Applicable Lenders, written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the

Parent, any Borrower, any of their respective Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of any Borrower, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of the Parent could expose a Borrower, the Parent, any Subsidiary or any Joint Venture to liability in an amount aggregating $45,000,000.00 or more or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 6.5    Labor Relations

Promptly after a Responsible Officer of the Parent or a Borrower has actual knowledge of the same, the Parent shall give each Administrative Agent, for delivery to the Applicable Lenders, written notice of (a) any material labor dispute to which the Parent, a Borrower or any of their respective Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, provided that such dispute, strike or lockout involves a work stoppage exceeding 30 days, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person affecting 300 or more employees of the Parent, the Borrowers and their respective Subsidiaries and (c) any material union organization activity with respect to employees of the Parent, the Borrowers or any of their respective Subsidiaries not covered by a collective bargaining agreement as of the Effective Date.

Section 6.6    Tax Returns

Upon the request of any Lender through an Administrative Agent, the Parent and each Borrower shall provide copies of all Tax Returns and reports filed by the Parent, a Borrower, any of their respective Subsidiaries or any Joint Venture in respect of Taxes measured by income (excluding sales, use and like Taxes).

Section 6.7    Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Parent shall furnish each Administrative Agent, for delivery to the Applicable Lenders, with a report in form and substance reasonably satisfactory to each Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Parent and its Restricted Subsidiaries and the duration of such coverage.

Section 6.8    ERISA Matters

The Parent shall furnish each Administrative Agent, for delivery to the Applicable Lenders, with each of the following:

(a)    promptly and in any event within 30 days after a Responsible Officer of the Parent or a Borrower knows, or has reason to know, that any ERISA Event (except for those events set forth on Schedule 4.16(d) to this Agreement) has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, a Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000.00, written notice describing the nature thereof, what action the Parent, a Borrower, any Subsidiary, any Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect to such event;

(b)    promptly and in any event within 10 days after a Responsible Officer of the Parent or a Borrower knows, or has reason to know, that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of an Authorized Officer of the Parent describing such waiver request and the action, if any, the Parent, a Borrower, their respective Subsidiaries and their respective ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(c)    simultaneously with the date that the Parent, a Borrower, any Subsidiary or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

(d)    promptly, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent, a Borrower, any Subsidiary, any Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan; (ii) all notices received by the Parent, a Borrower, any Subsidiary, any Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, a Borrower, any Restricted Subsidiary, any Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $50,000,000.00; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Administrative Agent shall reasonably request.

Section 6.9    Environmental Matters

The Parent shall provide each Administrative Agent, for delivery to the Applicable Lenders, promptly, and in any event in the case of clauses (a) through (c) within 20 Business Days after any Responsible Officer of the Parent or any Borrower obtains actual knowledge of any of the following, written notice of each of the following:

(a)    that any Loan Party or any Mortgaged Vessel is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $35,000,000.00 or more;

(b)    the receipt by any Loan Party of notification that any material real or personal property or any Mortgaged Vessel of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c)    the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of the Parent or a Borrower that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, could not reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs of $35,000,000.00 or more; and

(d)    promptly following reasonable written request by any Lender through an Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.9.

Section 6.10    Patriot Act Information

Each Lender, each Issuer, the Collateral Agent and each Administrative Agent (each for itself and not on behalf of any other Person) hereby notifies the Parent and the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the Borrowers, which information includes the name and address of the Parent and the Borrowers and other information that will allow such Lender, such Issuer, the Collateral Agent or such Administrative Agent, as applicable, to identify the Parent and the Borrowers in accordance with the USA Patriot Act. The Parent and the Borrowers shall promptly, following a request by any Agent, any Issuer or any Lender, provide all documentation and other information that such Agent, such Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 6.11    Other Information

The Parent and each Borrower shall promptly provide each Administrative Agent, any Lender or any Issuer with any information reasonably requested by any Administrative Agent, such Lender or such Issuer through an Administrative Agent respecting the business, properties, condition, financial or otherwise, or operations of the Parent, a Borrower, any Subsidiary or any Joint Venture, including any information requested by an Administrative Agent or any Lender concerning the calculation of EBITDA in any Compliance Certificate delivered to the Lenders pursuant to Section 6.1(c) in a form acceptable to the Applicable Administrative Agent. The Revolving Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any Revolving Lender requesting the same, and the Term Loan Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any Term Lender requesting the same.

ARTICLE VII

AFFIRMATIVE COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1    Preservation of Corporate Existence, Etc.

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4, 8.5 and 8.6 and except if, in the reasonable business judgment of the Parent or the Borrowers, it is in the business interest of the Parent, a Borrower or such Restricted Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrowers), rights (charter and statutory) and franchises, and such failure to preserve the same could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to materially affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 7.2    Compliance with Laws, Etc.

(a)    The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

(b)    The Parent and the Borrowers shall at all times maintain in effect and enforce policies and procedures intended to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 7.3    Conduct of Business

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Effective Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Parent, the Borrowers, or any of its Restricted Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to have a Material Adverse Effect.

Section 7.4    Payment of Taxes, Etc.

The Parent and the Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, Taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent, the Borrowers or the appropriate Restricted Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5    Maintenance of Insurance

The Parent and the Borrowers shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Parent, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates; provided that, with respect to the Mortgaged Vessels, the Parent shall be required to provide or cause to be provided only such insurance as is required by the Collateral Documents, (b) the Parent, the Borrowers and each other applicable Loan Party shall, without limiting the foregoing, at all times, (i) maintain, if available, fully paid flood hazard insurance with respect to each Mortgaged Property containing a Building (as defined in Section 208.25 of Regulation H of the FRB) that is located in a special flood hazard area, as designated by the Federal Emergency Management Agency of the United States Department of Homeland Security (“FEMA”), on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Collateral Agent, (ii) upon request, furnish to the Collateral Agent, for delivery to the Applicable Lenders, evidence of the renewal of all such policies, and (iii) furnish to the Collateral Agent, for delivery to the Lenders, written notice of any redesignation by FEMA of any such Building into or out of a special flood hazard area promptly upon obtaining knowledge of such redesignation. Additionally, the Parent and the Borrowers shall deliver to the Collateral Agent, for delivery to the Lenders, (x) standard flood hazard determination forms and (y) if any Mortgaged Property is located in a special flood hazard area (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Collateral Agent, and (c) cause all property and general liability insurance policies (i) to name the Collateral Agent on behalf of the Secured Parties as additional insured with respect to liability policies or lender’s loss payee with respect to property policies (or a loss payee for any property policy the insurance provider for which will not agree to provide a lender’s loss payee endorsement), as appropriate, and (ii) to provide that no cancellation shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof (and the Borrowers jointly and severally agree to provide to each Administrative Agent prompt written notice of any material change in amount or material change in coverage). Subject to Section 2.12(b), so long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Parent or the applicable Subsidiary any insurance proceeds received by the Collateral Agent.

Section 7.6    Access

The Parent and the Borrowers shall from time to time during normal business hours permit any Administrative Agent, the Collateral Agent, the Lenders, the Issuers, or any agents or representatives thereof within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Parent, the Borrowers and each of their respective Subsidiaries, (b) visit the properties of the Parent, the Borrowers and each of their respective Subsidiaries, (c) discuss the affairs, finances and accounts of the Parent, the Borrowers and each of their respective Subsidiaries with any of their respective officers or directors (subject to their availability, taking into account business travel and vacations) and (d) examine their respective financial and accounting records and other material data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability); provided that the Parent will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agents and the Lenders (or any agents or representatives thereof) unless such visit is coordinated through an Administrative Agent.

Section 7.7    Keeping of Books

The Parent and the Borrowers shall, and shall cause each of their respective Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of the financial transactions and assets and business of the Parent, the Borrowers and each of their respective Subsidiaries; provided that the consolidated books of the Parent, the Borrowers and each of their respective Subsidiaries shall be in conformity with GAAP on a consolidated basis.

Section 7.8    Maintenance of Properties, Etc.

(a)    The Parent and the Borrowers shall, and shall cause each of their respective Subsidiaries to, maintain and preserve (i) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (ii) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (iii) all Material Intellectual Property (such term as used in this Section 7.8(a) only shall have the meaning assigned to it in the Pledge and Security Agreement), except where failure to so maintain and preserve the items set forth in clauses (i), (ii) and (iii) above could not reasonably be expected to have a Material Adverse Effect; provided that, with respect to the Mortgaged Vessels, the Parent and the Borrowers will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Collateral Documents.

(b)    The Parent and the Borrowers shall cause all Material Intellectual Property to be owned by a Loan Party.

Section 7.9    Application of Proceeds

The Borrowers shall use the entire amount of the proceeds of the Loans as provided in Section 4.13.

Section 7.10    Environmental

(a)    The Parent and the Borrowers shall, and shall cause each of its Restricted Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

(b)    The Parent agrees that each Administrative Agent may, from time to time, retain, at the expense of the Parent, an independent professional consultant reasonably acceptable to the Parent to review any report relating to Contaminants prepared by or for the Parent or the Borrowers and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Parent, the Borrowers or any of their respective Restricted Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) such Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental Liabilities and Costs in excess of $35,000,000.00 or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $35,000,000.00, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Parent or any of its Restricted Subsidiaries without the Parent’s prior written consent. The Parent and the Borrowers shall use their reasonable efforts to obtain for each Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Parent, to enter into or on to the facilities or Mortgaged Vessels currently owned, leased, operated or used by the Parent, a Borrower or any of their respective Restricted Subsidiaries to perform such tests on such property as are necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by the Parent and the Applicable Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or Mortgaged Vessel or to cause any damage or loss at such property or Mortgaged Vessel. The Parent, the Borrowers and each Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of any Administrative Agent pursuant to this subsection will be obtained and shall be used by such Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Loans and Letter of Credit Obligations and to protect the Lenders’ security interests created by the Loan Documents, and each Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. Each Administrative Agent agrees to deliver a copy of any such report to the Parent with the understanding that the Parent acknowledges and agrees that (i) it will indemnify and hold harmless each Administrative Agent and each Lender from any costs, losses or liabilities relating to the Parent’s use of or reliance on such report, (ii) no Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to the Parent, no Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(c)    Promptly after a Responsible Officer of the Parent or any Borrower obtains actual knowledge thereof, the Parent or such Borrower shall advise each Administrative Agent, for delivery to the Applicable Lenders, in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by the Parent or its Restricted Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which could reasonably be expected to have Environmental Liabilities and Costs in excess of $35,000,000.00, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $35,000,000.00, (iii) any Remedial Action performed by the Parent or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $35,000,000.00, or (y) any other Environmental Liabilities and Costs that could reasonably be expected to result in Environmental Liabilities and Costs in excess of $35,000,000.00, (iv) discovery by the Parent or its Restricted Subsidiaries of any occurrence or condition on any material property that could cause the Parent’s or its Restricted Subsidiaries’ interest in any such property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens other than those that could not reasonably be expected to result in a Material Adverse Effect, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether the Parent or any of its Restricted Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $35,000,000.00.

(d)    The Parent shall promptly notify each Administrative Agent, for delivery to the Applicable Lenders, of (i) any proposed acquisition of Stock, assets, or property by the Parent or any of its Restricted Subsidiaries that could reasonably be expected to expose the Parent or any of its Restricted Subsidiaries to, or result in, Environmental Liabilities and Costs in excess of $35,000,000.00 and (ii) any proposed action to be taken by the Parent or any of its Restricted Subsidiaries to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject the Parent or any of its Restricted Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of the Parent or any of its Subsidiaries as of the Effective Date.

(e)    The Parent shall, at its own expense, provide copies of such documents or information as an Administrative Agent or Lender may reasonably request in relation to any matters disclosed pursuant to this Section 7.10.

(f)    To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, the Parent shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorities under applicable Environmental Laws. In the event the Parent or any of its Restricted Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, the Parent or any of its Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, the Parent or any such Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Parent or any of such Subsidiaries. In the event the Parent fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, any Administrative Agent may, upon providing the Parent with 20 Business Days’ prior written notice, enter the property and, at the Parent’s sole expense, perform whatever action such Administrative Agent reasonably deems prudent to rectify the situation.

Section 7.11    Additional Collateral and Guaranties

Subject to the Senior Intercreditor Agreement:

(a)    to the extent not delivered to each Administrative Agent or Collateral Agent, as applicable, on or before the Effective Date, the Parent and the Borrowers jointly and severally agree to do promptly each of the following (in each case subject to the Security Principles):

(i)    execute and deliver and cause each Guarantor to execute and deliver to each Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as are necessary, or deemed by an Administrative Agent or the Collateral Agent to be reasonably advisable, in order to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Stock and Stock Equivalents and other debt Securities of any Subsidiary (other than Excluded Assets (as defined in the Pledge and Security Agreement) that are owned by the Parent, a Borrower or any other Guarantor and to perfect such Lien as a first-priority Lien (it being agreed that such actions shall be required in the United States of America and, at the reasonable request of any Administrative Agent, any other jurisdiction);

(ii)    deliver and cause each Guarantor to deliver to the Collateral Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (A) in the case of such certificated Stock and Stock Equivalents, undated stock powers or other instruments of transfer endorsed in blank and (B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the Parent, a Borrower or other Guarantor, as the case may be;

(iii)    in the case of any Material Wholly-Owned Subsidiary, cause such Subsidiary (x) in the case of any direct holder of equity interests in a Borrower, concurrently with such Person acquiring such equity interests in a Borrower and (y) otherwise, not later than 30 days (or such later date permitted by each Administrative Agent in its sole discretion) after the earlier of the date of delivery of any Compliance Certificate or the deadline for delivery of such Compliance Certificate, (A) to become a Guarantor, (B) to become a party to the Pledge and Security Agreement (or another security instrument executed and delivered by such Material Wholly-Owned Subsidiary in form and substance satisfactory to each Administrative Agent, pursuant to which such Material Wholly-Owned Subsidiary grants a Lien to the Collateral Agent) and the applicable Collateral Documents and (C) to take such actions necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest, and to perfect such security interest, in the Collateral described in the Collateral Documents with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by any Administrative Agent or the Collateral Agent (it being understood that such actions shall be required in the United States of America and, at the reasonable request of an Administrative Agent or the Collateral Agent, any other jurisdiction); provided that if any non-U.S. Subsidiary is an Excluded Subsidiary solely as a result of such Subsidiary’s Guarantee having been prohibited by (A) any Governmental Authority with authority over such Subsidiary or (B) applicable law, or such Subsidiary’s Guarantee would result in a substantial risk to the officers or directors of such Subsidiary or a civil or criminal liability, at the reasonable request of an Administrative Agent or the Collateral Agent, the Parent shall diligently pursue any relevant governmental or third party consents or other authority to permit such Subsidiary to create or perfect a security interest in such Collateral or to mitigate such risk of liability.

(b)    if any Loan Party owns or acquires any marine vessel other than an Excluded Vessel with a Fair Market Value in excess of $10,000,000.00, then such Loan Party shall execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage) within 20 Business Days of such Person becoming a Loan Party or such acquisition, as applicable;

(c)    if the Fair Market Value of any marine vessel owned by any Loan Party (other than an Excluded Vessel) increases to an amount in excess of $10,000,000.00 because of improvements to such marine vessel, then such Loan Party shall, within 20 Business Days of a Responsible Officer of the Parent learning of such increase in Fair Market Value, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest (subject to any permitted Liens specified in the applicable Mortgage);

(d)    if requested by any Administrative Agent or Collateral Agent, deliver to each Administrative Agent, the Collateral Agent and the other Secured Parties customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to such Agent.

Section 7.12    Real Property

From and after the Tranche C Funding Date, and subject in each case to the Senior Intercreditor Agreement, with respect to any (a) fee interest in any Real Property located in the United States with a reasonably estimated Fair Market Value of $10,000,000.00 or more, or, upon the request of the Collateral Agent or any Administrative Agent, any leasehold interest in any Real Property (other than in respect of any leasehold interest in any Real Property used primarily for offices of the Parent or any of its Subsidiaries) with net lease payments of more than $10,000,000.00 annually and (b) any fee interest in any Real Property located outside of the United States with a reasonably estimated Fair Market Value of $5,000,000.00 or more, or, upon the request of the Collateral Agent or any Administrative Agent, any leasehold interest in any Real Property (other than in respect of any leasehold interest in any Real Property used primarily for offices of the Parent or any of its Subsidiaries) with net lease payments of more than $5,000,000.00 annually, in each case acquired or leased after the Effective Date by the Parent, a Borrower or any other Loan Party (other than any such Real Property acquired with Indebtedness permitted by Section 8.1(d), or (m)), the Parent or the applicable Loan Party shall promptly (and, in any event, within 60 days following the date of such acquisition or such later date permitted by the Administrative Agents in their sole discretion) (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by this Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Collateral Documents, and shall take such further action and deliver or cause to be delivered such further documents as the Collateral Agent or any Administrative Agent may reasonably request to effect the transactions contemplated by the provisions herein and in the Collateral Documents; provided that no delivery of a Mortgage under this clause (i) shall occur before the Effective Date, (ii) if reasonably requested by the Collateral Agent or any Administrative Agent and available in such jurisdiction, (1) provide the Secured Parties with title reports and title insurance policies (with endorsements) in an amount at least equal to the purchase price of such Real Property (or such other amount as the Collateral Agent or any Administrative Agent shall reasonably specify), and if applicable, (2) lease estoppel certificates, (3) provide the Secured

Parties with evidence of zoning compliance, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other customary similar information and related affidavits and certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent and the Administrative Agents from time to time, and (4) provide the Secured Parties with evidence that the casualty and other insurance (including, without limitation, flood insurance) required pursuant to the Loan Documents is in full force and effect; provided that with respect to any Real Property being added as Collateral, the Parent shall give at least 60 days’ prior written notice to the Collateral Agent and each Administrative Agent (for delivery to the Applicable Lenders) prior to pledging such Real Property to the Collateral Agent, and, upon confirmation from the Collateral Agent and each Lender that all flood insurance due diligence and flood insurance compliance verification with the Flood Disaster Protection Act and regulations promulgated pursuant thereto has been completed (it being agreed that a Lender shall be deemed to have confirmed completion unless it shall object thereto by written notice to the Collateral Agent within such 60-day period), such Real Property may be pledged, all in form and substance reasonably satisfactory to the Collateral Agent; provided further, however, that notwithstanding anything to the contrary in any of the foregoing, no Mortgage described in this Section 7.12 shall be completed prior to the receipt by each Lender of each item requested in clause (ii) above and any other information as needed for each Lender to conduct its flood due diligence, and any applicable time periods for any Loan Party to deliver such Mortgage pursuant to the Loan Documents will be automatically and with no further action extended to a reasonable period of time after such receipt (it being agreed that a Lender shall be deemed to have confirmed receipt unless it shall advise otherwise by written notice to the Collateral Agent within such 60-day period), and (iii) if reasonably requested by an Administrative Agent or the Collateral Agent, deliver to each Administrative Agent, the Collateral Agent and the other Secured Parties legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to each Administrative Agent and the Collateral Agent requesting the same.

Section 7.13    Undertaking with Respect to NO 105

Within 45 days (or such longer period permitted by each Administrative Agent in its sole discretion) following the repayment in full of the NO 105 Indebtedness (it being agreed that such 45-day period shall not commence until repayment in full of the NO 105 Indebtedness has been completed and all related termination and release documents have been properly tendered, filed and/or registered, as applicable), the Parent or the applicable Subsidiary of the Parent shall execute and deliver such mortgages and other security instruments as shall be necessary to cause the NO 105 to become a Mortgaged Vessel subject to a perfected first-priority security interest (other than permitted Liens specified in the applicable Mortgage, but in each case, which vessel shall not be subject to any other Liens securing Indebtedness for borrowed money other than those subject to the Senior Intercreditor Agreement).

Section 7.14    Additional Undertakings

The Borrowers shall (a) deliver to each Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.14, each in form and substance reasonably satisfactory to each Administrative Agent and (b) perform each of the actions described on Schedule 7.14, in each case by the date set forth opposite each such item or action on Schedule 7.14 or such later date permitted by the Revolving Administrative Agent (acting at the direction of the Requisite Revolving Lenders).

Section 7.15    Maintenance of Rating

The Parent will at all times from and after the Effective Date use commercially reasonable efforts to obtain and maintain public ratings with (but not to obtain or maintain a specific public rating) S&P and Moody’s with respect to a Borrower and the Parent, as applicable, and the Term Loans and will use commercially reasonable efforts to cause such rating to be updated on an annual basis. The Parent or the applicable Borrower will provide each Administrative Agent with a copy of any such credit rating promptly following receipt thereof.

Section 7.16    Business Plan Milestones

Unless waived or extended with the consent of (x) the Supermajority Lenders or (y) the Administrative Agents (with the written consent of the Supermajority Lenders (which may be provided by email)):

(a)    by no later than November 1, 2019, the Parent shall deliver to Centerview and FTI a confidential information memorandum, financial model and transaction structure memorandum in connection with the Technology Business Sale and distributed the same to potential bidders;

(b)    by no later than November 11, 2019, the Parent shall have delivered to Centerview, FTI and the Lenders an update as of such date on the projected financial condition and projected results of operations of the Parent and its Subsidiaries for the Fiscal Quarter ending December 31, 2019 and the Projections for the Fiscal Years 2020 and 2021 which shall, in each case, be in form and substance acceptable to the Supermajority Lenders;

(c)    by no later than November 11, 2019, the Parent’s senior management shall have delivered to the Parent’s board of directors, and the Parent shall have delivered to Centerview and FTI, a detailed report (the “Business Plan Report”) describing (i) analysis (including applicable tax analysis) of the financial profile of Parent and its Subsidiaries following, and after giving effect to, the funding and issuances of the Term Loans on each of the Tranche B Funding Date, Tranche C Funding Date and Tranche D Funding Date, and any potential divestitures (including the Technology Business Sale) or other transactions to deleverage the Parent and its Subsidiaries;

(d)    by no later than November 11, 2019, Parent shall have completed their review of the remaining cost to completion associated with Cameron, Freeport, Pemex and certain other projects to be agreed between FTI and Ankura in the Projections delivered on the Effective Date and the Parent shall have delivered to FTI and Ankura a detailed report with respect thereto and any other information with respect thereto requested by FTI and Ankura;

(e)    by no later than November 27, 2019, the Parent shall have solicited first round bids for the sale or other disposition of all or substantially all of the assets of the Technology Business (the “Technology Business Sale”) from a list of potential buyers satisfactory to Centerview and FTI;

(f)    by no later than November 29, 2019, the Supermajority Lenders shall have approved the Business Plan Report previously delivered by the Parent prior to November 11, 2019;

(g)    by no later than December 15, 2019, the Parent shall have delivered to Centerview and FTI an updated Business Plan Report reflecting the first round bids for the Technology Business Sale;

(h)    by no later than December 31, 2019, the Parent shall have delivered to Centerview and FTI a draft purchase agreement in form and substance satisfactory to the Supermajority Lenders and the Administrative Agents with respect to the Technology Business Sale and distributed such purchase agreement to potential bidders;

(i)    by no later than January 31, 2020, the Parent shall have delivered to Centerview, FTI and the Lenders an update as of such date on the financial condition and results of operations of the Parent and its Subsidiaries for the Fiscal Quarter ending December 31, 2019 and the Projections for the Fiscal Years 2020 and 2021 which shall, in each case, be in form and substance acceptable to the Supermajority Lenders; and

(j)    by no later than January 31, 2020, the Parent and/or certain of its Restricted Subsidiaries shall have entered into a purchase agreement in form and substance satisfactory to the Supermajority Lenders and the Administrative Agents, with respect to the Technology Business Sale.

Section 7.17    Chief Transformation Officer

The Parent will at all times from and after the Effective Date engage John Castellano or another Person acceptable to the Requisite Lenders as Chief Transformation Officer, which officer shall report to Parent’s chief executive officer and board of directors.

Section 7.18    Issuance of Equity

The Parent will deliver, pursuant to an agreement to be entered into between Parent and each Lender (other than any Lender that declines to receive any form of consideration described in this Section 7.18) prior to the Tranche B Funding date that is reasonably satisfactory to such Lender and the Parent and does not require the payment of any consideration by such Lender or any performance by such Lender other than compliance with such Lender’s commitments under this Agreement, on (a) the Tranche B Funding Date to each Lender (or its designee) that does not decline delivery, at each Lender’s election, one of (i) shares of common stock of the Parent, par value $1.00 per share (the “Common Stock”), (ii) warrants to purchase shares of Common Stock at an exercise price of $0.01 per share of Common Stock, having customary anti-dilution and other provisions reasonably satisfactory to a majority in aggregate commitment amount of Lenders requesting such warrants and Parent (the “Warrants”) or (iii) shares of non-convertible preferred stock of the Parent with no liquidation preference and having rights and preferences that are identical to the Common Stock, including with respect to voting rights, dividends and distributions, rights, preferences, privileges and powers upon consolidation of, merger with, or sale, transfer, lease or conveyance of all or substantially all of the consolidated properties and assets of Parent to, another person, or reclassification or statutory exchange of the Common Stock (in each case which shall be calculated based upon the number of shares of Common Stock the electing Lender would have been entitled to had such Lender elected delivery of Common Stock), provided that such preferred stock shall not have unlisted trading privileges on a national securities exchange and shall not be designated as qualified for trading in the National Market System (the “Preferred Stock”), provided further, that the Parent shall not be required to issue Warrants or Preferred Stock if it reasonably determines that the issuance of Warrants or Preferred Stock would cause any material liability to the Parent or substantial dilution (other than as would otherwise result from the issuance of Common Stock to all of the Lenders), in which case the Parent shall use commercially reasonable efforts to issue a security that has rights and privileges as equivalent as possible to such Warrants or Preferred Stock, as applicable, that would not cause any such material liability or substantial dilution (other than as would otherwise result from the issuance of Common Stock to all of the Lenders) and that is reasonably acceptable to the majority in aggregate commitment amount of the affected Lenders, (A) in the case of Common Stock, equal to the product of 15% of the total issued and outstanding Common Stock on the Tranche B Funding Date multiplied by a fraction the numerator of which is the sum of such Lender’s Active Revolving Commitments upon giving effect to the Tranche B Funding Date plus such Lender’s Tranche B Term Commitments plus the aggregate principal amount of the outstanding Term Loans held by such Lender under this Agreement and the denominator of which is the sum of the aggregate Revolving Commitments (including those that are unavailable at such time pursuant to the applicable proviso in the definition of “Revolving Commitment”) plus the aggregate Term Exposure, (B) in the case of Warrants, Warrants to purchase the number of shares of Common Stock set forth in the immediately preceding clause (A) of this Section 7.18(a), or (C) in the case of Preferred Stock, a number of shares of Preferred Stock with rights equal to the number of shares of Common Stock set forth in immediately preceding clause (A) of this Section 7.18(a) that the electing Lender would have been entitled to had such Lender elected delivery of Common Stock, (b) the Tranche C Funding Date to each Lender that does not decline delivery, at each Lender’s election (i) Common Stock, (ii) Warrants or (iii) Preferred Stock, (A) in the case of Common Stock, equal to the product of 15% of the total issued and outstanding Common Stock on the Tranche B Funding Date multiplied by a fraction the numerator of which is such Lender’s Tranche C Term Commitment and the denominator of which is the sum of the aggregate Revolving Commitments (including those that are unavailable at such time pursuant to the applicable proviso in the definition of “Revolving Commitment”) plus the aggregate Term Exposure, (B) in the case of Warrants, Warrants to purchase the number of shares of Common Stock set forth in the immediately preceding clause (A) of this Section 7.18(b), or (C) in the case of Preferred Stock, a number of shares of Preferred Stock with rights equal to the number of shares of Common Stock set forth in the immediately preceding clause (A) of this Section 7.18(b) that the electing Lender would have been entitled to had such Lender elected delivery of Common Stock and (c) on the Tranche D Funding Date to each Lender that does not decline delivery, at each Lender’s election (i) Common Stock, (ii) Warrants or (iii) Preferred Stock, (A) in the case of Common Stock, equal to the product of 15% of the total issued and outstanding Common Stock on the Tranche B Funding Date multiplied by a fraction the numerator of which is the sum of the increase in such Lender’s aggregate Active Revolving Commitments upon giving effect to the Tranche D Funding Date plus such Lender’s Tranche D Term Commitments and the denominator of which is the sum of the aggregate Revolving Commitments (including those that are unavailable at such time pursuant to the applicable proviso in the definition of “Revolving Commitment”) plus the aggregate Term Exposure, (B) in the case of Warrants, Warrants to purchase the number of shares of Common Stock set forth in the immediately preceding clause (A) of this Section 7.18(c), or (C) in the case of Preferred Stock, a number of shares of Preferred Stock with rights equal to the number of shares of Common Stock set forth in the immediately preceding clause (A) of this Section 7.18(c) that the electing Lender would have been entitled to had such Lender elected delivery of Common Stock. Delivery instructions for securities required to be delivered, if any, pursuant to this section shall be made in writing to the Borrower in accordance with the notice provisions of this Agreement by no later than 10 Business Days preceding the Tranche B Funding Date. All shares of Common Stock, Warrants or Preferred Stock issued pursuant to this Section 7.18 shall be issued in book-entry form on the books and records of the Parent’s transfer agent and shall bear customary restrictive legends that the Parent, in consultation with counsel, reasonably determines to be necessary.

Section 7.19    Registration Rights

The Parent will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Lenders on or prior to the Tranche B Funding Date on customary terms reasonably acceptable to the Requisite Lenders and Parent, which will provide, among other things, that the Parent shall use its commercially reasonable efforts to prepare and file with the SEC within 15 calendar days of the Tranche B Funding Date a resale registration statement (the “Registration Statement”) covering the resale or distribution from time to time by the Lenders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, to permit the public resale of all Preferred Stock, Common Stock and Common Stock issuable upon the conversion or exercise of the Warrants, in each case delivered to Lenders pursuant to Section 7.18 or pursuant to any equity issuance letters entered into between the Borrowers and any Lender, on the terms and conditions specified in such Registration Rights Agreement, and that, if such Registration Statement is not automatically effective, the Parent shall cause such Registration Statement to be declared effective by the SEC as promptly as reasonably practicable following the filing thereof, but in no event later than five (5) Business Days following the date that the SEC notifies the Parent that the Registration Statement is no longer subject to review. Notwithstanding the foregoing, (a) the Parent shall be entitled to delay the effectiveness of any Registration Statement until the Parent, in its sole discretion, determines that there is no information that would be required to be disclosed therein that the Parent has a bona fide business purpose for preserving as confidential, and (b) the Parent shall have no obligation to include in any Registration Statement shares of Common Stock held by a Lender that does not, within five (5) Business Days of its receipt of a reasonable request for information to be included in the Registration Statement, provide such information. In the event that the shares of Common Stock and shares of Common Stock issuable upon the exercise of Warrants, in each case issued in connection with the Tranche C Funding Date and/or the Tranche D Funding Date, cannot be included in such Registration Statement, the Parent shall file a separate Registration Statement on the same basis with respect to all such shares of Common Stock. The Registration Rights Agreement shall not provide for any “demand” or “piggyback” registration rights requiring the Parent to cooperate with a Lender in connection with any distribution of Common Stock.

ARTICLE VIII

NEGATIVE COVENANTS

From and after the Effective Date, the Parent and each Borrower jointly and severally agree with the Lenders, the Issuers and each Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1    Indebtedness

None of the Parent or any Borrower shall (x) and shall not permit any Captive Insurance Subsidiary or any of the Parent’s Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or (y) issue Disqualified Stock except for the following:

(a)    the Obligations;

(b)    (i) Indebtedness existing on the Effective Date and (x) disclosed on Schedule 8.1 or (y) incurred in compliance with the Existing Credit Agreement and (ii) the Existing Senior Indebtedness;

(c)    Guaranty Obligations incurred by any Loan Party in respect of Indebtedness of any Loan Party that is permitted by this Section 8.1;

(d)    (i) secured Indebtedness of the Parent or any Restricted Subsidiary including Capital Lease Obligations and purchase money Indebtedness incurred by the Parent or a Restricted Subsidiary of the Parent to finance (concurrently with or within 90 days after) the acquisition of tangible property (including marine vessels) and Indebtedness in respect of sale and leaseback transactions permitted under Section 8.13 and (ii) unsecured Indebtedness of the Parent or any Restricted Subsidiary, not to exceed an aggregate outstanding principal amount of $10,000,000.00 at any time; for all of the foregoing Indebtedness described in clauses (i) and (ii) above not to exceed an aggregate outstanding principal amount of $50,000,000.00 at any time;

(e)    (i) on and after the Tranche B Funding Date, Refinancing Senior Notes Indebtedness and increases thereof in lieu of cash payments of interest and (ii) Refinancing Indebtedness in respect of Indebtedness permitted by clause (b) above (other than the NO 105 Indebtedness) and this clause (e)(ii);

(f)    Indebtedness arising from intercompany loans that are Investments permitted under, or not prohibited by, Section 8.5 (i) from any Loan Party to any other Loan Party; (ii) from any Subsidiary of the Parent to any Loan Party; (iii) from any Subsidiary of the Parent that is not a Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party; (iv) from any Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party or (v) existing on the Effective Date and incurred in compliance with the Existing Credit Agreement; provided, however, that

(A)    all such Indebtedness of the types described in clauses (i), (ii), (iv) and (v) above is evidenced by the Global Intercompany Note, subject to a first priority Lien pursuant to the Pledge and Security Agreement or another Collateral Document if the payee is a Loan Party,

(B)    all such Indebtedness of the type described in clause (ii) or clause (v) above may not be paid when an Event of Default exists, unless such payment is being made to a Loan Party, and

(C)    any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrowers or to any of the other Loan Parties for whose benefit such payment is made;

(g)    [reserved];

(h)    Indebtedness under or in respect of Hedging Contracts that are not speculative in nature;

(i)    Indebtedness in respect of Treasury Management Arrangements;

(j)    Indebtedness in respect of any insurance premium financing for insurance being acquired by the Parent or any Restricted Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(k)    Alternate Program Indebtedness in respect of an Alternate Program existing on the Effective Date or otherwise approved by the Requisite Lenders;

(l)    Amazon Permitted Debt (including any unsecured Guaranty Obligations in respect thereof) in an aggregate principal amount not to exceed $285,000,000.00 at any time outstanding;

(m)    [reserved];

(n)    Indebtedness in respect of matured or drawn Performance Guarantees, provided that such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

(o)    Indebtedness in respect of letters of credit, bank guarantees and other similar obligations in an aggregate outstanding amount not to exceed $25,000,000.00 at any time;

(p)    [reserved];

(q)    Indebtedness evidenced by letters of credit, bank guarantees or other similar instruments in an aggregate face amount not to exceed at any time $20,000,000.00 issued in the ordinary course of business to secure obligations of the Parent and its Restricted Subsidiaries under workers’ compensation and other social security programs, and Contingent Obligations with respect to any such permitted letters of credit, bank guarantees or other similar instruments;

(r)    Indebtedness in respect of the Senior Notes and the guarantees of the Loan Parties in respect of such Indebtedness;

(s)    unsecured Indebtedness incurred by any Borrower or any other Subsidiary Guarantor and owing to a Joint Venture in which any Borrower or any other Subsidiary Guarantor owns any interest in an aggregate outstanding amount not to exceed $750,000,000.00 at any time;

(t)    [reserved];

(u)    [reserved]; and

(v)    Investments permitted under Section 8.5 constituting Indebtedness.

Notwithstanding the foregoing, the basket amounts, set forth in clauses (l) and (s) shall be reduced by the amount of such Indebtedness existing on the Effective Date while such Indebtedness remains outstanding.

Section 8.2    Liens, Etc.

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

(a)    Liens created pursuant to the Loan Documents securing the Obligations;

(b)    Liens existing on the Effective Date and (x) disclosed on Schedule 8.2 or (y) incurred in accordance with the Existing Credit Agreement;

(c)    Customary Permitted Liens;

(d)    Liens securing Indebtedness permitted under Section 8.1(d):

(i)    in assets that are not Collateral (other than equipment); or

(ii)    in property subject to and acquired, constructed or improved with the proceeds of a Capital Lease or purchase money Indebtedness (including any sale and leaseback transaction permitted under Section 8.13), in each case if (A) the Indebtedness secured thereby is incurred within 90 days after the date of such acquisition, construction or improvement of such property and does not exceed the lesser of the cost or Fair Market Value of such property at the time of such acquisition, construction or improvement and (B) such Liens do not apply to any other property (other than proceeds of such acquired, constructed or improved property) or assets of the Parent or any of its Restricted Subsidiaries.

(e)    any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness (other than the NO 105 Indebtedness) secured by any Lien disclosed on Schedule 8.2 permitted by clause (b) above without any material change in the assets subject to such Lien;

(f)    Liens in favor of lessors securing operating leases not prohibited hereunder;

(g)    Liens arising out of judgments or awards and not constituting an Event of Default under Section 9.1(g);

(h)    Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Indebtedness) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(i)    Liens on pledged cash of the Parent and its Restricted Subsidiaries required for notional cash pooling arrangements in the ordinary course of business;

(j)    [reserved];

(k)    Liens securing insurance premium financing permitted under Section 8.1(j) under customary terms and conditions; provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(l)    Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of the Parent or any Restricted Subsidiary of the Parent; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $25,000,000.00 at any time;

(m)    Liens on the Amazon and the Amazon Equipment securing Amazon Permitted Debt;

(n)    Liens securing reimbursement obligations in respect of “Extended Letters of Credit” (as defined in the Existing Credit Agreement) and Liens securing reimbursement obligations in respect of Extended Letters of Credit;

(o)    Liens on receivables and related rights sold or purported to be sold pursuant to any Alternate Program in accordance with Section 8.4(k) (or any document executed by the Parent or any Restricted Subsidiary of the Parent in connection therewith);

(p)    Liens on any L/C Facility Cash Collateral Account (as defined in the Existing Credit Agreement), Revolver Cash Collateral Account (as defined in the Existing Credit Agreement), any Cash Collateral Account (as defined in the Existing Letter of Credit Agreement) or any Revolver Cash Collateral Account and all amounts on deposit therein;

(q)    Liens on Collateral (as defined in the Senior Intercreditor Agreement) and other assets required to constitute Collateral hereunder and Liens on Separate Collateral (as defined in the Existing Collateral Agency and Intercreditor Agreement) in each case subject to the Existing Collateral Agency and Intercreditor Agreement; provided that such Liens on Collateral are also subject to the Senior Intercreditor Agreement;

(r)    [reserved];

(s)    Liens on cash, bank accounts and accounts receivable securing Indebtedness described in Section 8.1(o) and reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees; provided that the aggregate amount of cash, bank accounts and accounts receivable securing Performance Guarantees shall not exceed $300,000,000.00 at any time; and

(t)    Liens on Collateral securing Refinancing Senior Notes Indebtedness that are subject to the Junior Intercreditor Agreement.

Without limiting the foregoing limitations, (x) unless the NO 105 is a Mortgaged Vessel, the Parent and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to (i) create or suffer to exist any Lien upon or with respect to the NO 105 or (ii) assign any right to receive income with respect to the NO 105, in either case to secure Indebtedness for borrowed money other than NO 105 Indebtedness and (y) the Parent and the Borrowers shall not, and shall not permit any of their respective Subsidiaries to (i) create or suffer to exist any Lien upon or with respect to the Altamira Yard or (ii) assign any right to receive income with respect to the Altamira Yard, in either case to secure Indebtedness for borrowed money other than hereunder. Notwithstanding the foregoing, the basket amounts set forth in clauses (l) and (s) shall be reduced by the amount of such Liens existing on the Effective Date while such Liens exist.

Section 8.3    Acquisitions

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make any Acquisitions.

Section 8.4    Sale of Assets

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except for the following:

(a)    the sale or disposition of inventory (including fabricated projects for customers, such as offshore production platforms and related components) in the ordinary course of business;

(b)    transfers resulting from any taking or condemnation of any property of the Parent or any of its Restricted Subsidiaries (or, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, deed in lieu thereof);

(c)    as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that the Parent reasonably determines is no longer useful in its or its Subsidiaries’ business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

(d)    as long as no Default or Event of Default is continuing or would result therefrom, the lease or sublease or chartering of property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement or the other Loan Documents;

(e)    as long as no Default or Event of Default is continuing or would result therefrom, discounts, adjustments, settlements and compromises of accounts in the ordinary course of business;

(f)    any Asset Sale (i) to the Parent, a Borrower or any Loan Party Wholly-Owned by a Borrower or (ii) by any Restricted Subsidiary that is not a Loan Party to the Parent, a Borrower or another Restricted Subsidiary;

(g)    as long as no Default or Event of Default is continuing or would result therefrom, and subject to Section 2.12(a), any other Asset Sale (other than an Asset Sale in respect of a Mortgaged Vessel or Stock in a Mortgaged Vessel Owning Subsidiary or any Asset Sale of all or any portion of the Technology Business) for Fair Market Value, at least 100% of which is payable in cash, Cash Equivalents or Specified Other Consideration upon such sale. For purposes of this clause (g), “Specified Other Consideration” shall mean, with respect to any Asset Sale, in connection with any assets or property directly related to the Amazon, the amount of any liabilities or other obligations of the Parent, a Borrower or any other Restricted Subsidiary that is expressly assumed by the transferee of any such assets or property;

(h)    any Asset Sale of one or more Mortgaged Properties or Mortgaged Vessels or Stock in a Mortgaged Vessel Owning Subsidiary or a Subsidiary which directly or indirectly owns a Mortgaged Vessel Owning Subsidiary, subject to Section 2.12(a), and so long as (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Asset Sale is for Fair Market Value, (iii) except to the extent that a Loan Party receives one or more marine vessels from another Person in trade or exchange for such assets so disposed of, at least 100% of the consideration for such Asset Sale consists of cash or Cash Equivalents received at closing of such Asset Sale, and (iv) any marine vessel received from another Person in trade or exchange for such assets so disposed of shall concurrently with its acquisition be added to the Collateral;

(i)    as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Stock of any Captive Insurance Subsidiary for Fair Market Value, at least 100% of which is payable in cash or Cash Equivalents upon such sale;

(j)    [reserved];

(k)    dispositions of any receivables and related rights pursuant to any Alternate Program permitted hereunder;

(l)    [reserved];

(m)    as long as no Default or Event of Default is continuing or would result therefrom, non-exclusive assignments and licenses of intellectual property of the Parent and its Restricted Subsidiaries in the ordinary course of business;

(n)    any Asset Sale (other than an Asset Sale of a Mortgaged Vessel) pursuant to a single transaction or series of related transactions in which the Parent or its Restricted Subsidiaries receive aggregate consideration of $10,000,000.00 or less; provided that such Asset Sale comply with the requirements of Section 2.12(a) to the extent applicable.

(o)    the sale or disposition of equipment in the ordinary course of business to Joint Ventures and Restricted Subsidiaries that are not Loan Parties in an aggregate amount since the Effective Date not to exceed $10,000,000.00;

(p)    the sale or disposition of the Beaumont Facility; and

(q)    as long as no Default or Event of Default is continuing or would result therefrom, and subject to Section 2.12(a), with the approval of Supermajority Lenders, any Asset Sale of the Technology Business, and this clause (q) shall be the only clause of this Section 8.4 under which any disposition of all or any portion of the Technology Business shall be permitted.

Section 8.5    Restricted Payments

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

(a)    Restricted Payments by the Parent to any other Loan Party;

(b)    Restricted Payments by (i) any Restricted Subsidiary of the Parent to any Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(c)    Restricted Payments by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary to any Loan Party and to holders of equity interests in such Restricted Subsidiary to the extent (i) such Restricted Payments are made pro rata among the holders of the equity interests in such Restricted Subsidiary or (ii) pursuant to the terms of the joint venture, charter, bylaws or other distribution agreement for such Restricted Subsidiary in form and substance expressly approved by each Administrative Agent (such approval not to be unreasonably withheld or delayed);

(d)    (i) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries (x) made solely with the proceeds received from the exercise of any warrant, option or other similar instrument or (y) that is deemed to occur upon the cashless exercise of stock options, warrants or other similar instruments and (ii) the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Parent or any Restricted Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement (including pursuant to the “Chicago Bridge & Iron 2008 Long-Term Incentive Plan, as Amended”) in accordance with the Approved Budget;

(e)    [reserved];

(f)    Investments existing on the Effective Date and (x) disclosed on Schedule 8.5 or (y) incurred in accordance with Sections 8.5(j), (m), (q), (r), or (s) of the Existing Credit Agreement, and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 8.1(b), provided such refinancing complies with the provisions of Section 8.1(e);

(g)    Investments in cash and Cash Equivalents;

(h)    Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Parent and its Restricted Subsidiaries;

(i)    Investments received in settlement of amounts due to the Parent or any Restricted Subsidiary of the Parent effected in the ordinary course of business;

(j)    Investments by (i) any Loan Party in any other Loan Party or (ii) a Restricted Subsidiary of the Parent that is not a Loan Party in the Parent or any other Restricted Subsidiary of the Parent;

(k)    loans or advances to employees of the Borrower or any of its Restricted Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Borrower or any of its Restricted Subsidiaries) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000.00 at any time;

(l)    Guaranty Obligations permitted by Section 8.1;

(m)    other direct or indirect Investments, including Letters of Credit and other credit support obligations, in Joint Ventures in accordance with the Approved Budget;

(n)    [reserved];

(o)    [reserved];

(p)    other Investments in Restricted Subsidiaries (i) in the ordinary course of business consistent with past practice for payroll and cash management activities or (ii) otherwise not in excess of $50,000,000.00 in the aggregate;

(q)    [reserved];

(r)    [reserved];

(s)    other Investments in an aggregate amount not to exceed $10,000,000.00 at any time;

(t)    Investments resulting from any non-cash consideration received in an Asset Sale permitted by Section 8.4; and

(u)    repurchases, redemptions or other acquisitions or retirements for value of Stock of the Parent made in lieu of withholding Taxes in connection with any vesting of restricted Stock or any exercise, vesting or exchange of stock options, warrants or other similar rights.

Section 8.6    Restriction on Fundamental Changes

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to:

(a)    merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly-Owned Restricted Subsidiary (other than a Borrower) may merge into a Borrower so long as such Borrower is the surviving company, (ii) any Wholly-Owned Restricted Subsidiary (other than a Borrower) may merge into or consolidate with any other Wholly-Owned Restricted Subsidiary (other than a Borrower) in a transaction in which the surviving entity is a Wholly-Owned Restricted Subsidiary and no Person other than a Borrower or a Wholly-Owned Restricted Subsidiary of a Borrower receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Restricted Subsidiary of the Parent (other than a Borrower) may merge with another Person in a transaction constituting an Asset Sale permitted hereunder, and (iv) any Person (other than the Parent or a Borrower) may merge or consolidate with or into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Borrower, is a Borrower and otherwise, if any party to such merger or consolidation is a Guarantor, is a Guarantor)); or

(b)    acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Parent and each Borrower is in compliance with Section 7.11 and (ii) the Investment in such Subsidiary is permitted under Section 8.5.

Section 8.7    Change in Nature of Business

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Eligible Line of Business.

Section 8.8    Transactions with Affiliates

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent, such Borrower or such Restricted Subsidiary as would be obtainable by the Parent, such Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate except (a) transactions among the Parent and its Restricted Subsidiaries, (b) Restricted Payments otherwise permitted by this Agreement, (c) the payment of the operating expenses and capital expenditures of a Subsidiary of the Parent, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof and the Approved

Budget, (d) transactions in accordance with the agreements listed on Schedule 8.8 hereto as the same may be amended with the prior consent of each Administrative Agent, (e) the Transactions, and (f) transactions between the Parent or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director or member of such Person is also director of the Parent or a direct or indirect parent of the Parent.

Section 8.9    Restrictions on Subsidiary Distributions; No New Negative Pledge

Other than (a) pursuant to the Loan Documents or (b) pursuant to any secured Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d), (e), (m) or (r) so long as any prohibition or limitation is only effective against the assets securing such Indebtedness, the Parent and the Borrowers shall not, and shall not permit any Restricted Subsidiaries to, (i) other than for Joint Ventures and Subsidiaries that are not required to be Guarantors hereunder, agree to, enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Parent, a Borrower or any other Restricted Subsidiary of the Parent or (ii) other than customary non-assignment provisions in contracts entered into in the ordinary course of business or in any lease, license, contract, property right (including, without limitation, interests in Inventory (as defined in the Pledge and Security Agreement)) or agreement to which any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Laws or principles of equity), enter into or permit to exist or become effective any enforceable agreement prohibiting or limiting the ability of the Parent, a Borrower or any other Restricted Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.10    Modification of Documents

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, amend its Constituent Documents except those that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Section 8.11    Accounting Changes; Fiscal Year

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, (a) make any material change in its accounting treatment and reporting practices or Tax reporting practices, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and each Administrative Agent or (b) change its Fiscal Year.

Section 8.12    Margin Regulations

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) (i) directly or indirectly in connection with the Business Combination or (ii) in all other cases in contravention of any applicable legal and regulatory requirements including, without limitation, Regulations T, U and X, the Securities Act of 1933, and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

Section 8.13    Sale/Leasebacks

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any sale and leaseback transaction after the Effective Date other than sale and leaseback transactions existing as of the Effective Date and incurred in compliance with the Existing Credit Agreement.

Section 8.14    Capital Expenditures

The Parent and the Borrowers shall not make or incur, or permit any of their respective Restricted Subsidiaries to make or incur, Capital Expenditures (other than acquisitions of any marine vessel or a Subsidiary that owns a marine vessel) during any Fiscal Year beginning with the Fiscal Year ending 2019 and ending with the Fiscal Year ending 2023 except that the Parent, the Borrowers and their respective Restricted Subsidiaries may make or incur Capital Expenditures during any Fiscal Year consistent with the Approved Budget.

Section 8.15    Cancellation of Indebtedness Owed to It

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, cancel any material claim or Indebtedness owed to any of them except (a) in the ordinary course of business, or (b) if such Indebtedness is owed by a Guarantor to a Loan Party (other than the Parent), and such Indebtedness is either (i) cancelled in exchange for Stock of such Guarantor, (ii) converted into Stock of such Guarantor or (iii) converted such that it increases the paid-in-capital of such Loan Party in such Guarantor.

Section 8.16    No Speculative Transactions

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any material speculative transaction or in any material transaction involving the entry into of (a) Hedging Contracts by such Person except for the sole purpose of hedging in the ordinary course of business or (b) any Hedging Contract other than in respect of interest rates or foreign exchange exposure.

Section 8.17    Post-Termination Benefits

Except to the extent required under Section 4980B of the Code or similar state laws, the Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, adopt any new employee benefit plan that provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent or any of its Subsidiaries, which plan, when combined with any existing post-retirement benefit plan of the Parent or the Borrowers or any of their Restricted Subsidiaries would reasonably be expected to result in aggregate liability, calculated on a FAS 106 basis as of the end of any fiscal year, in excess of $65,000,000.00.

Section 8.18    Activities in Panama

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, invest the proceeds of any Loan in any activity within the territory of the Republic of Panama if such activity will (i) generate taxable income under Panamanian Tax laws that will have to be paid by the Parent or any of its Subsidiaries to a Panamanian Governmental Authority; or (ii) cause any payment to a Lender or any Administrative Agent to be subject to Panamanian Tax, including withholding Tax.

Section 8.19    Vessel Flags

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, change the flag under which any Mortgaged Vessel is registered or register a Mortgaged Vessel under any flag unless (a) the Parent shall have provided at least 10 Business Days’ (or such shorter period permitted by each Administrative Agent in its sole discretion) advance notice to each Administrative Agent, (b) the flag under which such Mortgaged Vessel is to be registered is listed on Schedule 8.19 or is otherwise acceptable to each Administrative Agent in its sole discretion and (c) each Borrower:

(i)    immediately after the occurrence of such transfer, causes the applicable Restricted Subsidiary to execute and deliver such new mortgages, recorded as required by the laws of the new flag state, new deeds of covenants, as applicable, all substantially similar to the existing mortgages and deeds of covenants for Mortgaged Vessels under such flag (“New Mortgage”), and other security instruments and other documents as shall be necessary to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid, legal and, subject to the terms of the Senior Intercreditor Agreement, perfected first-priority Lien on, and security interest in, such vessel such that such vessel is a Mortgaged Vessel under the jurisdiction under which such vessel is to be flagged (subject to any liens expressly permitted by this Agreement and the Lien of the New Mortgage);

(ii)    substantially simultaneously with such transfer, if requested by any Administrative Agent, provides to each Administrative Agent an opinion of counsel that the New Mortgage, upon recording, has been perfected under the laws of the new flag state and that it constitutes a valid, enforceable and, subject to the terms of the Senior Intercreditor Agreement, first priority ship mortgage on the Mortgaged Vessel (other than liens expressly permitted by this Agreement and the Lien of the New Mortgage), or as any Administrative Agent may otherwise reasonably request; and

(iii)    promptly after recording the New Mortgage, provides to each Administrative Agent with respect to the Mortgaged Vessel: to the extent applicable to such Mortgaged Vessel, corresponding certificates of financial responsibility; an abstract of title or, at its discretion, a certificate of ownership or other similar document that reveals no Liens on the Vessel other than Liens expressly permitted by this Agreement and the Lien of the New Mortgage; copies of certificates of registries documentation and a copy of a confirmation of class certificate issued by the American Bureau of Shipping, DNV GL, Lloyd’s Register or another classification society acceptable to each Administrative Agent showing no conditions affecting class.

Section 8.20    Payments of Junior Priority Indebtedness

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, make any cash payment or prepayment (including any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment) on account of principal of any Junior Priority Indebtedness, except (a) regularly scheduled principal payments as and when due in respect of any Junior Priority Indebtedness and (b) refinancings of Senior Notes with Refinancing Senior Notes Indebtedness. For purposes of calculating the amount of payments or prepayments under this Section 8.20, the amount of such payment or prepayment shall be the aggregate amount of cash paid by the Parent and its Restricted Subsidiaries. The prepayment of NO 105 Indebtedness shall not be restricted by this Section 8.20.

Section 8.21    Payments of Existing Senior Indebtedness

The Parent and the Borrowers shall not, and shall not permit any of their respective Restricted Subsidiaries to, make any voluntary prepayment (including any voluntary redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar voluntary payment) on account of the principal of any Existing Senior Indebtedness, except, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, voluntary prepayments since the Effective Date in an aggregate principal amount not to exceed the lesser of (a) $25,000,000.00 and (b) the aggregate amount of Financial Letters of Credit (as defined in the Existing Credit Agreement) issued within 3 Business Days of any such voluntary prepayment.

Section 8.22    Use of Proceeds

(a)    The Parent and the Borrowers shall not use, whether directly or indirectly, the proceeds of any Borrowing or Letter of Credit, (i) in any manner that would constitute a violation of Sanctions by any party hereto or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of any Anti-Corruption Law applicable to the Parent, the Borrowers or their applicable Subsidiaries.

(b)    The Borrowers shall not, directly or indirectly, fund all or part of any repayment or reimbursement of the Obligations out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Country, in each case in violation of Sanctions applicable to the Borrowers or its applicable Subsidiaries.

Section 8.23    Cash Management

The Parent and the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to change, modify or otherwise act in a manner materially inconsistent with past practice with respect to the cash management system or activities of the Parent, the Borrowers and their Restricted Subsidiaries.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1    Events of Default

Each of the following events shall be an “Event of Default”:

(a)    the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)    the Borrowers shall fail to pay when due and payable any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)    any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)    any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.3, Section 7.1, Section 7.6, Section 7.9, Section 7.13, Section 7.16, Section 7.17, or Article VIII; (ii) any term, covenant or agreement contained in Section 6.1 (other than Section 6.1(d)) if such failure shall remain unremedied for five (5) Business Days; (iii) any term, covenant or agreement contained in Section 6.1(d) if such failure shall remain unremedied for one (1) Business Days or (iv) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iv) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Parent or a Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Parent or a Borrower by any Administrative Agent or any Lender; or

(e)    (i) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall fail to make any payment on any Indebtedness of the Borrowers or any such Material Subsidiary (other than (x) the Obligations and (y) Non-Recourse Indebtedness) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure (A) constitutes a failure to pay the principal amount of such Indebtedness when due and payable (whether at maturity or otherwise) or constitutes a failure to make any other payment where such failure permits (with the giving of notice if required), at the time of determination under this Section 9.1(e), the acceleration of such Indebtedness and (B) relates to Indebtedness having a principal amount of $35,000,000.00 or more, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness having a principal amount of $35,000,000.00 or more (other than under the Lloyds Facility to the extent a letter of credit in the requisite amount was posted in lieu of the required posting of cash collateral), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, (iii) any Indebtedness having a principal amount of $35,000,000.00 or more shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof or (iv) any letter of credit requested by a Loan Party under the Existing Credit Agreement shall not be issued at a time when sufficient unused commitments exist therefor; provided that clauses (ii) and (iii) above shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)    (i) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Parent, a Borrower or any of the Parent’s Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Parent, a Borrower or any of the Parent’s Material Subsidiaries (but not instituted by the Parent or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) the Parent, a Borrower or any of the Parent’s Material Subsidiaries shall take any corporate action to authorize any action set forth in clause (i) or (ii) above; or

(g)    one or more judgments, injunctions or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of $35,000,000.00 in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of the Parent, a Borrower and the Parent’s Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)    (i) one or more ERISA Events (except for those events set forth on Schedule 4.16(d) to this Agreement) shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Parent, a Borrower, any of their respective Restricted Subsidiaries or any Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds $35,000,000.00 in the aggregate, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430 of the Code or under ERISA; or

(i)    any provision of any Collateral Document or any other Loan Document (including this Agreement) shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

(j)    any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $15,000,000.00 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing;

(k)    there shall occur any Change of Control;

(l)    an “Event of Default” (as defined in the Existing Credit Agreement or as defined in the Existing Letter of Credit Agreement) shall occur; or

(m)    for a period of five consecutive Business Days or longer, Hedging Obligations would exceed $100,000,000.00 in the event of a termination of all Hedging Contracts of the Parent and its Restricted Subsidiaries.

Section 9.2    Remedies

During the continuance of any Event of Default, either Administrative Agent (i) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Issuer to Issue any Letter of Credit and of each Lender to make Loans shall immediately terminate and (ii) may and, at the request of the Requisite Lenders, shall, by notice to the Borrowers, declare all Obligations to be forthwith due and payable, whereupon all other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f), (x) the Commitments of each Lender to make Loans, each Issuer to Issue Letters of Credit and each Revolving Lender to participate in new Letters of Credit shall automatically be terminated and (y) all Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

In addition to the remedies set forth above, the Administrative Agents and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3    Actions in Respect of Letters of Credit

Upon the Revolving Termination Date and as required by Section 2.12, the Borrowers shall pay to the Revolving Administrative Agent in immediately available funds at the Revolving Administrative Agent’s office referred to in Section 11.8, for deposit in the Revolver Cash Collateral Account in accordance with Section 2.22(b), an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations (or such lesser amount as is required to cash collateralize Letter of Credit Obligations under Section 2.12, as applicable). The Revolving Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Loans), apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the Borrowers to the Issuers or Revolving Lenders in respect of the Letter of Credit Obligations. The Revolving Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

ARTICLE X

THE ADMINISTRATIVE AGENTS AND OTHER AGENTS

Section 10.1    Authorization and Action

(a)    Appointment and Authority. (i) Each of the Revolving Lenders and each Issuer hereby irrevocably appoints Credit Agricole to act on its behalf as the Revolving Administrative Agent hereunder and under the other Loan Documents and authorizes the Revolving Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Revolving Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, (ii) each of the Lenders, the Issuers and the other Secured Parties irrevocably authorizes and directs each Administrative Agent to enter into the Collateral Agency Agreement pursuant to which each Administrative Agent, on behalf of the Secured Parties, will irrevocably appoint Credit Agricole to act on its behalf as the Collateral Agent hereunder and under the Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (iii) each of the Term Lenders hereby irrevocably appoints Barclays to act on its behalf as the Term Loan Administrative Agent hereunder and under the other Loan Documents and authorizes the Term Loan Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Loan Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of each Administrative Agent, the Collateral Agent, the Lenders and the Issuers, and neither the Parent, the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions or any obligations with respect thereto.

(b)    Exculpatory Provisions. Neither any Administrative Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth herein, in the other Loan Documents, the Senior Intercreditor Agreement and in the Collateral Agency Agreement. Without limiting the generality of the foregoing, neither any Administrative Agent or the Collateral Agent: (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Applicable Requisite Lenders (or such other number or percentage of the Lenders, Term Lenders, or Revolving Lenders, as applicable, as shall be expressly provided for herein or in the other Loan Documents), provided that no Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Parent, the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as any Administrative Agent, the Collateral Agent or any Affiliates of the foregoing in any capacity.

Neither any Administrative Agent or the Collateral Agent shall be liable for any action taken or not taken by it (A) with the consent or at the request of the Applicable Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (B) in the absence of its own gross negligence or willful misconduct. Each Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to each Administrative Agent or the Collateral Agent, as applicable, by the Parent, the Borrowers, a Lender or an Issuer.

Neither any Administrative Agent or the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (y) the value or the sufficiency of any Collateral, or (z) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered such Administrative Agent or the Collateral Agent, as applicable.

(c)    Delegation of Duties. Each Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Administrative Agent or the Collateral Agent, as applicable. Each Administrative Agent, the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of any Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Section 10.2    Administrative Agent’s Reliance, Etc.

Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuer, each Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuer unless such Administrative Agent shall have received notice to the contrary from such Lender or the Issuer prior to the making of such Loan or the Issuance of such Letter of Credit. Each Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.3    The Agents Individually

The Person serving as each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in such Person’s individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.4    Lender Credit Decision

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

For the avoidance of doubt, none of this Section 10.4 or any other provision of this Agreement shall be deemed to result in any Lender, any Administrative Agent or any of their respective Affiliates acting as a placement agent, initial purchaser or underwriter in connection with any issuance of Securities.

Section 10.5    Indemnification

(a)    Each Lender agrees to indemnify each Administrative Agent, the Collateral Agent and each Issuer (in such capacities) and each of their respective Affiliates, and each of their respective Related Parties (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, an Administrative Agent, the Collateral Agent or such Issuer or any of their respective Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by an Administrative Agent, the Collateral Agent, or such Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Administrative Agent’s, Collateral Agent’s or such Issuer’s or such Related Party’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Administrative Agent, the Collateral Agent, or each Issuer, as applicable, promptly upon demand for its Ratable Portion (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Administrative Agent, the Collateral Agent, or such Issuer, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Administrative Agent, the Collateral Agent, or such Issuer, as applicable, is not reimbursed for such expenses by the Borrowers or another Loan Party.

(b)    To the extent required by any applicable law, each Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that any Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify such Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if an Administrative Agent determines that it otherwise did not withhold an applicable Tax from amounts paid to or for the account of any Lender, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent in respect of Tax or otherwise, including any penalties and interest and together with any all costs and expenses (including legal expenses, and any out of pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.

Section 10.6    Successor Agents

Each Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, (x) with respect to the Revolving Facility, the Requisite Revolving Lenders and (y) with respect to the Term Facility, the Requisite Term Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank (other than a Defaulting Lender) with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Applicable Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above;

provided that if such Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Administrative Agent on behalf of or for the benefit of the Lenders or the Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security and the rights and obligations under the Parallel Debt until such time as a successor Administrative Agent is appointed and all rights and obligations of the retiring Administrative Agent under the Parallel Debt have been assigned and assumed by such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through such Administrative Agent (other than, for the avoidance of doubt, with respect to the Parallel Debt) shall instead be made by or to each applicable Lender and each applicable Issuer directly, until such time as the Applicable Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties (including all rights and obligations with respect to the Parallel Debt) of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). Each party to the Collateral Documents governed by Dutch law shall enter into any documents as reasonably necessary or reasonably requested by the successor Collateral Agent to ensure that the successor Collateral Agent shall have substantially the same rights and obligations under the Collateral Documents governed by Dutch law as it would have had if such successor had been an original party thereto. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7    Concerning the Collateral and the Collateral Documents

(a)    Each Lender and each Issuer agrees that any action taken by an Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a different proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents or the Collateral Agency Agreement, and the exercise by an Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and shall be binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing:

(i)    the Revolving Administrative Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Revolving Lenders and the Issuers, with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (B) execute and deliver the Collateral Agency Agreement, and (C) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Revolving Lenders and the Issuers, with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise;

(ii)    the Term Loan Administrative Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Term Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (B) execute and deliver the Collateral Agency Agreement, and (C) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Term Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise; and

(iii)    the Collateral Agent shall, in accordance with the Collateral Agency Agreement, have the sole and exclusive authority to (A) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (B) manage, supervise and otherwise deal with the Collateral, (C) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (D) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)    Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Collateral Agent’s release (or, in the case of clause (ii) below, release or subordination), at the direction of each Administrative Agent who (without limiting the right of the Administrative Agents to otherwise provide such direction) shall act on the basis of appropriate certifications of the Parent and the Borrowers, of any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:

(i)    all of the Collateral, upon termination or expiration of the Commitments and payment in full of all Loans, Reimbursement Obligations and all other Obligations, including the cash collateralization or other required arrangements in respect of any obligations in respect of Letters of Credit to the extent required under this Agreement (other than contingent indemnification obligations for which no claims has been asserted, any Treasury Management Obligations and any Hedging Obligations) that each Administrative Agent has been notified in writing are then due and payable (and, in respect of Contingent Obligations in respect of Letters of Credit, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Applicable Administrative Agent and the applicable Issuers);

(ii)    any assets that are subject to a Lien permitted by Section 8.2(b), (d)(ii), (d)(iii) or (l) or any refinancings thereof permitted under Section 8.2(e);

(iii)    if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Loan Party and/or the guaranty of any Subsidiary Guarantor which has been voluntarily sold or disposed of by a Loan Party or otherwise ceases to be a Subsidiary of the Parent as a result of a transaction permitted by this Agreement; and

(iv)    to the extent certified in writing by the Parent, any other Collateral that is no longer required to be subject to a Lien pursuant to the Loan Documents.

Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Collateral Agent’s release, at the direction of each Administrative Agent who (without limiting the right of the Administrative Agents to otherwise provide such direction) shall act on the basis of appropriate certifications of the Parent and the Borrowers, of any Guarantor from its Guarantee or its obligations under the Pledge and Security Agreement and any other Collateral Document if such release is permitted by Section 11.1(a)(ix). Each of the Lenders and the Issuers hereby irrevocably consents to the Collateral Agent’s and each Administrative Agent’s execution, delivery and filing of such termination and partial release statements and such other things as are necessary to release Liens and guaranties to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

(c)    Each Administrative Agent and the Collateral Agent are hereby authorized to enter into (i) the Collateral Agency Agreement, (ii) the Senior Intercreditor Agreement, and (iii) intercreditor arrangements with the holders of any Permitted Senior Notes Refinancing to be secured by Liens on the Collateral that are junior in priority to the Liens on collateral security Obligations in such form as may be approved by the Requisite Lenders (a “Junior Intercreditor Agreement”). A copy of any documents evidencing such intercreditor arrangements will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder) acknowledges and agrees to the terms of such intercreditor arrangements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns as if it were a party thereto.

Section 10.8    Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation that is otherwise owed to Persons other than any Administrative Agent, the Collateral Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral Documents and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Collateral Documents, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by each Administrative Agent, the Collateral Agent and the Applicable Requisite Lenders (or such other group of the Lenders as shall be expressly provided for herein or in the other Loan Documents), each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitment and its own interest in the Loans, Letter of Credit Obligations and other Obligations arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, and (d) no holder of Related Obligations and no other Secured Party (except any Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents. Without limiting the provisions of Section 10.7(b) and notwithstanding any other provision of any Loan Document to the contrary, no Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Arrangements and Hedging Contracts.

Section 10.9    Other Agents

Anything herein to the contrary notwithstanding, none of the Documentation Agents or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, the Collateral Agent, a Lender or an Issuer hereunder.

Section 10.10    Certain ERISA Matters

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments,

(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agents, the Arrangers or any of their respective Affiliates are a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to an Administrative Agent, Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Amendments, Waivers, Etc.

(a)    No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Applicable Administrative Agents with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing, each Loan Document may be amended in accordance with its express terms; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Lender or Issuer directly affected thereby (or the Administrative Agents with the consent thereof), do any of the following:

(i)    [reserved];

(ii)    [reserved];

(iii)    increase the Commitment of such Lender (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment and any increase in Active Revolving Commitments occurring as a result of the Tranche B Funding Date or the Tranche D Funding Date will not constitute a Commitment increase under this clause (iii));

(iv)    extend the scheduled final maturity of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan or Reimbursement Obligation or for the reduction of such Lender’s Commitment (it being agreed that (A) a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute an extension, waiver, reduction or postponement under this clause (iv) and (B) the extension of the Tranche B Commitment Termination Date, the Tranche C Commitment Termination Date or the Tranche D Commitment Termination Date may be effected with the consent of the Supermajority Lenders);

(v)    reduce the principal amount of any Loan owing to such Lender or any Reimbursement Obligation payable to such Lender (in each case, other than by the payment or prepayment thereof) (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a reduction in the principal amount of any Loan under this clause (v));

(vi)    reduce the rate or amount of interest on any Loan outstanding to such Lender or any Reimbursement Obligations outstanding or any fee payable hereunder to such Lender (provided that any waiver, amendment, consent to departure from or other modification of Section 7.18 shall be subject to the consent of the Supermajority Lenders but reduction of the percentage specified therein shall require the consent of each affected Lender); provided, however, that only the consent of the Requisite Lenders shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Participation Fees at the default rate set forth in Section 2.7(i), 2.13(d) and Section 2.15(c)(ii), respectively;

(vii)    postpone any scheduled date fixed for payment of interest or fees owing to such Lender (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a postponement under this clause (vii));

(viii)    (x) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or (y) change the percentage of Lenders required for any or all Lenders to take any action hereunder;

(ix)    (x) release all or substantially all of the Collateral except as provided in Section 10.7(b)(i), (y) release a Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or (z) release any Guarantor from its Guarantee or its obligations under the Pledge and Security Agreement except (I) in connection with the sale or other disposition of such Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) and (II) in connection with any other transaction permitted pursuant to this Agreement in which such Subsidiary Guarantor ceases to be a Guarantor (including, without limitation, in connection with any transaction permitted pursuant to Section 8.6 and in connection with the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with this Agreement); provided, however, that notwithstanding the foregoing clause (z), each of the following may be released: (x) any Immaterial Guarantor with the consent of each Administrative Agent, (y) any other Guarantor that ceases to be a Subsidiary of the Parent as the result of a transaction permitted hereunder and (z) with the consent of each Administrative Agent, any Guarantor that, as a result of its status as a Guarantor, would be required to take any action that at such time (I) is prohibited by (A) any Governmental Authority with authority over such Guarantor or (B) applicable law, (II) requires the consent of a Governmental Authority that has not been obtained or (III) is not within such Guarantor’s legal capacity or authority; or

(x)    amend Section 2.16(e) or (f), Section 10.7(b), this Section 11.1, the sharing provisions of Section 11.7 or the definitions of the terms “Funded Portion”, “Requisite Lenders”, “Requisite Revolving Lenders”, “Requisite Term Lenders”, “Ratable Portion”, “Supermajority Lenders”, “Supermajority Revolving Lenders” or “Supermajority Term Lenders”; and

provided, further, that notwithstanding the foregoing: (r) no amendment, waiver or consent, shall amend, waive, consent to any departure from or otherwise modify Section 3.3, Section 3.4 or Section 3.5 (including any Annex or Schedule referenced in such Section) without the approval of the Supermajority Lenders, (s) any modification or amendment to any Collateral Document or the Guaranty Agreement to modify or amend the form, scope or content of any such Collateral Document or the Guaranty Agreement to conform or comply with local law requirements or custom shall only require the consent of each Administrative Agent and the Collateral Agent, (t) without the consent of Supermajority Lenders, no amendment, waiver or consent shall (1) amend, waive, consent to any departure from or otherwise modify Section 7.16, Section 8.4, Section 10.7 or the Senior Intercreditor Agreement or (2) except as provided in Section 10.7(b), release any Collateral or subordinate the Lien securing the Obligations to any other indebtedness or permit any other indebtedness to be secured by a Lien on the Collateral on a pari passu basis with the Obligations (it being understood that this clause (2) shall not apply to any DIP Financing (as defined in the Intercreditor Agreement) or use of cash collateral, in each case, in compliance with Section 6.1 of the Intercreditor Agreement), (u) no amendment, waiver or consent shall modify Section 8.4 to permit the sale of the Technology Business without the approval of Supermajority Lenders, (v) no amendment shall be made to this clause (a) without the prior written consent of each Lender, (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(g), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (x)

(i) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent under this Agreement or the other Loan Documents and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Collateral Agent under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by such Issuer, affect the rights or duties of any Issuer under this Agreement or the other Loan Documents, (z) each fee letter entered into by a Loan Party in connection with this Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (aa) only the consent of each Administrative Agent shall be required for the amendments contemplated by Section 2.17(b)(ii). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender if such increase or extension would require the consent of such Lender under clause (iii) or (iv) above were such Lender not a Defaulting Lender, (y) the principal amount of any Loan owing to a Defaulting Lender or any Reimbursement Obligation payable to such Defaulting Lender may not be reduced without the consent of such Lender (in each case, other than by the payment or prepayment thereof) and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

For the avoidance of doubt, no direction to an Agent may have the effect of an amendment or waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom unless such direction is given by the number of Lenders required to effect such amendment, waiver or consent directly under this Section 11.1.

(b)    Each Administrative Agent may, but shall have no obligation to, with the concurrence of any Applicable Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on a Borrower in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c)    If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”), then, at the Borrowers’ request, the Administrative Agents or an Eligible Assignee reasonably acceptable to the Administrative Agents (provided that any Lender, Affiliate of a Lender or an Approved Fund shall be acceptable) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such request and acceptance, sell and assign to such Lender, Affiliate of a Lender, Approved Fund or Eligible Assignee, all of the Applicable Commitments and Revolving Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all

Loans and other applicable Obligations held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and other amounts due and payable hereunder through the date of sale, such purchase and sale to be consummated pursuant to an Assignment and Acceptance delivered to the Applicable Administrative Agent, and the Eligible Assignee shall pay any processing and recordation fee (which fee may be waived or reduced in the sole discretion of the Applicable Administrative Agent); provided, however, that the failure to execute and deliver such Assignment and Acceptance by the Non-Consenting Lender shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed and delivered upon receipt by such Non-Consenting Lender of the proceeds of such sale and acceptance.

Section 11.2    Assignments and Participations

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders, and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Term Commitment, the Loans and the Reimbursement Obligations at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    Revolving Facility. (1) In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Reimbursement Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (2) in any case not described in clause (1) above, the aggregate amount of the Revolving Commitment (which for this purpose includes Letter of Credit Obligations outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Reimbursement Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Revolving Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000.00 unless the Revolving Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(B)    Term Loan Facility. (1) In the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and the Term Loans at the time owing to it, no minimum amount need be assigned; and (2) in any case not described in clause (1) above, the aggregate amount of the Term Commitment and the outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Loan Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000.00 unless the Term Loan Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of (A) with respect to the Revolving Facility, the assigning Revolving Lender’s rights and obligations under this Agreement with respect to the Revolving Facility, and (B) with respect to the Term Facility, the assigning Term Lender’s rights and obligations under this Agreement with respect to the Term Loans and the Term Commitment on a proportionate basis, as applicable.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clauses (b)(i)(A)(2) and (b)(i)(B)(2) above and, in addition, (1) in the case of assignments of Revolving Commitments and Letter of Credit Obligations only: (A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with regard to a Revolving Lender; provided that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Revolving Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of the Revolving Administrative Agent and each Issuer (such consents not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender; and (C) the consent of each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and (2) in the case of assignments of Term Loans: (A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with regard to a Lender, as applicable or (z) such assignment is an assignment by Barclays to any Term Lender (as defined in the Existing Credit Agreement) as of October 17, 2019; provided that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Term Loan Administrative Agent within 5 Business Days after having received notice thereof and (B) the consent of the Term Loan Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not an Term Lender, an Affiliate of such Term Lender or an Approved Fund with respect to such Term Lender.

(iv)    Assignment and Acceptance. The parties to each assignment (A) under the Revolving Facility shall execute and deliver to the Revolving Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Revolving Lender, shall deliver to the Revolving Administrative Agent an Administrative Questionnaire and (B) under the Term Facility shall execute and deliver to the Term Loan Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Term Lender, shall deliver to the Term Loan Administrative Agent an Administrative Questionnaire.

(v)    [Reserved].

(vi)    No Assignment to Borrowers. No such assignment under the Revolving Facility shall be made to the Parent, the Borrowers or any of the Parent’s Affiliates or Subsidiaries.

(vii)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(viii)    No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.

(ix)    [Reserved].

(x)    [Reserved].

(xi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Revolving Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Revolving Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Revolving Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Applicable Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)    Register.

(i)    The Revolving Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders and Issuers, and the Revolving Commitments of, and principal amounts of (and stated interest on) the Reimbursement Obligations owing to, each Revolving Lender and Issuer, pursuant to the terms hereof from time to time (the “Revolving Register”). The entries in the Revolving Register shall be conclusive absent manifest error, and the Borrowers, the Revolving Administrative Agent, Revolving Lenders, Issuers, shall treat each Person whose name is recorded in the Revolving Register pursuant to the terms hereof as a Revolving Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Revolving Administrative Agent shall maintain on the Revolving Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender. The Revolving Register shall be available for inspection by the Borrowers, the Issuers, and any Revolving Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii)    The Term Loan Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Term Lenders and the Term Commitments of, and principal amounts of (and stated interest on) the Term Loans of each Term Lender pursuant to the terms hereof from time to time (the “Term Register”). The entries in the Term Register shall be conclusive absent manifest error, and the Borrowers, the Term Loan Administrative Agent and Term Lenders, shall treat each Person whose name is recorded in the Term Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Term Loan Administrative Agent shall maintain on the Term Register information regarding the designation, and revocation of designation, of any Term Lender as a Defaulting Lender. The Term Register shall be available for inspection by the Borrowers and any Term Lender (solely with respect to its own commitments), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time after the Effective Date without the consent of, or notice to, the Borrowers or any Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Parent, any Borrower, or any of the Parent’s other Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment, Revolving Commitment, and/or the Loans and Reimbursement Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, each Administrative Agent, the Lenders, and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Administrative Agent (in its capacity as Administrative Agent) shall have any responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would (x) reduce the amount, or postpone any date fixed for any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation, (y) increase the commitment applicable to such Participant or (z) result in the release of all or substantially all of the Collateral or the release of all or substantially all of the Guarantees. Subject to clause (e) below, each Borrower jointly and severally agrees that each Participant shall be entitled to the benefits of Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17(c), 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent, except to the extent such entitlement to receive a greater payment results from a change in applicable Requirement of Law that occurs after the Participant acquired the applicable participation. A Participant shall be entitled to the benefits of Section 2.19 as if it were a Lender which received its interest pursuant to an assignment pursuant to paragraph (b) of this Section, but only if each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.19, 2.20 and 2.21 as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    In addition to the other assignment rights provided in this Section 11.2, at any time after the Effective Date, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans) to (y) any trustee for the benefit of the holders of such Lender’s Securities or any other holder of a Lender’s debt obligations or representative of such holder or (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above, in each case without notice to or consent of the Borrowers or any Administrative Agent; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above, and the Loan Parties shall continue to deal directly with the Lender and the Lender shall retain the sole right to enforce the Loan Documents and to approve of any consents, amendments or other modifications thereto. Each Lender agrees that neither the grant to any Special Purpose Vehicle nor the exercise by any Special Purpose Vehicle shall increase the costs or expenses or otherwise change the obligations of the Loan Parties under this Agreement. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (g) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations and the termination of this Agreement).

(h)    Any Issuer may, with, unless an Event of Default under Section 9.1(a), (b) or (f) has occurred and is continuing, the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed) at any time assign its rights and obligations hereunder to any other Revolving Lender (with respect to the Revolving Facility) that is not a Defaulting Lender by an instrument in form and substance satisfactory to the Borrowers, the Revolving Administrative Agent, such Issuer and such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2(h), then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3    Costs and Expenses

(a)    The Parent and the Borrowers jointly and severally agree upon demand to pay, or reimburse each Administrative Agent and the Collateral Agent for all of such Agent’s reasonable external audit, valuation, filing, document duplication and reproduction and investigation expenses and all reasonable and documented out-of-pocket legal expenses (limited to the reasonable and documented fees, expenses and disbursements of the Collateral Agent’s counsel, Bracewell LLP, the Revolving Administrative Agent’s counsel, Bracewell LLP, the Term Loan Administrative Agent’s counsel, Latham & Watkins, LLP, Davis Polk & Wardwell LLP as counsel to certain of the Term Lenders, and one firm of local legal counsel in each relevant jurisdiction) and for all of such Agent’s other reasonable and documented out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable and documented fees, expenses and disbursements of the Revolving Administrative Agent’s financial advisor, FTI, and other auditors, accountants, printers, insurance and environmental advisors, and consultants and agents, including any third party consultant engaged by any Administrative Agent or the Collateral Agent to evaluate the Parent and its Subsidiaries) reasonably incurred by any Agent (without duplication) in connection with any of the following: (i) any Administrative Agent’s audit and investigation of the Parent and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or an Administrative Agent’s periodic audits of the Parent or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III, any Loan Document or any proposal letter or engagement letter issued in connection therewith, or the making of the Loans hereunder), (iii) the creation, perfection or protection of the Liens under any Loan Document, (iv) the ongoing administration of this Agreement and the Loans and Letters of Credit, including consultation with attorneys in connection therewith and with respect to any Administrative Agent’s and the Collateral Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document, or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same; provided, however, that the Borrowers shall not have any obligation under clauses (vi) and (vii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). The Borrowers also agree upon demand to pay all reasonable and documented out-of-pocket expenses incurred by an Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)    The Parent and the Borrowers further jointly and severally agree to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees (including allocated costs of settlement, but excluding in-house counsel and limited to the reasonable and documented fees, expenses and disbursements of the Collateral Agent and Revolving Administrative Agent’s counsel, Bracewell LLP, the Term Loan Administrative Agent’s counsel, Latham & Watkins LLP, Davis Polk & Wardwell LLP as counsel to certain of the Term Lenders, and one firm of local legal counsel in each relevant jurisdiction), incurred by such Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) following the occurrence and during the existence of an Event of Default, in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Parent’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrower shall not have any obligation under clause (iii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

(c)    Without prejudice to the survival of any other agreement of the Parent and the Borrowers hereunder, the agreements and obligations of the Parent and the Borrowers contained in this Section 11.3 shall survive the resignation and/or replacement of any Administrative Agent or Collateral Agent, any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of this Agreement, the Revolving Commitments, or the Term Commitments and the repayment, and the satisfaction or discharge of the Obligations

Section 11.4    Indemnities

(a)    The Parent and the Borrowers jointly and severally agree to and hereby do indemnify and hold harmless each Administrative Agent, the Collateral Agent, Arrangers, Issuers, and Lender (together with their respective Affiliates (and controlling persons) and the respective officers, directors, employees, agents, members (and successors and assigns) of each of the foregoing, each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable, documented and customary fees, disbursements and expenses of financial and legal advisors to any such Indemnitee, provided that legal advisors shall be limited to the reasonable and documented fees, disbursements and expenses of (x) one firm of counsel for each Agent, one firm of counsel for the Term Lenders and one firm of counsel for the Issuers, (y) one firm of local counsel in each relevant jurisdiction, and (z) in the case of an actual or perceived conflict of interest where the person affected by such conflict retains its own counsel, of another firm of counsel for such affected person in each relevant jurisdiction) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrowers or any of its Affiliates, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.4 to an Indemnitee with respect to (i) any Indemnified Matter caused by or resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal, (ii) a material breach of the Loan Documents by such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal and (iii) any action brought by one Indemnitee against another Indemnitee (except in its capacity as an Agent) which does not involve an act or omission by the Parent or any of its Affiliates or (iv) any settlement entered into by such Indemnitee without the Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity will apply to any such settlement in the event that the Parent was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume; provided, further, that if there is a final and non-appealable judgment by a court of competent jurisdiction, the Parent agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 11.4. Without limiting the foregoing, but subject to the express limitations of the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Parent, the Borrowers, or any of their respective Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Parent, the Borrowers, or any of their respective Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Parent or any of its Subsidiaries, or the owner, lessee or operator of any property of the Parent or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure (or deed in lieu thereof) by any Administrative Agent, any Lender or any Issuer, or any Administrative Agent, the Collateral Agent, any Lender or any Issuer

having become the successor in interest to the Parent, the Borrowers, or any of their respective Subsidiaries and (y) attributable solely to acts of such Administrative Agent, such Lender or such Issuer or any agent on behalf of such Administrative Agent, such Lender or such Issuer. This Section 11.4(a) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b)    The Parent and each Borrower shall and does hereby jointly and severally indemnify each Agent, each Lender and each Issuer for, and hold each Agent, each Lender and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, any Lender and any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)    Promptly after receipt by an Indemnitee of service of any complaint or the commencement of any action or proceeding with respect to an Indemnified Matter, such Indemnitee will notify the Parent in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Parent will relieve the Parent or the Borrowers from the obligation to indemnify such Indemnitee only if and only to the extent that such failure results in the forfeiture by the Parent or the Borrowers of substantial rights and defenses that actually and materially prejudice the Parent or the Borrowers, and will not in any event relieve the Parent or the Borrowers from any other obligation or liability that the Parent or the Borrowers may have to any Indemnitee otherwise than in accordance with the provisions hereof. If the Parent or any Borrower so elects following its acknowledgment of its obligation to indemnify the Indemnitee, or if requested by such Indemnitee, the Parent or such Borrower will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include an Indemnitee and the Parent or the Borrowers and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Parent or the Borrowers, or if the Parent or the Borrowers fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Parent and the Borrowers will pay the reasonable and customary fees and disbursements of such counsel; provided, however, that the Parent and the Borrowers will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for such Indemnitee in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Parent or the Borrowers assume, the Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

(d)    The Parent and the Borrowers jointly and severally agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive the termination of this Agreement and the payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5    Limitation of Liability

The Parent and the Borrowers jointly and severally agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct. The Parent and each Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.6    Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Revolving Lender and each Affiliate of any of them is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of their respective Affiliates to or for the credit or the account of the Parent or any Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Parent or such Borrower after any such set-off and application made by such Lender or its respective Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. In the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Revolving Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Revolving Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Revolving Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7    Sharing of Payments, Etc.

Subject to Section 2.16(f):

(a)    if any Term Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Term Loans owing to it, any interest thereon, fees in respect thereof or other Obligations in respect of the Term Loans hereunder (other than payments pursuant to Section 2.17, 2.18 or 2.19) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Term Lenders, such Term Lender (each, a “Purchasing Term Lender”) shall forthwith purchase from the other Term Lenders (each, a “Selling Term Lender”) such participations in their Term Loans as shall be necessary to cause such Purchasing Term Lender to share the excess payment ratably with each of them.

(i)    If any Revolving Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Letter of Credit Obligations owing to it, any interest thereon, fees in respect thereof or other Revolving Obligations hereunder (other than payments pursuant to Section 2.17, 2.18 or 2.19) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Revolving Lenders, except as a result of a refinancing of such Obligations, such Revolving Lender (each, a “Purchasing Revolving Lender” and, together with the Purchasing Term Lenders, the “Purchasing Lenders”) shall forthwith purchase from the other Revolving Lenders (each, a “Selling Revolving Lender” and, together with the Selling Term Lenders, the “Selling Lenders”) such participations in the Letter of Credit Obligations as shall be necessary to cause such Purchasing Revolving Lender to share the excess payment ratably with each of them.

(A)    [Reserved].

(ii)    Except as expressly provided otherwise with respect to Defaulting Lenders, each payment of the Revolving Commitment Fees and each reduction of the Revolving Commitments shall be allocated pro rata among the Revolving Lenders in accordance with their respective Revolving Commitments (or, if the Revolving Commitments shall have expired or been terminated, in accordance with their respective Revolving Exposure).

(A)    Except as expressly provided otherwise with respect to Defaulting Lenders, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, each reduction of the Term Commitments and each conversion of any Borrowing to or continuation of any Borrowing shall be allocated pro rata among the Term Lenders in accordance with their respective Term Exposure. Each Term Lender agrees that in computing such Term Lender’s portion of any Term Borrowing to be made hereunder, the Term Loan Administrative Agent may, in its discretion, round each Term Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(B)    [Reserved].

(b)    If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each applicable Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)    Each Borrower jointly and severally agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of such Borrower in the amount of such participation.

Section 11.8    Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or, if consented to by the Applicable Administrative Agent, by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)	if to the Parent or the Borrowers:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

with a copy to:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: General Counsel

and (which shall not constitute notice)

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Lucas E. Spivey

E-Mail Address: lucas.spivey@kirkland.com

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Ted Paris, Esq.

Telecopy No.: (713) 229-7738

E-Mail Address: ted.paris@bakerbotts.com

(b)	if to any Lender, at its Domestic Lending Office;

(c)    if to any Issuer, (i) at its Domestic Lending Office, if such Issuer is a Lender or (ii) otherwise, at the Domestic Lending Office of any Lender Affiliated therewith or, in each case at any other address set forth in a notice sent to each Administrative Agent and the Borrowers;

(d)	if to the Revolving Administrative Agent:

Credit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, NY 10019

Attn: Agnes Castillo

Telecopy No.: (917) 849-5463 or (917) 849-5456;

and

(e)	if to the Term Loan Administrative Agent:

Notices (other than for delivery of any Notice of Borrowing

or Notice of Conversion or Continuation):

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY

Attn: Robert Walsh

Tel: (212) 526-6047

Email: Robert.xa.walsh@barclays.com

For payments and for delivery of any Notice of Borrowing

or Notice of Conversion or Continuation:

Barclays Bank PLC

Loan Operations

400 Jefferson Park, 3rd Floor,

Whippany, NJ 07981

Attn: Agency Services – McDermott International; Contact

Name – Kevin Leamy

Tel: (302) 286-1984

Email: 12145455230@TLS.LSDPROD.com and to

kevin.leamy@barclays.com

or at such other address as shall be notified in writing (x) in the case of the Borrowers and any Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and each Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to an Administrative Agent pursuant to Article II or X shall not be effective until received by such Administrative Agent (unless otherwise expressly provided hereunder).

Each Public-Side Lender agrees to cause at least one individual at or on behalf of such Public-Side Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of IntraLinks, Debtdomain, SyndTrak or Donnelley Financial Solutions Venue in order to enable such Public-Side Lender or its delegate, in accordance with such Public-Side Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of IntraLinks and that may contain MNPI. In the event that any Public-Side Lender has determined for itself to not access any information disclosed through IntraLinks, Debtdomain, SnydTrak, Donnelley Financial Solutions Venue or otherwise, such Public-Side Lender acknowledges that (x) other Lenders may have availed themselves of such information and (y) neither any Loan Party nor any Agent has any responsibility for such Public-Side Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents. Notwithstanding anything in any Loan Document or any other agreement to the contrary (other than the parentheticals in Section 6.1(h)(i) and (ii), which shall continue to apply notwithstanding this sentence), any information provided by the Parent, any of its subsidiaries or their advisors to FTI may be freely shared by FTI with the Revolving Administrative Agent and the other Revolving Lenders in accordance with the provisions set forth herein relating to information that Parent has identified as containing MNPI.

Section 11.9    No Waiver; Remedies

No failure on the part of any Lender, any Issuer, any Collateral Agent or any Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Applicable Administrative Agent and the Collateral Agent in accordance with Section 9.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) any Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuers from exercising the rights and remedies that inure to their respective benefit (solely in their capacity as Issuers) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 (subject to the terms of Section 11.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Revolving Administrative Agent, Term Loan Administrative Agent or Collateral Agent hereunder, as the case may be, and under the other Loan Documents, then (i) the Applicable Requisite Lenders under the applicable Senior Credit Facility and Requisite Lenders, respectively, shall have the rights otherwise ascribed to the Applicable Administrative Agent or Collateral Agent, respectively, pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) above and subject to Section 11.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 11.10    Binding Effect

This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 11.11    Governing Law

This Agreement and the rights and obligations of the parties hereto (including the submission to jurisdiction in Section 11.12) shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

Section 11.12    Submission to Jurisdiction; Service of Process

(a)    Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Agents, Issuers or Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)    The Parent and each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to J. Ray McDermott Holdings, LLC (at 757 North Eldridge Parkway, Houston, Texas 77079) or the Parent at its address specified in Section 11.8. The Parent and each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Nothing contained in this Section 11.12 shall affect the right of any Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrowers or any other Loan Party in any other jurisdiction.

(d)    To the extent that either the Parent or a Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), such Person hereby irrevocably waives such immunity in respect of its obligations hereunder.

Section 11.13    Waiver of Jury Trial

EACH AGENT AND EACH OF THE LENDERS, THE ISSUERS, THE PARENT AND EACH BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14    Marshaling; Payments Set Aside

None of the Administrative Agents, the Collateral Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to any Administrative Agent, the Collateral Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15    Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

Section 11.16    Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

Section 11.17    Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and each Administrative Agent.

Section 11.18    Confidentiality

Each Administrative Agent, each Lender and each Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective Related Parties, to any insurance broker, and to any provider of credit protection (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that information delivered pursuant to Section 6.1(h) or Section 7.16 to FTI may not be disclosed any Participant or any prospective assignee or Participant in reliance on this clause (A)), (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and its obligations or (C) any Special Purpose Vehicle that is a grantee of any option described in Section 11.2(g) or to any pledgee referred to in Section 11.2(f) or (g) (other than a pledgee to which disclosure is permitted under clause (ii) above), (vii) with the consent of the Borrowers or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to any Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Administrative Agent, each Lender and each Issuer acknowledges that (a) the Information may include MNPI concerning the Parent or its Subsidiaries, as the case may be and (b) it has developed compliance procedures regarding the use of such MNPI. Notwithstanding the foregoing, each Administrative Agent, the Arrangers and each Lender may disclose the existence of the Senior Credit Facilities and information about the Senior Credit Facilities to market data collectors, similar services providers to the lending industry, and service provides to each of the foregoing in connection with the Senior Credit Facilities and the other Loan Documents.

Section 11.19    Judgment Currency

(a)    If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agents could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

(b)    The obligations of the Parent or any Borrower in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, the Borrowers jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to the Borrowers.

Section 11.20    Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by each Administrative Agent, or any Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 11.22    Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, to cash collateralize the Reimbursement Obligations, in either case in respect of the Facility for which such interest was paid, or if no such Reimbursement Obligations are outstanding, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, in its sole discretion, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.23    Obligations Joint and Several and Unconditional

The obligations of each Borrower under this Agreement and each other Loan Document are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this Agreement or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable Requirement of Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of payment or performance hereunder or thereunder), it being the intent of this Section 11.23 and this Agreement that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances (other than to the extent already paid or performed hereunder or thereunder). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement or any other agreement referred to herein:

(a)    at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)    the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)    any lien or security interest granted to, or in favor of, any Administrative Agent, any Issuer or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.

ARTICLE XII

GUARANTY

Section 12.1    The Guaranty

The Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms thereof.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documentation governing the Obligations (such other documentation, the “Other Documents”), the obligations of the Parent under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Debtor Relief Laws or any comparable provisions of any applicable state law.

Section 12.2    Obligations Unconditional

The obligations of the Parent under Section 12.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than defense of payment or satisfaction), it being the intent of this Section 12.2 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against either the Borrowers or any other Loan Party for amounts paid under this Section 12.2 until the Final Satisfaction Date. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    [Reserved];

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Parent).

With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, the Other Documents or any other agreement or instrument referred to therein or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 12.3    Reinstatement

The obligations of the Parent under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Parent agrees that it will indemnify in accordance with Section 11.4 each Indemnitee on demand for all documented and reasonable costs and expenses (including, without limitation, the documented and reasonable fees, charges and disbursements of counsel) incurred by such Indemnitee in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 12.4    Certain Additional Waivers

The Parent further agrees that it shall have no right of recourse to security for the Obligations until the Final Satisfaction Date.

Section 12.5    Remedies

The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Secured Parties, on the other hand, the commitments hereunder may be terminated and the Obligations may be declared to be forthwith due and payable as provided in

Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of this Article XII notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the commitments hereunder from being terminated and the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such commitments being deemed to have been terminated and the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent for purposes of Section 12.1. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms hereof and of the Other Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

Section 12.6    Guarantee of Payment; Continuing Guarantee

The guarantee in this Article XII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE XIII

CERTAIN COLLATERAL AGENCY PROVISIONS

Section 13.1    Application of Proceeds of Collateral

(a) Subject to the Intercreditor Agreements, if, pursuant to the exercise by the Collateral Agent of any rights and remedies set forth in any Loan Document and in accordance with the terms of the Collateral Agency Agreement, any Collateral is sold or otherwise realized upon by the Collateral Agent, the proceeds received by the Collateral Agent in respect of such Collateral shall be deposited in the Collateral Account, and all such moneys held by the Collateral Agent in the Collateral Account, shall, to the extent available for distribution, and subject to Sections 13.2 and 13.3 below, be distributed by the Collateral Agent on each date upon which a distribution is made in accordance with Section 13.4 (each, a “Collateral Proceeds Distribution Date”) as follows:

FIRST, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Collateral Agent pursuant to any Loan Document, including the reimbursement to any Secured Party of any amounts theretofore advanced by such Secured Party for the payment of such fees, costs and expenses;

SECOND, to pay Obligations in respect of any fees then due to the Collateral Agent pursuant to any Loan Document;

THIRD, to the Administrative Agents to be applied in accordance with Section 2.16.

Section 13.2     Application of Withheld Amounts

If on any Collateral Proceeds Distribution Date any amounts on deposit to the Collateral Account are distributable to the Administrative Agents, and if either Administrative Agent (who, without limiting the right of the Administrative Agents to otherwise provide such notice, shall act at the direction of the Requisite Lenders) shall have given notice to the Collateral Agent on or prior to such Collateral Proceeds Distribution Date that all or a portion of such proceeds which are otherwise distributable to the Administrative Agents shall be held by the Collateral Agent on behalf of the Administrative Agents for the benefit of the Secured Parties, then the Collateral Agent shall hold such amount in a separate cash collateral account of the Collateral Agent for the benefit of the Administrative Agents and Secured Parties, until such time as either Administrative Agent shall deliver a written request for the delivery thereof from such account to such Administrative Agent. If after the deposit of any proceeds into a separate cash account pursuant to the foregoing sentence, upon notice by such Administrative Agent, the Obligations shall have been repaid in full in cash in accordance with the Loan Documents, then (a) upon the written request of an Authorized Officer of the Parent certifying as to such payment in full in cash in accordance with the Loan Documents, and (b) after delivery of a copy of such request by the Collateral Agent to the Administrative Agents, together with notice that any objection must be made within five (5) Business Days, if the Collateral Agent shall not have received a written notice of objection from either Administrative Agent within five (5) Business Days after such Administrative Agent’s receipt of such copy, promptly following such five (5) Business Days (or the earlier receipt by the Collateral Agent of the written consent of either Administrative Agent), any amounts held on account for the Administrative Agents pursuant to this Section 13.2 shall be again deposited by the Collateral Agent in the Collateral Account and thereafter distributed as provided in Section 13.1. If the Borrowers shall have failed to deliver to the Collateral Agent the request provided for in clause (a) of the immediately preceding sentence, the Collateral Agent shall take instructions from one or more of the Administrative Agents (who, without limiting the ability of the Administrative Agents to otherwise provide such instructions, shall act at the direction of the Requisite Lenders), and the Collateral Agent shall not be required to make any distributions until such instructions are received. The Collateral Agent shall invest amounts on deposit to any such account in accordance with the provisions of the Collateral Agency Agreement.

Section 13.3     Release of Amounts in Collateral Account

Amounts distributable to one or more of the Administrative Agents on any Collateral Proceeds Distribution Date shall be paid to either Administrative Agent for the benefit of the Administrative Agents and the Secured Parties by the Collateral Agent (or deposited to a cash collateral account for the benefit of the Administrative Agents and the Secured Parties pursuant to Section 13.2) upon receipt by the Collateral Agent of a written certificate of either Administrative Agent setting forth appropriate payment instructions for such Administrative Agent. If no such certificate is delivered by either Administrative Agent within five (5) Business Days, the Collateral Agent shall deposit amounts otherwise distributable to either Administrative Agent to a cash collateral account for the benefit of the Administrative Agents and the Secured Parties pursuant to Section 13.2.

Section 13.4     Collateral Proceeds Distribution Date

Upon the occurrence and during the continuance of an Event of Default, any amounts on deposit in the Collateral Account shall, on the date directed by one or more of the Administrative Agents (who, without limiting the ability of the Administrative Agents to otherwise provide such direction, shall act at the direction of the Requisite Lenders), be distributed as provided in this Article XIII.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MCDERMOTT TECHNOLOGY (AMERICAS), INC., as Borrower

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Treasurer

MCDERMOTT TECHNOLOGY (US), INC., as Borrower

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Treasurer

MCDERMOTT TECHNOLOGY, B.V., as Borrower

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Attorney

MCDERMOTT INTERNATIONAL, INC., as Parent

By:	/s/ Kevin Hargrove
Name:	Kevin Hargrove
Title:	Vice President, Treasurer

[Signature Page – Credit Agreement]

ACKNOWLEDGED AND AGREED WITH RESPECT TO ITS OBLIGATIONS UNDER ARTICLE XIII:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Collateral Agent for the Senior Credit Facilities

By:
Name:
Title:

ADMINISTRATIVE AGENT OF THE REVOLVING

CREDIT FACILITY:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Revolving Administrative Agent, Issuer and Revolving Lender

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

By:	/s/ Yuriy A. Tsyganov
Name:	Yuriy A. Tsyganov
Title:	Director

[Signature Page – Credit Agreement]

ACKNOWLEDGED AND AGREED WITH RESPECT TO ITS OBLIGATIONS UNDER ARTICLE XIII:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Collateral Agent for the Senior Facilities

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

By:	/s/ Yuriy A. Tsyganov
Name:	Yuriy A. Tsyganov
Title:	Director

[Signature Page – Credit Agreement]

ADMINISTRATIVE AGENT OF THE TERM FACILITY:

BARCLAYS BANK PLC, as Administrative Agent for the Term Facility

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Managing Director

[Signature Page – Credit Agreement]

LIQUIDITY LENDERS:	BARCLAYS BANK PLC, as a LC Lender

	By:	/s/ Robert Silverman
	Name:	Robert Silverman
	Title:	Managing Director

[Signature Page – Credit Agreement]

BARCLAYS BANK PLC as a Revolving Lender

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Managing Director

[Signature Page – Credit Agreement]

BARCLAYS BANK PLC as an Issuer

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Managing Director

[Signature Page – Credit Agreement]

ABN AMRO Capital USA LLC, as a Revolving Lender and Issuer

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:

By:	/s/ Jonathan Moore
Name:	Jonathan Moore
Title:	Director

[Signature Page – Credit Agreement]

ROYAL BANK OF CANADA, as a Revolving Lender and Issuer

By:	/s/ H. Christopher DeCotiis
Name:	H. Christopher DeCotiis
Title:	Authorized Signatory

[Signature Page – Credit Agreement]

EXHIBIT A

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Applicable Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is a Lender/an Affiliate/Approved Fund of [identify Lender]1]

Borrowers:	McDermott Technology (Americas), Inc., McDermott Technology (US), Inc., and McDermott Technology, B.V.

[1]	If applicable.

Applicable Administrative Agent:	[Crédit Agricole Corporate and Investment Bank/Barclays Bank PLC], as the [Revolving/Term Loan] Administrative Agent under the Credit Agreement

Credit Agreement:	the Superpriority Senior Secured Credit Agreement dated as of October [ ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility (in such capacity, and together with its successors pursuant to Section 10.6 of the Credit Agreement, the “Revolving Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors pursuant to Section 10.6 of the Credit Agreement, the “Term Loan Administrative Agent” and together with the Revolving Administrative Agent, each an “Administrative Agent”).

Assigned Interest:

Aggregate Amount of Applicable Commitments/Obligations in respect of such Applicable Commitments for all Applicable Lenders[2]	Amount of Applicable Commitments/ Obligations in respect of such Applicable Commitments Assigned	Percentage Assigned of Applicable Commitments/ Obligations in respect of such Applicable Commitments[3]
$	$	%
$	$	%

[Trade Date:	[4]

Effective Date:	, 20 [5]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Applicable Commitments and Applicable Loans of all Applicable Lenders, as applicable, thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]

To be inserted by Applicable Administrative Agent following receipt of a processing and recordation fee of $3,500 and an administrative questionnaire (if required), and which shall be the Effective Date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:

[Consented to:

[CREDIT AGRICOLE CORPORATE

AND INVESTMENT BANK/BARCLAYS BANK PLC],

as [Revolving/Term Loan] Administrative Agent

BY:

Title:][6]

[6]	To be added only if the consent of the Applicable Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:

Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:

Title:

MCDERMOTT TECHNOLOGY, B.V.

By:

Title:][7]

[NAME OF APPLICABLE ISSUER

By:

Title:][8]

[7]	To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Applicable Issuers is required by the terms of the Credit Agreement. Duplicate Issuer signature blocks as needed.

Annex 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender or Issuer (as applicable) under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuer (as applicable) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuer (as applicable) thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Administrative Agent or any other Lender, Issuer or any of their Related Parties, (v) attached to this Assignment and Acceptance is the documentation referred to in Section 2.19(e) of the Credit Agreement and any other documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it is not a Borrower, the Parent, nor is it an Affiliate or Subsidiary of any Borrower or the Parent, as applicable, (vii) it is not a natural person and (viii) it is not a Defaulting Lender or a Subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender under the Credit Agreement, would constitute any of the foregoing Persons; and (b) agrees that (i) it will, independently and without reliance on any Administrative Agent, the Assignor or any other Lender, Issuer or their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender or Issuer (as applicable).

2.    Payments. From and after the Effective Date, the Applicable Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or by other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof. This Assignment and Acceptance and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

EXHIBIT B

TO CREDIT AGREEMENT

FORM OF TERM PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE TERM LOAN ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[                ]

New York, NY

[                ]

FOR VALUE RECEIVED, each Borrower (as hereinafter defined) hereby unconditionally, jointly and severally promises to pay to [                ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term [Maturity Date] the principal amount of (a) [                ] DOLLARS ($[                ]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans made by the Lender to such Borrower pursuant to the Credit Agreement. Each Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.13 of the Credit Agreement.

The registered holder of this Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof, the date, type and amount of each Term Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of any Borrower in respect of any Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the registered holder of this Note in respect thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Documents.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Each Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Each Borrower and its successors or assigns hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.2 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

BORROWERS:

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

Schedule A

to Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF NOTICE OF TERM BORROWING

Barclays Bank PLC,

as Term Loan Administrative Agent

for the Lenders referred to below,

Loan Operations

1301 Avenue of the Americas

New York, NY 10019

[Date]

Attention of:    Agency Services – McDermott International; [Contact Name]

Ladies and Gentlemen:

The undersigned, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), refer to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among the Borrowers, McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent”), and hereby give you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby request a Borrowing of Term Loans, and in connection with that request set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(i)	Date of Proposed Borrowing[1]:	[Effective Date]

(ii)	Proposed Borrowing will be composed of:	[Base][Eurodollar] Rate Loans

(iii)	Aggregate amount of Proposed Borrowing:	$

(iv)	Initial Interest Period[2]:

(v)	Funds are requested to be disbursed to the Borrowers’ account with (Account No. ).

[1]

Notice of Borrowing must be received by the Term Loan Administrative Agent not later than 11:00 a.m. (New York time) (A) one Business Day prior to the Effective Date, in the case of a Borrowing of Base Rate Loans and (B) three Business Days prior to the Effective Date, in the case of a Borrowing of Eurodollar Rate Loans.

[2]

Which shall be subject to the definition of “Interest Period” and Sections 2.13 and 2.14 of the Credit Agreement and end not later than the Term Maturity Date (applicable for Eurodollar Rate Loans only).

C-1

[Each Borrower hereby certifies that the following statements will be true on the date of the Proposed Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A)    (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B)    No Default or Event of Default has occurred and is continuing or will occur as a result of the Proposed Borrowing or from the application of proceeds thereof.]3

Very truly yours,

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[3]	Bracketed text only to be included for borrowing after the Effective Date.

C-2

EXHIBIT D

TO CREDIT AGREEMENT

[Reserved.]

D-1

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Reference is made to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the Borrowers request a [Performance/Financial] Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [    /    /20    1] (the “Credit Date”) in an aggregate face amount of $[        ,        ,        ].

Attached hereto for each such Letter of Credit are the following:

(a)    the requested Issuer of such Letter of Credit;

(b)    the stated amount of such Letter of Credit;

(c)    the name and address of the beneficiary;

(d)    the expiration date;2 and

(e)    either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuer to make payment under such Letter of Credit.

[1]	Unless the Issuer otherwise agrees, such notice, to be effective, must be received by the relevant Issuer not later than 11:00 a.m. (New York time) on the second Business Day prior to the Credit Date.
[2]	The expiration date must be a Business Day.

E-1

The Borrowers hereby certify that the following statements will be true on the Credit Date, both before and after giving effect to the Issuance requested hereunder:

(A)    (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B)    No Default or Event of Default has occurred and is continuing or will occur as a result of the proposed Issuance or from the application of proceeds thereof.

[Immediately after giving effect to this proposed Issuance of a Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations in respect of each Letter of Credit denominated in an Alternative Currency does not exceed the Alternative Currency Cap as a result of this proposed Issuance.]3

Very truly yours,
Date: / /20
MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[3]	To be included for any proposed Issuance of a Letter of Credit denominated in an Alternative Currency.

E-2

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Reference is made to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.14 of the Credit Agreement, the undersigned desire to convert or to continue the following [Revolving/Term] Loans, each such conversion and/or continuation to be effective as of     /    /20    1:

The aggregate amount of [Revolving/Term] Loans being converted or continued is $[        ,        ,        ], [$[        ] of which are Eurodollar Rate Loans with an Interest Period ending [    ]] [and] [ $[        ] of which are Base Rate Loans]

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

[1]	The Applicable Administrative Agent shall have at least three Business Days’ prior written notice.

F-1

The Borrowers hereby certify that as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby.

Date:     /    /20

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

F-2

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF GLOBAL INTERCOMPANY NOTE

New York, New York

[            ], 201[    ]

FOR VALUE RECEIVED, McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”) and each of the Parent’s Restricted Subsidiaries which is a party (each, a “Payor”) to this Amended and Restated Global Intercompany Note (this “Intercompany Note”), hereby unconditionally promises to pay on demand to the Borrowers, the Parent and each of their Affiliates which is a party to this Intercompany Note as a payee (each, a “Payee”) at such place as such Payee may direct in writing, the principal amount of this Intercompany Note, determined as described below, together with interest thereon at the rate per annum as shall be agreed upon from time to time by any Payor and any Payee.

This Intercompany Note is the Global Intercompany Note referred to in (i) the Credit Agreement dated as of May 10, 2018 as amended by the Amendment No. 1 to Credit Agreement dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Parent, the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility and the LC Facility (in such capacity, and together with its successors, the “Revolving and LC Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility (in such capacity, and together with its successors, the “Term Loan Administrative Agent” and together with the Revolving and LC Administrative Agent, each an “Administrative Agent” and together the “Administrative Agents”), and (ii) the Superpriority Senior Secured Credit Agreement dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “SP Credit Agreement”) among the Borrowers, the Parent, the Lenders (as defined therein, the “SP Lenders”), the Issuers (as defined therein, the “SP Issuers”), Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility (as defined therein) (in such capacity, and together with its successors, the “SP Revolving Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility (as defined therein) (in such capacity, and together with its successors, the “SP Term Loan Administrative Agent” and together with the SP Revolving Administrative Agent, each an “SP Administrative Agent” and together the “SP Administrative Agents”). Terms used herein and not otherwise defined herein shall, as the context requires, have the meanings assigned to such terms in (i) the Credit Agreement or (ii) that certain Collateral Agency and Intercreditor Agreement (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Collateral Agency and Intercreditor Agreement”) dated as of May 10, 2018 among the Borrowers, the Parent, the other “Guarantors” party thereto from time to time, the Revolving and LC Administrative Agent, the Collateral Agent, the Term Loan Administrative Agent and Lloyds TSB Bank PLC as a Secured Debt Representative (as defined therein) and the other financial institutions from time to time party thereto.

Each Payee by accepting or executing this Intercompany Note agrees that the indebtedness evidenced by this Intercompany Note is subordinated in right of payment to the occurrence of (a) the Final Satisfaction Date (as defined in the SP Credit Agreement), (b) the Final Satisfaction Date, (c) the payment or otherwise satisfaction in full of all other Obligations (used herein as defined in the Collateral Agency and Intercreditor Agreement) other than in respect of any contingent indemnification or expense reimbursement obligations for which no claim has been asserted and to the extent not yet due and payable, and the expiration or termination of all commitments under each Secured Debt Document (as defined in the Collateral Agency and Intercreditor Agreement) and (d) the payment in full in cash of all obligations with respect to the Senior Notes, and that such subordination is for the benefit of and enforceable by (i) in respect of the Obligations (as defined in the SP Credit Agreement, the “SP Obligations”), the Collateral Agent (as defined in the SP Credit Agreement, the “SP Collateral Agent”) under the Pledge and Security Agreement (as defined in the SP Credit Agreement, the “SP Pledge and Security Agreement”), (ii) in respect of the Obligations, the Collateral Agent under the Pledge and Security Agreement and (iii) in respect of the obligations described in the immediately preceding clause (d) (the “Notes Obligations”), Wells Fargo Bank, National Association, in its capacity as trustee with respect to the Senior Notes (in such capacity, together with its successors and assigns, the “Notes Trustee”) under the Indenture, dated April 18, 2018 (the “Indenture”), among McDermott Technology (Americas), Inc. (as successor by merger with McDermott Escrow 1, Inc.) and McDermott Technology (US), Inc. (as successor by merger with McDermott Escrow 2, Inc.), as the issuers, the Parent and certain other subsidiaries of the Parent, as guarantors, and the Notes Trustee. Upon any payment or distribution of the assets of any Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of any Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any Borrower or its property, (A)(x) the SP Collateral Agent, the SP Administrative Agents, the SP Lenders and the SP Issuers shall be entitled to receive payment in full in cash or cash equivalents of the SP Obligations, (y) the Collateral Agent, the Administrative Agents, the Lenders and the Issuers shall be entitled to receive payment in full in cash or cash equivalents of the Obligations and (z) the Notes Trustee shall be entitled to receive payment in full in cash or cash equivalents of the Notes Obligations, in each case before any Payee shall be entitled to receive any payment hereunder, and (B) until the SP Obligations, the Obligations and the Notes Obligations are paid in full in cash, any payment or distribution to which any Payee would be entitled but for this paragraph shall be made in lawful money of the United States of America and in immediately available funds, to holders of the SP Obligations, the Obligations and the holders of the Notes Obligations as their interests may appear.

Each Payor may pay, and each Payee may receive payment of, the principal or interest evidenced by this Intercompany Note; provided, that (i) no Payor may pay the principal of or interest on this Intercompany Note at any time that (a) an Event of Default under clauses (a), (b) or (f) of Section 9.1 of the SP Credit Agreement, (b) an Event of Default under clauses (a), (b) or (f) of Section 9.1 of the Credit Agreement or (c) an Event of Default (as defined in the Indenture) under clauses (1), (2) or (8) of Section 6.1 of the Indenture, has occurred and is continuing, in any case unless the Payee is a Borrower (as defined in the SP Credit Agreement) or a Guarantor (as defined in the SP Credit Agreement), a Borrower or a Guarantor (as defined in the Credit Agreement), or an Issuer (as defined in the Indenture, each a “Notes Issuer”) or a Guarantor

(as defined in the Indenture and, each such Guarantor, together with each Notes Issuer, collectively, the “Notes Parties”), (ii) no Payor that is a Loan Party (as defined in the SP Credit Agreement), a Loan Party or a Note Party may pay the principal of or interest on this Intercompany Note at any time that an Event of Default (as defined in the SP Credit Agreement), an Event of Default or an Event of Default (as defined in the Indenture) is continuing unless the Payee is a Loan Party (as defined in the SP Credit Agreement), a Loan Party or a Note Party and (iii) no Payor that is a Borrower, the Parent or any of its Restricted Subsidiaries (as defined in the SP Credit Agreement) or any of its Restricted Subsidiaries may pay the principal of or interest on this Intercompany Note to any Affiliate of any Borrower (other than a Borrower, the Parent or any of its Restricted Subsidiaries (as defined in the SP Credit Agreement) or any of its Restricted Subsidiaries) in violation of Section 8.5 of the SP Credit Agreement, Section 8.5 of the Credit Agreement or Section 4.7 of the Indenture. If any payment or distribution is made to any Payee that because of this paragraph should not have been made to it or which such Payee is otherwise not entitled to retain under the provisions of this paragraph, such Payee shall hold it in trust for the holders of the SP Obligations, the holders of the Obligations and the holders of the Notes Obligations and pay it over to the SP Collateral Agent, the Collateral Agent or the Notes Trustee, as applicable, on their behalf as their interests may appear.

The aggregate principal amount of this Intercompany Note at any time shall be equal to the aggregate unpaid principal amount of all loans and extensions of credit to any Payor by any Payee, as adjusted on a regular basis to reflect any payments made by any Payor in respect of the principal of this Intercompany Note, any additional advances to any Payor from any Payee or any accrued interest which is added to the principal amount hereof in accordance with the terms hereof, in each case, as reflected on the books and records of the applicable Payee. Subject to the third and fourth paragraphs of this Intercompany Note (the “Subordination Provision”), loans hereunder may be prepaid at the option of the Payor. Principal not paid or prepaid pursuant to the terms hereof shall be payable on the date that is the later of (i) one year after the Final Satisfaction Date (as defined in the SP Credit Agreement), (ii) the Final Satisfaction Date and (iii) the Stated Maturity (as defined in the Indenture) of the Senior Notes.

Subject to the Subordination Provision, payments of interest, if any, on this Intercompany Note shall be payable in the manner separately agreed by the Payor and the Payee.

Subject to the Subordination Provision, this Intercompany Note shall also be payable in full or in part pursuant to a written demand to a Payor (a “Demand”) from a Payee or, during the continuance of an Event of Default (as defined in the SP Credit Agreement), an Event of Default or an Event of Default (as defined in the Indenture), the Applicable Administrative Agent (as defined in the SP Credit Agreement), the Applicable Administrative Agent or the Notes Trustee, as applicable, at which time the Payor shall make all payments of the amounts so demanded to the account designated in the Demand on the date specified in the Demand. Following delivery of a Demand, all payments shall be made in accordance with instructions in the Demand. If payment hereunder is due on a day that is not a Business Day, the date for such payment shall be the immediately succeeding Business Day.

The obligations of each Payor under this Note shall be absolute and each Payor hereby irrevocably waives any right (whether arising by operation of law or otherwise) to any setoff, counterclaim or reduction of its obligations with respect to any amounts payable under this Intercompany Note based on any claims that such Payor has against each Payee, its affiliates or any other person.

Each Payor hereby waives presentment for payment, demands, notice of dishonor and protest of this Intercompany Note and further agrees that none of its terms or provisions may be waived, altered, modified or amended except as each Payee may consent in a writing duly signed for and on its behalf. No failure or delay on the part of any Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

Each Payor also agrees to pay on demand all costs and expenses (including fees and expenses of counsel) incurred by each Payee or its successors and assigns in enforcing this Intercompany Note.

This Intercompany Note is binding upon each Payor and its successors and assigns and is for the benefit of each Payee and its successors and assigns, except that the Payor may not assign or otherwise transfer its rights or obligations under this Intercompany Note except in connection with a transaction permitted by the SP Credit Agreement and the Credit Agreement. Each Payor hereby acknowledges and consents to (x) the assignment by each Payee that is a Grantor (as defined in the Pledge and Security Agreement) to the Collateral Agent of all of its right, title and interest in this Intercompany Note and all collateral security therefor in accordance with the Pledge and Security Agreement, and (y) the assignment by each Payee that is a Grantor (as defined in the SP Pledge and Security Agreement) to the SP Collateral Agent of all of its right, title and interest in this Intercompany Note and all collateral security therefor in accordance with the SP Pledge and Security Agreement.

Each Payor and each Payee, by its acceptance hereof, agree for the benefit of the SP Collateral Agent and the Collateral Agent not to amend, modify or terminate the provisions of, or assign any of their respective rights or obligations under, this Intercompany Note without the prior written consent of (x) the SP Administrative Agents and the SP Collateral Agent as long as any amounts are payable to the SP Administrative Agents, the SP Collateral Agent, the SP Lenders or the SP Issuers under the Loan Documents (as defined in the SP Credit Agreement), and (y) the Administrative Agents and the Collateral Agent as long as any amounts are payable to the Administrative Agents, the Collateral Agent, the Lenders or the Issuers under the Loan Documents.

EACH PAYOR AND EACH PAYEE HEREBY (A) AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCOMPANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INTERCOMPANY NOTE, EACH PAYOR AND EACH PAYEE HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND (B) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PAYOR AND EACH PAYEE FURTHER WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUIT, ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES. EACH PAYOR AND EACH PAYEE IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO MCDERMOTT INTERNATIONAL, INC. (AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH SECTION 11.8 OF THE CREDIT AGREEMENT). EACH PAYOR AND EACH PAYEE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE SP ADMINISTRATIVE AGENTS, THE SP COLLATERAL AGENT, ANY SP LENDER, THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT, ANY LENDER OR THE NOTES TRUSTEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PAYOR OR ANY PAYEE IN ANY OTHER JURISDICTION. TO THE EXTENT THAT ANY PAYOR OR ANY PAYEE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), SUCH PAYOR OR PAYEE (AS THE CASE MAY BE) HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

All payments made under this Intercompany Note to holders of the SP Obligations, holders of the Obligations or the holders of the Notes Obligations shall be made in Dollars, and, if for any reason any payment made hereunder is made in a currency other than Dollars (the “Other Currency”), then to the extent that the payment actually received by any Payee when converted into Dollars at the Rate of Exchange (as defined below) on the date of payment (or as soon thereafter as it is practicable for such Payee to purchase Dollars, or, in the case of the liquidation, insolvency, bankruptcy or analogous process of the applicable Payor, at the Rate of Exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency, bankruptcy or analogous process) falls short of the amount due hereunder, such Payor shall, as a separate and independent obligation of such Payor, indemnify such Payee and hold such Payee harmless against the amount of such shortfall. As used in this Intercompany Note, the term “Rate of Exchange” means the rate at which the applicable Payee is able on the relevant date to purchase Dollars with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars.

Each Payor and each Payee which is also a Dutch pledgor under the Dutch law governed omnibus deed of pledge dated on or about the date hereof and made between the Dutch pledgors as listed in schedule 1 thereto as Dutch pledgors and the non-Dutch pledgors as listed in schedule 1 thereto as non-Dutch pledgors and Crédit Agricole Corporate and Investment Bank as pledgee (the “Dutch Omnibus Pledge (Second Ranking)”), hereby notifies each other Payor and Payee that under the Dutch Omnibus Pledge (Second Ranking) it has created (and has created in advance (bij voorbaat)) a second ranking right of pledge (pandrecht tweede in rang) on all of its present and future rights (vorderingen op naam) (whether actual or contingent) exercisable against each such Payor or Payee, as security in favor of Crédit Agricole Corporate and Investment Bank for, inter alia, its obligations under the Credit Agreement. Until further written notice from Crédit Agricole Corporate and Investment Bank each Payor and each Payee remains authorized to pay all claims directly to the relevant Dutch pledgor in accordance with, and subject to, the terms of this Intercompany Note.

Each of Chicago Bridge & Iron (Antilles) N.V., MC Dermott International Marine Investments N.V., MC Dermott Overseas Investment Co. N.V. and Varsy International N.V. (the “Curaçao Pledgors”), hereby notifies each other Payor and Payee that under the Curaçao law governed omnibus deed of pledge dated on or about the date hereof and made between the Curaçao Pledgors and Crédit Agricole Corporate and Investment Bank as pledgee, it has created (and has created in advance (bij voorbaat)) a second ranking right of pledge (pandrecht tweede in rang) on all of its present and future rights (vorderingen op naam) (whether actual or contingent) exercisable against each such Payor or Payee, as security in favor of Crédit Agricole Corporate and Investment Bank for, inter alia, its obligations under the Credit Agreement. Until further written notice from Crédit Agricole Corporate and Investment Bank each Payor and each Payee remains authorized to pay all claims directly to the relevant Curaçao Pledgor in accordance with, and subject to, the terms of this Intercompany Note.

This Intercompany Note amends, restates and supersedes (but does not extinguish the indebtedness evidenced by or constitute a novation of) that certain Intercompany Note dated as of May 10, 2018, among the Payees and the Payors, as supplemented prior to the date hereof (the “Prior Note”) and all indebtedness previously evidenced by such Prior Note shall hereafter be evidenced by this Intercompany Note.

THIS INTERCOMPANY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payor and each Payee has caused this Intercompany Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

[PAYOR/PAYEE]

By:
Name:
Title:

EXHIBIT H

TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [                    ], 20[    ] (the “Calculation Period”)

This certificate dated as of [                    ], 20[    ] is prepared pursuant to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility (in such capacity, and together with its successors, the “Revolving Administrative Agent”), and Barclays Bank PLC, as administrative agent for the Term Facility. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies to the Revolving Administrative Agent in his or her capacity as a Responsible Officer of the Parent and not in his or her individual capacity that (a) except as disclosed on Schedule [    ] hereto, during the Calculation Period (or during the last Fiscal Quarter of the Calculation Period if such Calculation Period is in respect of a Fiscal Year), the Parent, the Borrowers and their Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (g), (h) or (i) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $10,000,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Borrowers have taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, (c) except as disclosed on Schedule [    ] hereto, as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to clause (a) or (b), as applicable, of Section 6.1 of the Credit Agreement, there are no new Material Wholly-Owned Subsidiaries that are not Loan Parties and (d) that as of the last day of the Calculation Period, the following amounts and calculations were true and correct:

1. Section 5.2 – Minimum Adjusted EBITDA

EBITDA for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 6.1(a) or (b) of the Credit Agreement	(a)

Minimum Adjusted EBITDA amount for applicable Test Period End Date as listed in Section 5.2 of the Credit Agreement	(b)

Compliance (1)(a) must exceed (1)(b)	Yes No

2. Section 5.3 – Minimum Liquidity

Liquidity: global available cash of the Parent and its Restricted Subsidiaries (i.e., excluding Joint Venture and in-country cash)

Minimum Liquidity	$75,000,000

3. Section 5.4 – Maximum Specified Project Charges

(a) Project gross profit as of the second quarter of 2019 earnings release related to Cameron, Duke Asheville, Calpine, MOX, Tyra Pkg 1 & 3, Freeport 1 & 2, Freeport 3, ROTA-3 PIPELINE, TOTAL Ethane, and any projects not listed which incur charges substantial enough to require disclosure in the Company’s earnings release (collectively, the “Projects”).

(b) Project gross profit as of the third quarter of 2019 earnings release related to the Projects.

Project Charges = Δ between (3)(a) and (3)(b)

Maximum Project Charges	$260,000,000.00

Compliance	Yes No

IN WITNESS WHEREOF, I have hereto signed my name to this Revolving Facility Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT I

TO CREDIT AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE1

[        ], 2019

The undersigned hereby certifies as follows:

1.    I, [                ], am a Responsible Officer of McDermott International, Inc., a Panamanian corporation (the “Parent”).

2.    This certificate is delivered pursuant to Section 3.2(i) of the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), the Parent, the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3.    I have reviewed the terms of each of the Loan Documents and the definitions relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.    Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Parent in my capacity as a Responsible Officer of the Parent and not in my individual capacity, that:

(a)    The Borrowers and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the Transactions.

(b)    The condition set forth in Section 3.6(b) of the Credit Agreement has been satisfied.

The foregoing certifications are made and delivered as of the first date set forth above.

[1]	NTD: Effective Date Certificate will also include representations as to pro forma compliance with the financial covenants.

I-1

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (AMERICAS), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY (US), INC.

By:
Name:
Title:

MCDERMOTT TECHNOLOGY, B.V.

By:
Name:
Title:

I-2

EXHIBIT J-1

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of [Section 871(h)(3)(B)] of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicable Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Applicable Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

J1-1

EXHIBIT J-2

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section [871(h)(3)(B)] of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

J2-1

EXHIBIT J-3

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Senior Secured Credit Agreement dated as of October [    ], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section [871(h)(3)(B)] of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

J3-1

EXHIBIT J-4

TO CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Superpriority Senior Secured Credit Agreement dated as of October [__], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott Technology (Americas), Inc., a Delaware corporation, McDermott Technology (US), Inc., a Delaware corporation, and McDermott Technology, B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (each a “Borrower” and collectively the “Borrowers”), McDermott International, Inc., a Panamanian corporation (the “Parent”), the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank, as administrative agent for the Revolving Facility, and Barclays Bank PLC, as administrative agent for the Term Facility.

Pursuant to the provisions of Section 2.19(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section [871(h)(3)(B)] of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Applicable Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Applicable Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

J4-1

Annex 3.3

Conditions Precedent to Tranche B Funding Date

1.

At least 95% of the Senior Notes then outstanding shall have been exchanged into Refinancing Senior Notes Indebtedness that, pursuant to its terms, (a) would permit the Obligations (including the Borrowings of Term Loans on each of the Tranche B Funding Date, the Tranche C Funding Date and Tranche D Funding Date), (b) provides that interest on such Refinancing Senior Notes Indebtedness shall only be payable by an increase of the principal amount of such Refinancing Senior Notes and (c) is otherwise on terms acceptable to the Supermajority Lenders.

2.

All Business Plan Milestones required to be achieved pursuant to Section 7.16 on or prior to the Tranche B Funding Date shall have been achieved by the Parent, unless such Business Plan Milestone has otherwise been waived or extended with the written consent of (x) the Supermajority Lenders or (y) the Administrative Agents (with the written consent of the Supermajority Lenders (which may be by email)).

3.

The election by the Parent’s board of directors of which transaction to implement pursuant to the Business Plan Milestones shall be acceptable to the Supermajority Lenders in their sole discretion and the Parent shall have taken or caused to be taken all steps to implement such acceptable transaction which are required to have been taken prior to the time required for such step to be taken pursuant to the Business Plan Milestones.

4.

There shall have been paid to each Administrative Agent, for the account of each Administrative Agent and the Lenders, as applicable, and to each Arranger, Bookrunner and Co-Manager, for its own account, all fees and expenses (including reasonable fees and expenses of counsel and financial advisor(s) to each Administrative Agent to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Tranche B Funding Date) due and payable in connection with this Agreement on or before the Tranche B Funding Date, including an initial yield payment equal to 3.50% of the aggregate amount of Term Loans funded on the Tranche B Funding Date and the aggregate amount of Revolving Commitments that become Active Revolving Commitments on the Tranche B Funding Date.

5.	The Borrowers shall be in pro forma compliance with Article V as of the Tranche B Funding Date, both before and after giving effect to the Borrowing of any Loans on such date.

6.

The Borrowers shall have (a) delivered to each Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.14, each in form and substance reasonably satisfactory to each Administrative Agent and (b) performed each of the actions described on Schedule 7.14, in each case on or prior to the Tranche B Funding Date.

7.

Each Lender shall have received the equity that it elected to receive on the Tranche B Funding Date pursuant to Section 7.18 or shall have elected to decline to receive any equity pursuant to Section 7.18, and each Lender party to a separate fee letter requiring the delivery of equity of Parent shall have received the equity that it elected to receive on the Tranche B Funding Date pursuant to such fee letter or shall have elected to decline to receive any equity pursuant to such fee letter.

8.	The Parent shall have delivered to Centerview, FTI and each Administrative Agent an updated 13-week cash flow forecast for the Parent and its Restricted Subsidiaries.

9.

The Parent shall have delivered to Centerview, FTI, the Administrative Agents and the Lenders a long term business plan through at least December 31, 2021, in form and substance reasonably acceptable to the Supermajority Lenders and shall have delivered to Centerview and FTI a quarter-by-quarter analysis for the calendar years ending December 31, 2019, December 31, 2020, and December 31, 2021 and any additional information with respect thereto reasonably requested by Centerview and FTI.

10.

The Parent shall have obtained all necessary consents under the Parent’s preferred equity documents required in connection with the incurrence of indebtedness in connection with the Tranche B Funding Date and the terms of such preferred equity documents and consents with respect thereto are acceptable to the Supermajority Lenders.

11.	In no event shall the Tranche B Funding Date occur prior to November 30, 2019.

2

Annex 3.4

Conditions Precedent to Tranche C Funding Date

1.	The Tranche B Funding Date shall have occurred.

2.

All Business Plan Milestones required to be achieved pursuant to Section 7.16 on or prior to the Tranche C Funding Date shall have been achieved by the Parent, unless such Business Plan Milestone has otherwise been waived or extended with the written consent of (x) the Supermajority Lenders or (y) the Administrative Agents (with the written consent of the Supermajority Lenders (which may be by email)).

3.

The election by the Parent’s board of directors of which transaction to implement pursuant to the Business Plan Milestones shall remain acceptable to the Supermajority Lenders in their sole discretion and the Parent shall have taken or caused to be taken all steps to implement such acceptable transaction which are required to have been taken prior to the time required for such step to be taken pursuant to the Business Plan Milestones.

4.

There shall have been paid to each Administrative Agent, for the account of each Administrative Agent and the Lenders, as applicable, and to each Arranger, Bookrunner and Co-Manager, for its own account, all fees and expenses (including reasonable fees and expenses of counsel and financial advisor(s) to each Administrative Agent to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Tranche C Funding Date) due and payable in connection with this Agreement on or before the Tranche C Funding Date, including an initial yield payment equal to 3.50% of the aggregate amount of Term Loans funded on the Tranche C Funding Date and the aggregate amount of Revolving Commitments that become Active Revolving Commitments on the Tranche C Funding Date.

5.	The Borrowers shall be in pro forma compliance with Article V as of the Tranche C Funding Date, both before and after giving effect to the Borrowing of any Loans on such date.

6.

The Borrowers shall have (a) delivered to each Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.14, each in form and substance reasonably satisfactory to each Administrative Agent and (b) performed each of the actions described on Schedule 7.14, in each case on or prior to the Tranche C Funding Date.

7.

Each Lender shall have received the equity that it elected to receive on the Tranche C Funding Date pursuant to Section 7.18 or shall have elected to decline to receive any equity pursuant to Section 7.18, and each Lender party to a separate fee letter requiring the delivery of equity of Parent shall have received the equity that it elected to receive on the Tranche C Funding Date pursuant to such fee letter or shall have elected to decline to receive any equity pursuant to such fee letter.

8.	The Parent shall have delivered to Centerview, FTI and each Administrative Agent an updated 13-week cash flow forecast for the Parent and its Restricted Subsidiaries.

9.

The Parent shall have delivered to Centerview, FTI, the Administrative Agents and the Lenders an updated long term business plan through at least December 31, 2021, in form and substance reasonably acceptable to the Supermajority Lenders and shall have delivered to Centerview and FTI a quarter-by-quarter analysis for the calendar years ending December 31, 2019, December 31, 2020, and December 31, 2021 and any additional information with respect thereto reasonably requested by Centerview and FTI.

10.

The Parent shall have obtained all necessary consents under the Parent’s preferred equity documents required in connection with the incurrence of indebtedness in connection with the Tranche C Funding Date and the terms of such preferred equity documents and consents with respect thereto are acceptable to the Supermajority Lenders.

11.	In no event shall the Tranche C Funding Date occur prior to December 30, 2019.

2

Annex 3.5

Conditions Precedent to Tranche D Funding Date

1.	The Tranche C Funding Date shall have occurred.

2.

All Business Plan Milestones required to be achieved pursuant to Section 7.16 on or prior to the Tranche D Funding Date shall have been achieved by the Parent, unless such Business Plan Milestone has otherwise been waived or extended with the written consent of (x) the Supermajority Lenders or (y) the Administrative Agents (with the written consent of the Supermajority Lenders (which may be by email)).

3.

The election by the Parent’s board of directors of which transaction to implement pursuant to the Business Plan Milestones shall remain acceptable to the Supermajority Lenders in their sole discretion and the Parent shall have taken or caused to be taken all steps to implement such acceptable transaction which are required to have been taken prior to the time required for such step to be taken pursuant to the Business Plan Milestones.

4.

There shall have been paid to each Administrative Agent, for the account of each Administrative Agent and the Lenders, as applicable, and to each Arranger, Bookrunner and Co-Manager, for its own account, all fees and expenses (including reasonable fees and expenses of counsel and financial advisor(s) to each Administrative Agent to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Tranche D Funding Date) due and payable in connection with this Agreement on or before the Tranche D Funding Date, including an initial yield payment equal to 3.50% of the aggregate amount of Term Loans funded on the Tranche D Funding Date and the aggregate amount of Revolving Commitments that become Active Revolving Commitments on the Tranche D Funding Date.

5.	The Borrowers shall be in pro forma compliance with Article V as of the Tranche D Funding Date, both before and after giving effect to the Borrowing of any Loans on such date.

6.

The Borrowers shall have (a) delivered to each Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.14, each in form and substance reasonably satisfactory to each Administrative Agent and (b) performed each of the actions described on Schedule 7.14, in each case on or prior to the Tranche D Funding Date.

7.

Each Lender shall have received the equity that it elected to receive on the Tranche D Funding Date pursuant to Section 7.18 or shall have elected to decline to receive any equity pursuant to Section 7.18, and each Lender party to a separate fee letter requiring the delivery of equity of Parent shall have received the equity that it elected to receive on the Tranche D Funding Date pursuant to such fee letter or shall have elected to decline to receive any equity pursuant to such fee letter.

8.	The Parent shall have delivered to Centerview, FTI and each Administrative Agent an updated 13-week cash flow forecast for the Parent and its Restricted Subsidiaries.

9.

The Parent shall have delivered to Centerview, FTI, the Administrative Agents and the Lenders an updated long term business plan through at least December 31, 2021, in form and substance reasonably acceptable to the Supermajority Lenders and shall have delivered to Centerview and FTI a quarter-by-quarter analysis for the calendar years ending December 31, 2020, and December 31, 2021 and any additional information with respect thereto reasonably requested by Centerview and FTI.

10.

The Parent shall have obtained all necessary consents under the Parent’s preferred equity documents required in connection with the incurrence of indebtedness in connection with the Tranche D Funding Date and the terms of such preferred equity documents and consents with respect thereto are acceptable to the Supermajority Lenders.

11.	In no event shall the Tranche D Funding Date occur prior to January 31, 2020.

2